Exhibit 3E-4

IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached Information Statement, whether received by e-mail or otherwise received as a result of electronic communication, and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the Information Statement, you agree to be bound by the following terms and conditions, including any modifications made to them from time to time, each time you receive any information from Oi S.A. – In Judicial Reorganization (“Oi”), Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”) and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (“Oi Coop”; and together with Oi and PTIF, collectively the “Issuers”), at any time. Capitalized terms used but not otherwise defined in this disclaimer shall have the meaning given to them in the attached Information Statement or the Amended and Restated Information and Election Statement dated February 14, 2018 (the “Election Statement”).

The Information Statement should not be forwarded or distributed to any other person and should not be reproduced in any manner whatsoever. Failure to comply with these instructions may result in a violation of the applicable laws and regulations of the United States or other jurisdictions.

Confirmation of your representation: By accessing the Information Statement you shall be deemed to have represented to the Issuers and to D.F. King, as Information Agent (the “Information Agent”), that:

•	you are a Qualified Holder;

•	you are not a person to whom it is unlawful to send the attached Information Statement under applicable laws and regulations including those outlined in the section entitled “Jurisdictional Restrictions”;

•	you have made all the representations, warranties and undertakings as set forth in this Information Statement (see “Description of the Qualified Recovery Settlement—Representations, Warranties and Covenants of Qualified Holders”); and

•	you consent to delivery of the Information Statement by electronic transmission to you.

The Information Statement has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of the Issuers, the Information Agent or any person who controls, or is a director, officer, employee or agent, of any of them, or any affiliate of any such person, accepts any liability or responsibility whatsoever in respect of any difference between the Information Statement distributed to you in electronic format and the hard copy version available to you on request from the Information Agent at the address specified on the back cover of the attached Information Statement.

You are reminded that the Information Statement has been delivered to you on the basis that you are a person into whose possession the Information Statement may lawfully be delivered in accordance with the laws of the jurisdiction in which you are located or resident and you may not, nor are you authorized to, deliver, transmit, forward or otherwise distribute the Information Statement, directly or indirectly, to any other person.

The materials relating to the Qualified Recovery Settlement to which the Information Statement relates do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law.

Nothing in this electronic transmission constitutes an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would be unlawful. Securities may not be offered or sold in the United States absent registration or an exemption from registration.

You must comply with all laws that apply to you in any place in which you possess this Information Statement. You must also obtain any consents or approvals that you need in order to participate in the Qualified Recovery Settlement and surrender Notes. None of the Issuers or the Information Agent is responsible for your compliance with these legal requirements.

Neither the communication of the Information Statement nor any other offer material relating to the Qualified Recovery Settlement is being made, and the Information Statement has not been approved, by an authorized person for the purposes of section 21 of the UK Financial Services and Markets Act 2000. Accordingly, the Information Statement is not being distributed to, and must not be passed on to, the general public in the United Kingdom. Rather, the communication of the Information Statement as a financial promotion is being made to, and is directed only at: (i) persons outside the United Kingdom; (ii) persons falling within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) investment professionals to whom a financial promotion may be made in accordance with Article 19 of the Order; (iv) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order; or (v) any person to whom it may otherwise lawfully be made in accordance with the Order (such persons together being “relevant persons”). The Information Statement is only available to relevant persons and the transactions contemplated therein will be available only to, or engaged in only with relevant persons, and this financial promotion must not be relied or acted upon by persons other than relevant persons.

CONFIDENTIAL INFORMATION STATEMENT

Oi S.A. – In Judicial Reorganization,

(Incorporated in the Federal Republic of Brazil)

Portugal Telecom International Finance B.V. – In Judicial Reorganization

(Organized in the Netherlands)

and

Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization

(Organized in the Netherlands)

Procedures for Qualified Holders to Surrender their Outstanding Notes for the Qualified Recovery

THE DEADLINE FOR QUALIFIED HOLDERS TO VALIDLY PARTICIPATE AND SURRENDER THEIR NOTES IN CONNECTION WITH THE QUALIFIED RECOVERY SETTLEMENT IS 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 12, 2018, UNLESS EXTENDED BY THE ISSUERS (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

HOLDERS WHO DESIRE TO RECEIVE THE QUALIFIED RECOVERY MUST:

(1) APPEAR ON THE LIST (THE “QUALIFIED ELECTION LIST”) COMPILED BY THE ELECTION TABULATION AGENT (AS DEFINED IN THE ELECTION STATEMENT) OF (A) QUALIFIED BONDHOLDERS (AS DEFINED IN THE ELECTION STATEMENT) THAT MADE A VALID QUALIFIED RECOVERY ELECTION (AS DEFINED IN THE ELECTION STATEMENT) AT OR PRIOR TO 11:59 BRASILIA TIME ON MARCH 8, 2018 AND/OR (B) QUALIFIED TRANSFEREES (AS DEFINED IN THE ELECTION STATEMENT) THAT ARE THE BENEFICIARIES OF VALID QUALIFIED RECOVERY ELECTION TRANSFERS, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE AMENDED AND RESTATED INFORMATION AND ELECTION SOLICITATION STATEMENT DATED FEBRUARY 14, 2018 (THE “ELECTION STATEMENT”) (THE “QUALIFIED HOLDERS”); AND

(2) VALIDLY PARTICIPATE AND SURRENDER A PRINCIPAL AMOUNT OF THE RESPECTIVE SERIES OF NOTES EQUAL TO OR LESS THAN THE PRINCIPAL AMOUNT OF THE RESPECTIVE SERIES OF NOTES THAT APPEAR ON THE QUALIFIED ELECTION LIST FOR SUCH HOLDER IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS INFORMATION STATEMENT.

THE QUALIFIED ELECTION LIST INCLUDES THE NAMES OF QUALIFIED TRANSFEREES AND THE PRINCIPAL AMOUNTS OF THE RESPECTIVE SERIES OF NOTES WITH RESPECT TO ANY NOTES THAT WERE VALIDLY AND PROPERLY TRANSFERRED FOLLOWING THE ELECTION DEADLINE AND PRIOR TO THE DATE OF THIS INFORMATION STATEMENT IN ACCORDANCE WITH A QUALIFIED RECOVERY ELECTION TRANSFER AND THE QUALIFIED TRANSFER PROCEDURES SET FORTH IN THE ELECTION STATEMENT.

Upon the terms and subject to the conditions set forth in this Information Statement (as it may be supplemented and amended from time to time, the “Information Statement”), Oi S.A. – In Judicial Reorganization (“Oi,” and references to “we,” “us” and “our” refer to Oi and its subsidiaries, unless otherwise indicated or the context requires), Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”) and Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (“Oi Coop”; and together with Oi and PTIF, collectively the “Issuers”) are offering:

•	New Senior Notes due 2025 issued by Oi (the “New Notes”);

•	American Depositary Shares (“ADSs”) representing newly issued common shares of Oi (the “New Shares”);

•	ADSs representing common shares of Oi currently held by PTIF (the “PTIF-Held Shares”; and together with the New Shares, collectively, the “Common Shares”); and

•	American Depositary Warrants (“ADWs”) representing Warrants exercisable for newly issued common shares of Oi (the “Warrants”; and together with the New Notes and the ADSs representing Common Shares, collectively, the “Qualified Recovery”).

to Qualified Holders that validly participate and surrender a principal amount of the respective series of the following outstanding notes issued by the applicable Issuer (the “Notes”) equal to or less than the principal amount of the respective series of Notes that appear on the Qualified Election list for such Qualified Holder (the “Qualified Recovery Settlement”):

•	Oi’s 9.75% Senior Notes due 2016 (CUSIP/ISIN Nos. 10553M AC5/US10553MAC55 and P18445 AF6/USP18445AF68);

•	Oi’s 5.125% Senior Notes due 2017 (ISIN No. XS0569301830 and XS0569301327);

•	Oi’s 9.50% Senior Notes due 2019 (CUSIP/ISIN Nos. 87944L AD1/US87944LAD10 and P9037H AK9/USP9037HAK97);

•	Oi’s 5.50% Senior Notes due 2020 (CUSIP/ISIN Nos. 87944L AE9/US87944LAE92, P9037H AL7/USP9037HAL70 and 87944L AF6/USP87944LAF67);

•	Oi Coop’s 5.625% Senior Notes due 2021 (ISIN No. XS1245245045 and XS1245244402);

•	Oi Coop’s 5.75% Senior Notes due 2022 (CUSIP/ISIN Nos. 10553M AD3/US10553MAD39 and P18445 AG4/USP18445AG42);

•	PTIF’s 6.25% Notes due 2016 (ISIN No. PTPTCYOM0008);

•	PTIF’s 4.375% Notes due March 2017 (ISIN No. XS0215828913);

•	PTIF’s 5.242% Notes due November 2017 (ISIN No. XS0441479804);

•	PTIF’s 5.875% Notes due 2018 (ISIN No. XS0843939918);

•	PTIF’s 5.00% Notes due 2019, (ISIN No. XS0462994343);

•	PTIF’s 4.625% Notes due 2020 (ISIN No. XS0927581842); and

•	PTIF’s 4.50% Notes due 2025 (ISIN No. XS0221854200).

The Qualified Recovery Settlement is being provided only to Qualified Holders and only Qualified Holders are authorized to receive or review this Information Statement or to participate in the Qualified Recovery Settlement.

Concurrently with this Qualified Recovery Settlement, holders (the “PTIF 2016 Non-Qualified Holders”) of beneficial interests in PTIF’s 6.25% Notes due 2016 (ISIN No. PTPTCYOM0008) (the “PTIF 2016 Notes”) that appear on the Non-Qualified Election Lists may validly participate and surrender their PTIF 2016 Notes pursuant to the procedures set forth in a separate information statement relating to the Non- Qualified Recovery with respect to the PTIF 2016 Notes (the “PTIF 2016 Notes Non-Qualified Recovery Settlement”). Copies of the information statement relating to the PTIF 2016 Notes Non-Qualified Recovery Settlement are available on the website of Lucid Issuer Services Ltd. as information agent for PTIF’s 6.25% Notes due 2016, at www.lucid-is.com/oi.

In addition, concurrently with this Qualified Recovery Settlement, holders of the Notes (other than the PTIF 2016 Notes) that appear on the (1) Non-Qualified Election List (as defined in the Election Statement) and (2) the Small Bondholder Election List (as defined in the Election Statement), and together with the Non-Qualified Election List, collectively, the “Non-Qualified Recovery Election Lists”) compiled by the Election Tabulation Agent may validly participate and surrender their Notes (other than the PTIF 2016 Notes) pursuant to the procedures set forth in a separate information statement relating to the Non-Qualified Recovery (as defined in the Election Statement).

QUALIFIED HOLDERS THAT DO NOT PARTICIPATE AND VALIDLY SURRENDER THEIR NOTES IN ACCORDANCE WITH THE SETTLEMENT PROCEDURES SET FORTH IN THIS INFORMATION STATEMENT WILL ONLY BE ENTITLED TO RECEIVE THE DEFAULT RECOVERY(AS DEFINED HEREIN).

The Qualified Recovery will consist of New Notes, ADS representing New Shares, ADSs representing PTIF-Held Shares and ADWs representing Warrants in amounts determined based on the amount of credits evidenced by the Notes (the “Bondholder Credits”) of each series of Notes held by a Qualified Holder. Bondholder Credits consist of (1) the principal amount of the Notes that appear on the Qualified Election List for each Qualified Holder and (2) accrued and unpaid interest in respect of such Notes from the last interest payment date that the applicable Issuer made an interest payment on such Notes to, but not including, June 20, 2016 (the “Accrued Interest”), converted into U.S. dollars, if applicable, at the exchange rate for Euros into U.S. dollars on December 11, 2017 as published by Bloomberg or at the exchange rate for reais into U.S. dollars on December 11, 2017 as published by the Brazilian Central Bank.

For illustrative purposes, a Qualified Holder will receive for each US$1,000 of Bondholder Credits validly surrendered and accepted:

•	US$195.61 aggregate principal amount of the New Notes;

•	ADSs representing 179.09 New Shares, with the number of New Shares subject to reduction in the event that any common shares of Oi are subscribed in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to delivering the ADSs representing the New Shares to the Qualified Holders, in which event such Qualified Holder will receive the cash proceeds related to the number of New Shares by which such allocation was reduced;

•	ADSs representing 13.75 PTIF-Held Shares; and

•	ADWs representing Warrants to acquire ADSs representing 13.78 common shares of Oi, at an exercise price of the real equivalent of US$0.01 per common share, with the number of ADWs subject to reduction in the event that any Warrants are issued to subscribers of common shares in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to delivering the ADSs representing the New Shares to the Qualified Holders.

For a detailed description of the Qualified Recovery that the Qualified Holders of each series of Notes will receive per R$1,000, US$1,000 or €1,000 principal amount of each Note held by such Qualified Holder (and the exchange rates used to convert the amounts of Bondholder Credits in Brazilian real and Euros into U.S. dollars) and the Accrued Interest for each series of Notes, as the case may be, see the table on the “Qualified Recovery” section on page 19 of this Information Statement.

In the event that the settlement procedures with respect to the Qualified Recovery are concluded with respect to the New Notes, the ADSs representing New Shares and the ADWs representing Warrants prior to the conclusion of the Dutch bankruptcy proceedings of PTIF, the Issuers expect to distribute the ADSs representing PTIF-Held Shares to Qualified Holders entitled to receive the Qualified Recovery upon the conclusion of the Dutch bankruptcy proceedings of PTIF. However, upon the settlement date of the New Notes, the ADSs representing New Shares and the ADWs representing Warrants, The Depository Trust Company (“DTC”) will debit the accounts of the direct participants designated by the Information Agent with respect to all of the principal amount of Notes of each Qualified Holder that validly participates and surrenders its Notes pursuant to the procedures set forth in this Information Statement.

The common shares of Oi are listed on the Level 1 (Nível 1) listing segment of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”) under the symbol “OIBR3”. The ADSs are listed on The New York Stock Exchange (the “NYSE”) under the symbol “OIBR.C”.

We will apply to the Singapore Exchange Securities Trading Limited, or the SGX-ST, for permission to list the New Notes on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this Information Statement. Admission to the Official List of the SGX-ST is not to be taken as an indication of the merits of the New Notes or our company.

Participating in the Qualified Recovery Settlement involves risks. See the “Risk Factors” section beginning on page 20 of this Information Statement.

THE QUALIFIED RECOVERY SETTLEMENT HAS NOT BEEN REGISTERED, AND WILL NOT BE REGISTERED, UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE QUALIFIED RECOVERY SETTLEMENT HAS NOT BEEN REGISTERED, AND WILL NOT BE REGISTERED, WITH THE BRAZILIAN SECURITIES COMMISSION (COMISSÃO DE VALORES MOBILIÁRIOS), OR THE CVM. (HOWEVER, THE ADSS AND THE ADWS WILL BE REGISTERED UNDER THE SECURITIES ACT.)

THE ISSUERS WILL RELY ON SECTION 1145 OF THE BANKRUPTCY CODE, TO THE EXTENT IT IS APPLICABLE, TO EXEMPT THE ISSUANCE OF THE QUALIFIED RECOVERY FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. SECTION 1145 EXEMPTS FROM REGISTRATION THE SALE OF A DEBTOR’S SECURITIES OFFERED OR SOLD IN EXCHANGE FOR A CLAIM AGAINST SUCH DEBTOR OR AN AFFILIATE OF SUCH DEBTOR. OI AND ITS AFFILIATES HAVE OBTAINED AN ORDER FROM THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK GRANTING RELIEF UNDER SECTION 1145 EXEMPTING THE ISSUANCE OF THE QUALIFIED RECOVERY FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

IN RELIANCE UPON THAT ORDER AND THE 1145 EXEMPTION, THE QUALIFIED RECOVERY ISSUED IN ACCORDANCE WITH THIS INFORMATION STATEMENT WILL BE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ACCORDINGLY, RECIPIENTS WILL BE ABLE TO RESELL THE NEW NOTES, THE COMMON SHARES AND THE WARRANTS, AS WELL AS THE ADSS AND THE ADWS WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS, UNLESS THE RECIPIENT IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, WITHIN THE MEANING OF SECTION 1145(B) OF THE BANKRUPTCY CODE. SECTION 1145(B) OF THE BANKRUPTCY CODE DEFINES “UNDERWRITER” AS ONE WHO (1) PURCHASES A CLAIM WITH A VIEW TO DISTRIBUTION OF ANY SECURITY TO BE RECEIVED IN EXCHANGE FOR THE CLAIM, OR (2) OFFERS TO SELL SECURITIES ISSUED UNDER A PLAN FOR THE HOLDERS OF SUCH SECURITIES, OR (3) OFFERS TO BUY SECURITIES ISSUED UNDER A PLAN FROM PERSONS RECEIVING SUCH SECURITIES, IF THE OFFER TO BUY IS MADE WITH A VIEW TO DISTRIBUTION, OR (4) IS AN “ISSUER” OF THE RELEVANT SECURITY, AS SUCH TERM IS USED IN SECTION 2(11) OF THE SECURITIES ACT.

The date of this Information Statement is June 15, 2018

Unique Token Number

In order for a Qualified Holder to validly participate in the Qualified Recovery Settlement, such Qualified Holder must access the Election Website (as defined below), which is accessible at https://www.dfkingltdevents.com, and obtain its unique identification code that has been assigned by the Information Agent to each Qualified Holder (the “Unique Token Number”). The Unique Token Number will be clearly displayed on the right hand column of each submission on the ‘My Submissions’ page and will consist of a prefix of DFKQ and a five digit number.

As more fully set out below, the Information Agent will be required to confirm that the information provided by each Qualified Holder in its Electronic Instruction (as defined below) conforms to certain of the information provided in its Payment Option Notice (as defined in the Election Statement) or Qualified Transfer Notice (as defined in the Election Statement) submitted to Oi in accordance with the terms of the Election Statement. Therefore, it will be not possible for the Information Agent to confirm this information if a Qualified Holder fails to include its Unique Token Number in its Electronic Instruction.

Procedures for Surrendering Notes Held through DTC

Notes currently held by Qualified Holders through DTC must follow the following procedures to surrender their Notes. Custodial entities that are direct participants in DTC must surrender their Notes through DTC’s Automated Tender Offer Program (“ATOP”). If a Qualified Holder desires to validly participate and surrender its Notes and such Qualified Holder’s Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, then such Qualified Holder must instruct such custodial entity (pursuant to the procedures of the custodial entity) to validly participate and surrender the Notes through ATOP on its behalf.

Each notice of participation and surrender message transmitted through ATOP (an “ATOP Instruction”) must include (i) the name of the beneficial owner, (ii) the aggregate principal amount of Notes which the Qualified Holder wishes to surrender, (iii) the name of the participant and the securities account number in which the Notes are held, (iv) the Unique Token Number (v) the Protocol Number and (vi) the series of Notes (including CUSIP/ISIN) to which the ATOP Instruction refers.

The Information Agent, using the Unique Token Number included in the ATOP Instruction, will confirm that the information provided in such ATOP Instruction conforms to certain of the information previously provided by a Qualified Holder in its Payment Option Notice or Qualified Transfer Notice submitted to Oi in accordance with the terms of the Election Statement, including confirming that the principal amount of Notes surrendered in the ATOP Instruction is equal to or less than the principal amount of the Notes that appears on the Qualified Election List for such Qualified Holder. Upon a Qualified Holder’s execution and delivery of the ATOP Instruction, such Qualified Holder will be deemed to have delivered its Notes into the appropriate “contra” CUSIP through DTC.

Procedures for Surrendering Notes Held through Euroclear Bank S.A./N.V. and Clearstream Banking

Notes currently held by Qualified Holders through Euroclear Bank S.A./N.V. or Clearstream Banking (“Euroclear/Clearstream”) must follow the following procedures to surrender their Notes. Persons who are shown in the records of Euroclear/Clearstream as holders (direct participants) of the Notes must surrender their Notes through a valid electronic notice of participation and surrender message in accordance with the normal procedures of Euroclear/Clearstream (a “Euroclear/Clearstream Instruction”; and, together with the ATOP Instructions, the “Electronic Instructions”). If a Qualified Holder desires to validly participate and surrender its Notes and such Qualified Holder is not shown in the records of Euroclear/Clearstream as a holder of the Notes, then such Qualified Holder must instruct their direct participant and account holder of Euroclear/Clearstream to validly participate and surrender the Notes through a Euroclear/Clearstream Instruction on its behalf.

Each Euroclear/Clearstream Instruction must include (i) the name of the beneficial owner, (ii) the aggregate principal amount of Notes which the Qualified Holder wishes to surrender, (iii) the name of the participant and the securities account number in which the Notes are held, (iv) the Unique Token Number, (v) the Protocol Number, (vi) an authorization to block the Notes for which surrenders are delivered so that no transfers may be effected in relation to such Notes at any time from and including the date on which the direct participant and account holder submits its Euroclear/Clearstream Instruction until the termination or withdrawal of the Qualified Recovery Settlement, all in accordance with the normal procedures of Euroclear/Clearstream and after taking into account the deadlines imposed by Euroclear/Clearstream and (vii) the series of Notes to which the instruction refers.

i

The Information Agent, using the Unique Token Number included in Euroclear/Clearstream Instruction, will confirm that the information provided in such Euroclear/Clearstream Instruction conforms to certain of the information previously provided by a Qualified Holder in its Payment Option Notice or Qualified Transfer Notice submitted to Oi in accordance with the terms of the Election Statement, including confirming that the principal amount of Notes surrendered in Euroclear/Clearstream Instruction is equal to or less than the principal amount of the Notes that appears on the Qualified Election List for such Qualified Holder. Upon a Qualified Holder’s execution and delivery of a Euroclear/Clearstream Instruction, such Qualified Holder will be deemed to have delivered into the appropriate corporate action blocking code through Euroclear/Clearstream.

Procedures for Surrendering PTIF’S 6.25% Notes due 2016 Held through Interbolsa

IMPORTANT NOTICE TO HOLDERS OF PTIF’S 6.25% NOTES DUE 2016 HELD THROUGH INTERBOLSA—THE QUALIFIED RECOVERY SETTLEMENT WILL NOT BE CONDUCTED IN INTERBOLSA. To participate in the Qualified Recovery Settlement, a Qualified Holder of PTIF’s 6.25% Notes due 2016 (ISIN No. PTPTCYOM0008) must either hold such Notes through direct participant in Euroclear/Clearstream or arrange for the transfer of its Notes so that they are held through such direct participant in Euroclear/Clearstream. Any Qualified Holder of such Notes through a direct participant (including following such transfer, if applicable) may participate in the Qualified Recovery Settlement in accordance with the procedures of Euroclear/Clearstream as described above in “Procedures for Surrendering Notes Held through Euroclear Bank S.A./N.V. and Clearstream Banking.”

Notes

No letter of transmittal is required to accompany Notes that are surrendered through an Electronic Instruction. The Issuers have not provided any other procedures to validly participate and surrender Notes. The only manner in which a Qualified Holder may validly participate and surrender its Notes is through an Electronic Instruction.

Qualified Holders must timely and validly participate and surrender their Notes in accordance with the procedures set forth in this Information Statement. Please note that the deadline for a holder and direct participant to submit an Electronic Instruction will be earlier than the Expiration Date specified in this Information Statement.

Distributions of the Qualified Recovery shall be made by means of book-entry exchanges through the facilities of DTC. Upon deposit of the Qualified Recovery with DTC, DTC will credit the accounts of its participants (brokers, dealers, banks, including Euroclear/Clearstream, etc.) identified on the Electronic Instructions, in accordance with the customary practices of DTC.

The Issuers plan to issue the Qualified Recovery for the Notes surrendered in this Qualified Recovery Settlement as soon after the Expiration Date as practicable, but not, in any event, later than July 31, 2018. In the event that the settlement procedures with respect to the Qualified Recovery are concluded with respect to the New Notes, the ADSs representing New Shares and the ADWs representing Warrants prior to the conclusion of the Dutch bankruptcy proceedings of PTIF, the Issuers expect to distribute ADSs representing the PTIF-Held Shares to Qualified Holders entitled to receive the Qualified Recovery upon the conclusion of the Dutch bankruptcy proceedings of PTIF. However, upon the settlement date of the New Notes, the ADSs representing New Shares and the ADWs representing Warrants, DTC will debit the accounts of the direct participants designated by the Information Agent with respect to all of the principal amount of Notes of each Qualified Holder that validly participates and surrenders its Notes pursuant to the procedures set forth in this Information Statement.

As soon as practicable following the Acceptance Date (as defined below), the Information Agent will publish on the Election Website an acceptance notice from Oi substantially in the form of Exhibit A (an “Acceptance Notice”) for each Qualified Holder that validly participates and surrenders its Notes, in accordance with the settlement procedures set forth in this Information Statement. Each Acceptance Notice will confirm (i) that such Qualified Holder is entitled to receive the Qualified Recovery, (ii) the amount of Bondholder Credits with respect to such Qualified Holder’s Notes accepted for settlement, and (iii) the amount of New Notes, ADSs representing New Shares, ADSs representing PTIF-Held Shares and ADWs representing Warrants such Qualified Holder is entitled to receive with respect to such Qualified Holder’s Notes accepted for settlement.

Completion of the Qualified Recovery Settlement is subject to the satisfaction or waiver of the Qualified Recovery Settlement Conditions described under the “Conditions of the Qualified Recovery Settlement.” The Issuers have the right to modify, extend or otherwise amend the Qualified Recovery Settlement if any of the Qualified Recovery Settlement Conditions are not satisfied and such conditions are not waived by the Issuers.

NONE OF THE ISSUERS, THE INFORMATION AGENT, THE BANK OF NEW YORK MELLON (IN ITS CAPACITY AS SETTLEMENT AGENT, TRUSTEE, ADS DEPOSITARY OR ADW DEPOSITARY, AS APPLICABLE), OR ANY OF THEIR AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER QUALIFIED HOLDERS SHOULD PARTICIPATE IN THE QUALIFIED RECOVERY SETTLEMENT AND SURRENDER THEIR NOTES PURSUANT TO THE QUALIFIED RECOVERY SETTLEMENT. EACH QUALIFIED HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE QUALIFIED RECOVERY SETTLEMENT AND TO SURRENDER ITS NOTES.

NEITHER THE INFORMATION AGENT, THE SETTLMENT AGENT, THE TRUSTEE, THE ADS DEPOSITARY, THE ADW DEPOSITARY NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES HAS VERIFIED, OR ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF, ANY OF THE INFORMATION CONCERNING THE QUALIFIED RECOVERY SETTLEMENT, THE ISSUERS OR THE FACTUAL STATEMENTS CONTAINED IN THIS INFORMATION STATEMENT OR ANY OTHER DOCUMENTS REFERRED TO IN THIS INFORMATION STATEMENT OR ASSUMES ANY RESPONSIBILITY FOR ANY FAILURE BY THE ISSUERS TO DISCLOSE EVENTS THAT MAY HAVE OCCURRED AND MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF SUCH INFORMATION.

The Issuers have not authorized anyone to provide you with any information that is different from, or in addition to, the information contained (or incorporated by reference) in this Information Statement. The Issuers are not making an offer of the Qualified Recovery in any jurisdiction where the Qualified Recovery Settlement is not permitted. You should not assume that the information contained in this Information Statement is accurate at any date other than the date on the front cover of this Information Statement.

This Information Statement is confidential. This Information Statement has been prepared by the Issuers solely for use in connection with the proposed surrender of the Notes for the Qualified Recovery described in this Information Statement. You may not reproduce or distribute this Information Statement, in whole or in part, and you may not disclose any of the contents of this Information Statement or use any information herein for any purpose other than considering the Qualified Recovery Settlement. You agree to the foregoing by accepting delivery of this Information Statement.

The Issuers, the Information Agent and the Settlement Agent make no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this Information Statement. Nothing contained in this Information Statement is, or shall be relied upon as, a promise or representation by the Issuers as to the past or future. Each of the Issuers has furnished the information contained in this Information Statement regarding it and the Qualified Recovery Settlement.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority, has approved or disapproved the Qualified Recovery nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Information Statement. Any representation to the contrary is a criminal offense.

This Information Statement is personal to you and does not constitute an offer to any other person or to the public in general to surrender the Notes for the Qualified Recovery. You are authorized to use this Information Statement solely for the purpose of considering the Qualified Recovery Settlement.

The distribution of this Information Statement and the issuance of the Qualified Recovery in connection with this Qualified Recovery Settlement in certain jurisdictions may be restricted by law. The Issuers require persons who possess this Information Statement to inform themselves about, and to observe, any such restrictions. This Information Statement does not constitute an offer of, or an invitation to surrender, any of the Notes in any jurisdiction in which such offer or invitation would be unlawful.

In making decision to surrender the Notes for the Qualified Recovery, Qualified Holders must rely on their own examination of the Issuers, and the terms of the Qualified Recovery Settlement, including the merits and risks involved.

The contents of this Information Statement are not, and Qualified Holders should not construe anything in this Information Statement as, legal, business or tax advice. Each Qualified Holder should consult its own legal, tax or other advisors as needed to make its decision to surrender and to determine whether it is legally permitted to receive the New Notes, under applicable law.

This Information Statement contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to Oi.

Neither the communication of this Information Statement nor any other offer material relating to the Qualified Recovery Settlement is being made, and this Information Statement has not been approved, by an authorized person for the purposes of section 21 of the UK Financial Services and Markets Act 2000. Accordingly, this Information Statement is not being distributed to, and must not be passed on to, the general public in the United Kingdom. Rather, the communication of this Information Statement as a financial promotion is being made to, and is directed only at: (i) persons outside the United Kingdom; (ii) persons falling within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) investment professionals to whom a financial promotion may be made in accordance with Article 19 of the Order; (iv) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order; or (v) any person to whom it may otherwise lawfully be made in accordance with the Order (such persons together being “relevant persons”). This Information Statement is only available to relevant persons and the transactions contemplated herein will be available only to, or engaged in only with relevant persons, and this financial promotion must not be relied or acted upon by persons other than relevant persons

v

INCORPORATION BY REFERENCE

Oi is subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with which it files annual reports on Form 20-F with the SEC. This Information Statement incorporates by reference Oi’s annual report on Form 20-F for the years ended December 31, 2017 and 2016 (“Oi’s Annual Report”), filed with the SEC on May 16, 2018.

Incorporation by reference of information contained in Oi’s Annual Report means that (1) this information is considered part of this Information Statement, and (2) important information is disclosed to Qualified Holders by reference to Oi’s Annual Report incorporated herein by reference.

Oi’s Annual Report incorporated herein by reference contains important information about Oi and its results of operations and financial condition and is an important part of this Information Statement.

Any statement contained in Oi’s Annual Report that is incorporated herein by reference will be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein modifies or supersedes that statement.

See “Available Information” for information on how to obtain Oi’s Annual Report or other information relating to Oi.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. Some of the matters discussed concerning Oi’s business operations and financial performance include forward-looking statements within the meaning of the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although Oi’s believes that these forward-looking statements are based upon reasonable assumptions, these statements are subject to several risks and uncertainties and are made in light of information currently available to Oi.

Many important factors could cause Oi’s actual results to differ substantially from those anticipated in its forward-looking statements, including, among other things:

•	Oi’s failure to implement the RJ Plan, including the Capital Increase (as defined below) and the Cash Capital Increase (as defined in Oi’s Annual Report), and continue as a going concern;

•	a stay of the effects of the Brazilian Confirmation Order;

•	the effects of intense competition in Brazil and the other countries in which Oi has operations and investments;

•	material adverse changes in economic conditions in Brazil or the other countries in which Oi has operations and investments;

•	the Brazilian government’s telecommunications policies that affect the telecommunications industry and Oi’s business in Brazil in general, including issues relating to the remuneration for the use of our network in Brazil, and changes in or developments of ANATEL regulations applicable to Oi;

•	the cost and availability of financing;

•	the general level of demand for, and changes in the market prices of, Oi’s services;

•	Oi’s ability to implement our corporate strategies in order to expand Oi’s customer base and increase its average revenue per user;

•	political, regulatory and economic conditions in Brazil, notably with respect to inflation, exchange rate fluctuation of the real, interest rates fluctuation and the political environment in Brazil;

•	the outcomes of legal and administrative proceedings to which Oi is or will become a party; and

•	changes in telecommunications technology that could require substantial or unexpected investments in infrastructure or that could lead to changes in Oi’s customers’ behavior.

The forward-looking statements are not guarantees of future performance, and Oi’s actual results or other developments may differ materially from the expectations expressed in the forward-looking statements. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections. Because of these uncertainties, Qualified Holders should not rely on these forward-looking statements.

The Issuers undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SUMMARY

The following summary contains information about Oi and the Qualified Recovery Settlement. It does not contain all of the information that may be important to you in making a decision to participate in the Qualified Recovery Settlement. For a more complete understanding of the Issuers and the Qualified Recovery Settlement we urge Qualified Holders to read this Information Statement carefully, including the sections entitled “Risk Factors” and “Incorporation by Reference”.

Overview

Oi is one of the principal integrated telecommunications service providers in Brazil with approximately 59.7 million revenue generating units, as of December 31, 2017. Oi operates throughout Brazil and offers a range of integrated telecommunications services that include fixed-line and mobile telecommunication services, network usage (interconnection), data transmission services (including broadband access services), Pay-TV (including as part of double-play, triple-play and quadruple-play packages), internet services and other telecommunications services for residential customers, small, medium and large companies and governmental agencies. Oi owns 355,273 kilometers of installed fiber optic cable, distributed throughout Brazil. Oi’s mobile network covers areas in which approximately 90.2% of the Brazilian population lives and works. According to the National Telecommunications Agency (“Agência Nacional de Telecomunicações”), created by Law No. 9,472, dated July 16, 1997, (“ANATEL”), as of December 31, 2017, Oi had a 16.5% market share of the Brazilian mobile telecommunications market and a 33.1% market share of the Brazilian fixed-line market.

Oi’s traditional Residential Services business in Brazil includes (1) local and long-distance fixed-line voice services and public telephones, in accordance with the concessions granted to Oi by ANATEL, (2) broadband services, (3) Pay-TV services, and (4) network usage services (interconnection). Oi is the largest fixed-line telecommunications company in Brazil in terms of total number of lines in service as of December 31, 2017. Oi is the principal fixed-line telecommunications services provider in its service areas, comprising the entire territory of Brazil other than the State of São Paulo, based on Oi’s 12.9 million fixed lines in service as of December 31, 2017, with a market share of 52.5% of the total fixed lines in service in Oi’s service areas as of December 31, 2017.

Oi offers a variety of high-speed broadband services in its fixed-line service areas, including services offered by its subsidiaries Oi Mobile S.A. and Brasil Telecom Comunicação Multimídia Ltda. Oi’s broadband services primarily utilize Asymmetric Digital Subscriber Line, or ADSL, technology. As of December 31, 2017, Oi had 5.9 million ADSL subscribers, representing 46% of its fixed lines in service as of that date.

Oi offers Pay-TV services under its Oi TV brand. Oi delivers Pay-TV services throughout its residential service areas using direct-to-home satellite technology.

Oi’s Personal Mobility Services business offers mobile telecommunications services throughout Brazil, as well as network usage services (interconnection). Based on Oi’s 39.0 million mobile subscribers as of December 31, 2017, it believes that it is one of the principal mobile telecommunications service providers in Brazil. Based on information available from ANATEL, as of December 31, 2017 Oi’s market share was 16.5% of the total number of mobile subscribers in Brazil.

Oi’s B2B Services business provides voice, data and Pay TV services to its small- and medium-sized enterprise and corporate (including government) customers throughout Brazil. Oi also provides wholesale interconnection, network usage and traffic transportation services to other telecommunications providers.

Oi also holds significant interests in telecommunications companies in Angola, Cape Verde, and São Tomé and Principe in Africa and Timor Leste in Asia. Oi’s interests in telecommunications companies in Africa are held through Africatel Holding B.V., or Africatel, in which Oi own an 86% interest. Oi’s interests in telecommunications companies in Timor Leste are held through TPT—Telecomunicações Públicas de Timor, S.A., or TPT, in which Oi own a 76.14% interest. On September 16, 2014, Oi’s board of directors authorized its management to take the necessary measures to market its shares in Africatel, representing 75% of the share capital of Africatel. In addition, on June 17, 2015, Oi’s board of directors authorized its management to take the necessary measures to market its shares in TPT, representing 76.14% of the share capital of TPT. Due to the many risks involved in the ownership of these interests, particularly Oi’s indirect interest in UNITEL Corporation LLC, Oi cannot predict when a sale of these assets may be completed.

For more information about Oi, see “Item 4. Information on the Company” of Oi’s Annual Report.

Judicial Reorganization

On June 20, 2016, Oi, together with Telemar, Oi Mobile, Oi Coop, PTIF, Copart 4 and Copart 5, filed a joint voluntary petition for judicial reorganization (recuperação judicial) pursuant to Brazilian Law No. 11,101 of June 9, 2005 (the “Brazilian Bankruptcy Law” with the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro (the “RJ Court”), pursuant to an urgent measure approved by Oi’s board of directors.

On December 19 and 20, 2017, the general creditors meeting (the “GCM”) was held to consider approval of the most recently filed judicial reorganization plan. The GCM concluded on December 20, 2017 following the approval of the judicial reorganization plan reflecting amendments to the judicial reorganization plan presented at the GCM as negotiated during the course of the GCM (the “RJ Plan”).

On January 8, 2018, the RJ Court entered an order (the “Brazilian Confirmation Order”) which, among other things, ratified the RJ Plan according to its terms, but modifying certain provisions of the RJ Plan. The RJ Plan became effective on February 5, 2018 (the “Brazilian Confirmation Date”) upon the publication of the Brazilian Confirmation Order in the Official Gazette of the State of Rio de Janeiro (Diário Oficial do Estado do Rio de Janeiro).

For more information about the judicial reorganization, see “Item 4. Information on the Company—Our Recent History and Development—Our Judicial Reorganization Proceedings” of Oi’s Annual Report.

Recent Developments

Recovery Elections

Under the RJ Plan, certain groups of creditors were entitled to make elections with respect to the form of the recovery that they were entitled to receive. The period to make these elections commenced on the Brazilian Confirmation Date and was scheduled to expire on February 26, 2018. On February 26, 2018, the RJ Court extended the election deadline applicable to beneficial holders of bonds issued by Oi, Oi Coop and PTIF until March 8, 2018.

As of the end of the election period applicable to the bonds issued by Oi, Oi Coop and PTIF, Qualified Bondholders with Bondholder Credits representing an aggregate of US$8,463 million of claims had elected to receive the Qualified Recovery and Non-Qualified Bondholders with Bondholder Credits representing an aggregate of US$187 million of claims had elected to receive the Non-Qualified Recovery. In the event that all such holders participate in the settlement procedures, we expect (1) to issue approximately US$1,655 million principal amount of New Notes, approximately 1,516 million new common shares and Warrants to subscribe to approximately 117 million new common shares, (2) that the aggregate principal amount of the Non-Qualified Credit Agreement will be approximately US$94 million, and (3) the holders of the remaining outstanding Bondholder Credits will be entitled to the Default Recovery with an aggregate principal amount of approximately US$1,094 million. For more information regarding the recoveries available to the holders of the bonds issued by Oi, Oi Coop and PTIF, see “Item 5. Operating and Financial Review and Prospects—Liabilities Subject to Compromise—Fixed Rate Bonds” of Oi’s Annual Report.

Chapter 15 Proceedings

On April 17, 2018, the foreign representative for Oi, Telemar, Oi Coop and Oi Mobile filed a motion with the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”) seeking an order of that court granting, among other things, full force and effect to the RJ Plan and the Brazilian Confirmation Order in the United States. The U.S. Bankruptcy Court held a hearing on this motion on May 29, 2018 and on June 14, 2018, the U.S. Bankruptcy Court granted the requested order. As a result, the claims with respect to the bonds issued by Oi and Oi Coop have been novated and discharged under New York law and the holders of these bonds are entitled only to receive the recovery set forth in the RJ Plan in exchange for the claims represented by these bonds.

Dutch Proceedings

On April 10, 2018, PTIF deposited a draft of the PTIF Composition Plan with the District Court of Amsterdam (the “Dutch Court”) and Oi Coop deposited a draft of the Oi Coop Composition Plan with the Dutch Court. The PTIF Composition Plan and the Oi Coop Composition Plan each provide for the restructuring of the claims against PTIF and Oi Coop and “mirror” the material terms and conditions as the RJ Plan.

On May 17, 2018, meetings of each series of bonds issued by PTIF were held at which the bondholders voted in favor of extraordinary resolutions providing for: (i) release Oi’s guarantee for each of the relevant series of bonds, subject to the conditions set out therein, (ii) authorize the trustee of each outstanding series of bonds issued by PTIF (the “PTIF Bond Trustee”) to act as a sole creditor of such PTIF bonds, submit a claim on behalf of the holders of the PTIF bonds to Mr. J.L.M. Groenewegen, as bankruptcy trustee of PTIF in the Netherlands (the “PTIF Bankruptcy Trustee”) in relation to the PTIF bankruptcy and vote in favor of the PTIF Composition Plan, and (iii) authorize the PTIF Bond Trustee to request the PTIF Bankruptcy Trustee in respect of its vote on behalf of PTIF, to vote in favor of the Oi Coop Composition Plan.

On June 1, 2018, at a meeting of the creditors of PTIF in the Netherlands, the creditors of PTIF approved the PTIF Composition Plan and directed the PTIF Bankruptcy Trustee to vote PTIF’s claims in Oi Coop in favor of the Oi Coop Composition Plan. Also on June 1, 2018, at a meeting of the creditors of Oi Coop, the creditors of Oi Coop approved the Oi Coop Composition Plan.

On June 11, 2018, the Dutch Court confirmed the PTIF Composition Plan and the Oi Coop Composition Plan at a homologation hearing. The homologation is subject to an eight day appeal period, following which, if no appeals are taken during this period, the PTIF Composition Plan and the Oi Coop Composition Plan will take effect as a matter of Dutch law and PTIF and Oi Coop will exit bankruptcy.

Results of First Quarter of 2018

On May 28, 2018, Oi released its consolidated financial statements as of and for the three months ended March 31, 2018 prepared in accordance with Brazilian GAAP. These financial statements are not fully comparable to Oi’s audited consolidated financial statements prepared in accordance with U.S. GAAP that appear in Oi’s Annual Report.

Under Brazilian GAAP, Oi reported net operating revenue for the first quarter of 2018 of R$5,668 million, gross profit of R$1,930 million, operating income before financial expenses, net and taxes of R$303 million, and net income of R$30,526 million.

Under Brazilian GAAP, Oi reported cash flows provided by operating activities of R$815 million for the first quarter of 2018, cash flows used in investing activities of R$1,431 million, and cash flows used in financing activities of R$176 million.

Risk Factors

Participating in the Qualified Recovery Settlement involves substantial risk. See “Item 3. Key Information—Risk Factors” in Oi’s Annual Report and “Risk Factors” for a discussion certain factors that you should consider before deciding to participate in the Qualified Recovery Settlement.

Additional Information

Oi’s principal executive office is located at Rua Humberto de Campos No. 425, 8th floor–Leblon, 22430-190 Rio de Janeiro, RJ, Brazil, and its telephone number at this address is +55 (21) 3131-2918. The registered address of Oi’s directors is Rua do Lavradio, 71, 2nd floor–Centro, 20230-070 Rio de Janeiro, RJ, Brazil.

SUMMARY OF THE QUALIFIED RECOVERY SETTLEMENT

This summary highlights information contained elsewhere or incorporated by reference in this Information Statement. It does not contain all of the information that may be important to Qualified Holders on whether or how to participate in the Qualified Recovery Settlement. Qualified Holders should read this entire Information Statement and the documents incorporated herein by reference.

The Qualified Recovery Settlement	The Issuers are offering to Qualified Holders: (1) the New Notes; (2) ADSs representing the New Shares; (3) ADSs representing the PTIF-Held Shares; and (4) ADWs representing the Warrants.
Qualified Holders

Holders of beneficial interests in the Notes, in each case, that appear on the Qualified Election List of (1) Qualified Holders that made a valid Qualified Recovery Election and (2) Qualified Transferees that are the beneficiaries of valid Qualified Recovery Election Transfers, in each case, in accordance with the procedures set forth in the Election Statement.

In accordance with the procedures for Qualified Recovery Election Transfers set forth in the Election Statement, no Qualified Recovery Election Transfer will be recorded with respect to any transfer of Notes that occurs on or after June 15, 2018, the date on which the Qualified Settlement Procedure has commenced. Any Qualified Transfer Notice with respect to such transfer will not be accepted and shall be invalid.

Only Qualified Holders that appear on the Qualified Election List are authorized to participate in the Qualified Recovery Settlement, and only principal amounts of each series of Notes that are less than or equal to the principal amounts of such series shown as owned by such Qualified Holders will be accepted for surrender and settlement.

The Qualified Election List includes the names of Qualified Transferees and the principal amounts of the respective series of Notes with respect to any Notes that were validly and properly transferred following the Election Deadline and prior to the date of this Information Statement in accordance with a Qualified Recovery Election Transfer and the Qualified Transfer Procedures set forth in the Election Statement.

Qualified Holders that appear on the Qualified Election List and fail to timely participate in this Qualified Recovery Settlement in compliance with the settlement procedures set forth in this Information Statement will ONLY be entitled to receive the Default Recovery with respect to their Bondholder Credits.

Qualified Recovery

The “Qualified Recovery” will consist of the New Notes, ADSs representing New Shares, ADSs representing PTIF-Held Shares and ADWs representing Warrants in amounts determined based on the amount of Bondholder Credits evidenced by the Notes of each series of Notes held by a Qualified Holder. Bondholder Credits consist of (i) the principal amount of the Notes that appear on the Qualified Election List for each Qualified Holder, and (ii) the Accrued Interest in respect of such Notes, converted into U.S. dollars, if applicable, at the exchange rate for Euros into U.S. dollars on December 11, 2017 as published by Bloomberg or at the exchange rate for reais into U.S. dollars on December 11, 2017 as published by the Brazilian Central Bank.

For illustrative purposes, a Qualified Holder will receive for each US$1,000 of Bondholder Credits held:

•   US$195.61 aggregate principal amount of the New Notes;

•   ADSs representing 179.09 New Shares, with the number of New Shares subject to reduction in the event that any common shares of Oi are subscribed in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to issuing the ADSs representing the New Shares to the Qualified Holders, in which event such Qualified Holder will receive the cash proceeds related to the number of New Shares by which such allocation was reduced;

•   ADSs representing 13.75 PTIF-Held Shares; and

•   ADWs representing Warrants to acquire ADSs representing 13.78 common shares of Oi, at an exercise price of the real equivalent of US$0.01 per common share, with the number of ADWs subject to reduction in the event that any Warrants are issued to subscribers of common shares in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to delivering the ADSs representing the New Shares to the Qualified Holders.

For a detailed description of the Qualified Recovery that the Qualified Holders of each series of Notes will receive per R$1,000, US$1,000 or €1,000 principal amount of each Note held by such Qualified Holder (and the exchange rates used to convert the Bondholder Credit amounts in Brazilian real and Euros into U.S. dollars) and the Accrued Interest for each series of Notes as the case may be, see the table on the “Qualified Recovery” section on page 19 of this Information Statement.

We will issue New Notes in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. If the principal amount of Notes surrendered by a Qualified Holder would result in such holder being entitled to New Notes in a principal amount that is not an integral multiple of US$1,000, the principal amount of the New Notes issued to such Qualified Holder will be rounded down to the next integral multiple of US$1,000. No consideration will be provided in lieu of fractional New Notes that are rounded down. As a result, a Holder that surrenders Notes in a principal amount that would result in the issuance of New Notes in an amount of less than US$1,000 will not receive any New Notes.

No fractional Common Shares, ADSs, Warrants or ADWs shall be distributed. When any distribution would otherwise result in the issuance of a number of Common Shares, ADSs, Warrants or ADWs that is not a whole number, the Common Shares, ADSs, Warrants or ADWs will be rounded to the next lower whole number. No consideration will be provided in lieu of fractional Common Shares, ADSs, Warrants or ADWs that are rounded down.

Expiration Date

The deadline for Qualified Holders to validly surrender their Notes in accordance with the settlement procedures set forth in this Information Statement is 5:00 p.m., New York City time, on July 12, 2018, unless extended by the Issuers in their sole discretion.

Acceptance Date

As soon as practicable following the Expiration Date, the Information Agent will:

•   Reject any Notes surrendered by any person that does not appear on the Qualified Election List (or does not include a valid Unique Token Number in its Electronic Instruction) and return such Notes to their holders;

•   Confirm that the principal amount of each series of Notes surrendered by each Qualified Bondholder that appears on the Qualified Election List is not in excess of the principal amount of such series of Notes that appears on the Qualified Election List with respect to such Qualified Bondholder, and return all Notes of each series in excess of such principal amount to the applicable Qualified Bondholder;

•   Confirm to Oi the full legal name, contact information and Unique Token Number of each Qualified Bondholder that appear on the Qualified Election List that has validly surrendered Notes in accordance with the settlement procedures set forth in this Information Statement and the principal amount of each series of Notes validly surrendered by such Qualified Bondholder;

•   Confirm to Oi the amount of each part of the Qualified Recovery that each Qualified Holder is entitled to receive; and

•   Confirm to the Settlement Agent the aggregate principal amount of the New Notes, the ADSs representing New Shares, the ADSs representing PTIF-Held Shares and the ADWs representing Warrants that will be distributed by book entry exchange to DTC.

The “Acceptance Date” shall be the date that each of the preceding items has been satisfied.

Settlement

As soon as practicable following the Acceptance Date, the Information Agent will publish the Acceptance Notices from Oi on the Election Website: https://www.dfkingltdevents.com. Qualified Holders will be able to access their Acceptance Notices through the ‘My Submissions’ page of the Election Website.

Subject to the terms and conditions of the Qualified Recovery Settlement, the Issuers plan to issue the Qualified Recovery for Notes validly surrendered and accepted in the Qualified Recovery Settlement as soon as practicable following the Acceptance Date, but in no event, later than July 31, 2018.

In the event that the settlement procedures with respect to the Qualified Recovery are concluded with respect to the New Notes, the ADSs representing New Shares and the ADWs representing Warrants prior to the conclusion of the Dutch bankruptcy proceedings of PTIF, the Issuers expect to distribute the ADSs representing PTIF-Held Shares to each Qualified Holder entitled to receive the Qualified Recovery upon the conclusion of the Dutch bankruptcy proceedings of PTIF. However, upon the settlement date of the New Notes, ADSs representing the New Shares and the ADWs representing Warrants, DTC will debit the accounts of the direct participants designated by the Information Agent with respect to all of the principal amount of Notes of each Qualified Holder that validly participates and surrenders its Notes pursuant to the procedures set forth in this Information Statement.

The “Settlement Date” shall be the date that the Qualified Recovery is issued and distributed to each Qualified Holder entitled to receive the Qualified Recovery, provided however, that if the settlement procedures with respect to the Qualified Recovery are concluded with respect to the New Notes, the ADSs representing New Shares and the ADWs representing Warrants prior to the conclusion of the Dutch bankruptcy proceedings of PTIF, the Issuers expect to distribute the ADSs representing PTIF-Held Shares to each Qualified Holder entitled to receive the Qualified Recovery upon the conclusion of the Dutch bankruptcy proceedings of PTIF.

Consequences of Failing to Participate

Qualified Holders that do not validly participate and surrender their Notes in accordance with the settlement procedures set forth in this Information Statement will ONLY be entitled to receive the Default Recovery.

The Default Recovery will consist of an unsecured right to payment of 100% of the principal amount of the Bondholder Credits of a Qualified Bondholder, payable in five equal annual installments commencing on: (1) June 14, 2038, for Notes held through DTC and (2) the 20th anniversary of the date of the Homologation Order for Notes held through Euroclear/Clearstream. See “Description of the Default Recovery” for more details regarding the terms and conditions of the Default Recovery.

Withdrawal Rights

Notes submitted in the Qualified Recovery Settlement may not be withdrawn prior to the Settlement Date, except as otherwise may be required by law or pursuant to the indenture or trust deed governing the applicable series of Notes.

Procedures for Submitting Notes	The procedures for Qualified Holders to participate in the Qualified Recovery Settlement depend on whether such Qualified Holder holds its Notes through DTC or Euroclear/Clearstream.
Notes Held through DTC

In order to properly participate in the Qualified Recovery Settlement, surrender their Notes held through DTC and receive the Qualified Recovery, a Qualified Holder must:

(1)   access the Election Website, which is accessible at https://www.dfkingltdevents.com, and obtain its Unique Token Number, which will be clearly displayed on the right hand column of each submission on the ‘My Submissions’ page and will consist of a prefix of DFKQ and a five digit number; and

(2)   surrender its Notes through an ATOP Instruction, which must include (i) the name of the beneficial owner, (ii) the aggregate principal amount of Notes which the Qualified Holder wishes to surrender, (iii) the name of the participant and the securities account number in which the Notes are held, (iv) the Unique Token Number, (v) the Protocol Number, and (vi) the series of Notes (including CUSIP/ISIN) to which the ATOP Instruction refers.

Qualified Holders of Notes who are not direct participants of DTC must contact their custodian to arrange for their direct participants in DTC through which they hold Notes to surrender the Notes through ATOP in accordance with the procedures of DTC and the deadlines required by DTC.

DTC may impose additional deadlines in order to properly process the surrender of the Notes. As part of surrendering the Notes, Qualified Holders should be aware of and comply with any such deadlines.

The Information Agent will confirm that the information provided in such ATOP Instruction conforms to certain of the information previously provided by the Qualified Holders in the Payment Option Notice or Qualified Transfer Notice submitted to Oi in accordance with the Election Statement. Upon a Qualified Holder’s execution and delivery of the ATOP Instruction, such Qualified Holders will be deemed to have delivered its Notes into the appropriate “contra” CUSIP through DTC.

Notes Held through Euroclear/Clearstream

In order to properly participate in the Qualified Recovery Settlement, deliver their Notes held through Euroclear/Clearstream and receive the Qualified Recovery, a Qualified Holders must:

(1)   access the Election Website, which is accessible at https://www.dfkingltdevents.com, and obtain its Unique Token Number, which will be clearly displayed on the right hand column of each submission on the ‘My Submissions’ page and will consist of a prefix of DFKQ and a five digit number; and

(2)   surrender its Notes through a Euroclear/Clearstream Instruction, which must include (i) the name of the holder (beneficial owner), (ii) the aggregate principal amount of Notes which the Qualified Holder wishes to surrender, (iii) the name of the participant and the securities account number in which the Notes are held, (iv) the Unique Token Number, (v) the Protocol Number, (vi) an authorization to block the Notes for which surrenders are delivered so that no transfers may be effected in relation to such Notes at any time from and including the date on which the holder (beneficial owner) submits its Euroclear/Clearstream Instruction until the termination or withdrawal of the Qualified Recovery Settlement, all in accordance with the normal procedures of Euroclear/Clearstream and after taking into account the deadlines imposed by Euroclear/Clearstream, and (vii) the series of Notes to which the instruction refers.

Qualified Holders of Notes who are not shown in the records as beneficial owners of the Notes must contact and instruct their holders (direct participants) to submit the Euroclear/Clearstream Instruction in accordance with the procedures of Euroclear/Clearstream (as applicable) and the deadlines required by Euroclear/Clearstream (as applicable).

Euroclear/Clearstream may impose additional deadlines in order to properly process the surrender of the Notes. As part of surrendering the Notes, Qualified Holders should be aware of and comply with any such deadlines.

On or prior to the Acceptance Date, the Information Agent will confirm that the information provided in such Euroclear/Clearstream Instruction conforms to certain of the information previously provided by the Qualified Holders in the Payment Option Notice and Qualified Transfer Notice submitted to Oi in accordance with the Election Statement. Upon a Qualified Holder’s execution and delivery of the Euroclear/Clearstream Instruction, such Qualified Holder will be deemed to have delivered its Notes into the appropriate corporate action blocking code through Euroclear/Clearstream.

Settlement Procedures

As soon as practicable following the Acceptance Date, the Information Agent will publish on the Election Website an Acceptance Notice from Oi for each Qualified Holder that validly participates and surrenders its Notes in accordance with the settlement procedures set forth in this Information Statement. Each Acceptance Notice will confirm (i) that such Qualified Holder is entitled to receive the Qualified Recovery, (ii) the amount of Bondholder Credits with respect to such Qualified Holder’s Notes accepted for settlement, and (iii) the principal amount of New Notes and the number of ADSs representing New Shares, ADSs representing PTIF-Held Shares and ADWs representing Warrants to which such Qualified Holder is entitled to receive with respect to such Qualified Holder’s Notes accepted for settlement.

Distributions of the Qualified Recovery shall be made by book-entry exchanges through the facilities of DTC. Upon deposit of the New Notes, ADSs representing New Shares, ADSs representing PTIF-Held Shares and ADWs representing Warrants with DTC, DTC will credit the accounts of its participants (brokers, dealers, banks, including Euroclear/Clearstream, etc.) that have submitted Electronic Instructions in accordance with the customary practices of DTC.

If, for any reason whatsoever, acceptance for Notes surrendered pursuant to the Qualified Recovery Settlement is delayed (whether before or after our acceptance of the Notes) or the Issuers extend the Qualified Recovery Settlement or are unable to accept the Notes surrendered pursuant to the Qualified Recovery Settlement, then, without prejudice to the Issuers’ rights set forth herein, the Issuers may instruct DTC to retain surrendered Notes, and those Notes may not be withdrawn, subject to the limited circumstances described in “Withdrawal of Surrenders” below.

Conditions of the Qualified Recovery Settlement

The Issuers’ obligation to accept Notes for settlement and to issue the Qualified Recovery is subject to:

(1)   all actions, documents, certificates, and agreements necessary to implement the settlement and delivery of the Qualified Recovery shall have been effected or executed and delivered;

(2)   all authorizations, consents, and regulatory approvals required, if any, in connection with implementation of the settlement and delivery of the Qualified Recovery shall have been obtained or waived;

(3)   each of the conditions precedents set forth in Exhibit 4.3.3.5(c) of the RJ Plan have been satisfied or waived in accordance with the RJ Plan;

(4)   the absence of any law or regulation which could, and the absence of any pending or threatened injunction or action or other proceeding which could, make unlawful or invalid or enjoin the implementation of the Qualified Recovery;

(5)   the Form T-3 filed with the SEC to qualify the indenture governing the New Notes under the U.S. Trust Indenture Act of 1939 shall have been declared effective by the SEC;

(6)   the Form F-6 registration statement filed with the SEC to register the ADWs to be issued under the deposit agreement shall have been declared effective by the SEC; and

(7)   Oi’s board of directors shall have confirmed the Capital Increase (1) fully in the event that the Initial Allocation Number (as defined under “Description of the Rights Offering”) is equal to or exceeds the maximum number of Offered Shares (as defined under “Description of the Rights Offering”), or (2) partially in the event that the Initial Allocation Number is equal to at least the minimum number of Offered Shares.

Certain Tax Consequences

See “Taxation” and the other information included in this Information Statement for a discussion of material Brazilian, United States and Dutch tax considerations you should carefully consider before deciding to surrender your Notes in accordance with the settlement procedures set forth in this Information Statement.

Risk Factors

See “Item 3. Key Information—Risk Factors” in Oi’s Annual Report and “Risk Factors” in this Information Statement for a discussion of factors you should carefully consider before deciding to surrender your Notes in accordance with the settlement procedures set forth in the Qualified Recovery Settlement.

Settlement Website	The website, https://sites.dfkingltd.com/oisettlement, operated by the Information Agent for the purpose of this Information Statement.

SUMMARY OF THE COMMON SHARES AND ADSS

The summary below describes the principal terms of the Common Shares and the ADSs, which are identical. Certain of the terms and conditions described below are subject to important limitations and exceptions. For more detailed descriptions of the terms and conditions of the Common Shares see “Item 10. Additional Information—Description of Oi’s By-laws” of Oi’s Annual Report. The “Description of the American Depositary Shares” section of this Information Statement contains more detailed descriptions of the terms and conditions of the ADSs.

Issuer	Oi S.A. – In Judicial Reorganization.
Securities Offered:
New Shares	ADSs representing up to 1,515,801,466 common shares of Oi.
PTIF-Held Shares	ADSs representing up to 116,368,809 common shares of Oi currently held by PTIF.
Brazilian Pre-emptive Rights

The issuance of New Shares is subject to pre-emptive rights to which existing holders of common shares and preferred shares of Oi are entitled, in accordance with Brazilian law. The issue price of the New Shares will be R$7.00 per New Share. In connection with the pre-emptive rights, Oi will also issue 0.076923076660 Warrants to the subscribers of the New Shares, for each New Share subscribed. To the extent that existing holders of common shares and preferred shares of Oi subscribe for New Shares by exercising their pre-emptive rights, the number of New Shares to be delivered to Qualified Holders who elect to participate in the Qualified Recovery Settlement will be reduced on a pro rata basis and such Qualified Holders will receive the cash proceeds related to the number of New Shares by which their allocation was reduced. The pre-emptive rights may be exercised during a period commencing on June 15, 2018 and expiring on July 16, 2018. Qualified Holders will be entitled to pre-emptive rights only to the extent that they are also shareholders of Oi as of the Record Date (as defined under Description of the Rights Offering”). See “Description of the Rights Offering—Terms of the Pre-Emptive Rights Offering.”

American Depositary Shares

Each ADS will represent five common shares of Oi. ADSs may be evidenced by American Depositary Receipts (“ADRs”). The ADSs will be issued under a deposit agreement (the “ADS Deposit Agreement”) among Oi, The Bank of New York Mellon, as depositary (the “ADS Depositary”) and the direct and indirect holders and beneficial owners from time to time of the ADSs issued thereunder.

ADS Depositary	The Bank of New York Mellon.

Dividends

In general, common shares of Oi bear a right to minimum mandatory dividends, equivalent to 25% of Oi’s annual adjusted net profits, if any, as calculated under Brazilian GAAP unless Oi’s board of directors advises Oi’s shareholders at Oi’s annual shareholders’ meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of Oi’s financial condition and Oi’s shareholders approve their recommendation. However, pursuant to Section 10.1 of the RJ Plan, which supersedes Oi’s bylaws, Oi’s ability to declare and pay dividends and other distributions on or related to shares of Oi is restricted, subject to certain exceptions. See “Item 8. Financial Information—Dividends and Dividend Policy—Dividend Policy” of Oi’s Annual Report.

Qualified Holders of ADSs will be entitled to receive dividends and any interest on shareholders’ equity to the same extent as the owners of common shares of Oi, subject to the deduction of the fees of the ADS Depositary and any applicable withholding taxes and the costs of foreign exchange conversion. See “Description of American Depositary Shares—Dividends and Other Distributions.”

Voting Rights

Qualified Holders of common shares will be entitled to one vote per common share at meetings of Oi’s shareholders. See “Item 10. Additional Information—Description of Oi’s By-laws—Voting Rights” of Oi’s Annual Report.

Qualified Holders of ADSs do not have voting rights, but may instruct the ADS Depositary how to vote the Common Shares underlying their ADSs under the circumstances described in the ADS Deposit Agreement. See “Description of American Depositary Shares—Voting Rights.”

Listings	The common shares of Oi are listed on the Level 1 (Nível 1) listing segment of the B3 under the symbol “OIBR3”. The ADSs are listed on the NYSE under the symbol “OIBR.C”.
Transfer Restrictions	None of the Common Shares will initially be registered under the Securities Act or the securities laws of any other jurisdiction. (However, the ADSs will be registered under the Securities Act.) The Common Shares will be issued to Qualified Holders in reliance upon an exemption from registration under Section 1145 of the Bankruptcy Code. As a result, Qualified Holders may offer or resell Common Shares and ADSs issued pursuant to the RJ Plan without registration, unless such Qualified Holder is an “underwriter” (as defined in Section 1145(b)(1) of the Bankruptcy Code) with respect to such securities.

SUMMARY OF THE WARRANTS AND THE ADWS

The summary below describes the principal terms of the Warrants. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Warrants” section of this Information Statement contains more detailed descriptions of the terms and conditions of the Warrants. The “Description of American Depositary Warrants” section of this Information Statement contains more detailed descriptions of the terms and conditions of the ADWs.

Issuer	Oi S.A. – In Judicial Reorganization.
Securities Offered

ADWs representing up to 116,598,056 Warrants will be issued. Each Warrant will be exercisable for one common share of Oi (each a “Warrant Share”), and each ADW may be exercised for one ADS representing five Warrant Shares.

The number of ADWs to which Qualified Holders will be entitled will be subject to reduction in the event that any Warrants are issued to subscribers of common shares in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to delivering the ADSs representing the New Shares to the Qualified Holders. For more information about the pre-emptive rights to which existing holders of common shares and preferred shares of Oi are entitled, see “Description of the Rights Offering—Terms of the Pre-Emptive Rights Offering.”

American Depositary Warrants

Each ADW will represent five Warrants. The ADWs will be issued under a deposit agreement (the “ADW Deposit Agreement”) among Oi, The Bank of New York Mellon, as depositary (the “ADW Depositary”) and the direct and indirect holders and beneficial owners from time to time of the ADWs issued thereunder.

ADW Depositary	The Bank of New York Mellon.
Exercise Price

Each Warrant will entitle its holder to subscribe for one common share at an exercise price of the equivalent in reais of US$0.01 per common share, calculated based on the closing rate for sale of US$/R$ published by the Brazilian Central Bank on its website, on the section Quotations and Bulletins, option “Closing Quotations of All Currencies on one Date”, or any other rate that may replace it, as of the first day of the Exercise Period (the “Exercise Price”).

Exercise Period

A Warrant may be exercised at any time, at the sole discretion of the holder, for a period of 90 days (the “Exercise Period”) beginning on the first anniversary of the date Oi’s board of directors confirms the Rights Offering, unless the commencement of the Exercise Period is accelerated to the earlier of:

•   The date on which Oi discloses a Material Fact regarding the call of a general shareholders’ meeting of the Company or meeting of the Company’s board of directors’ to approve the commencement of the rights offering relating to the implementation of the capital increase described in Clause 6 of the RJ Plan and in the Backstop Agreement (included as an annex to the RJ Plan); or

•   The date of the consummation of any transaction that results in a change in control of Oi.

Exercise Procedure

In order to receive Warrant Shares, a holder of Warrants must instruct its custodian in Brazil to deliver an exercise solicitation form to B3 or to Oi, pursuant to the procedures specified in the notice to shareholders that will be published by Oi prior to the commencement of the Exercise Period. For all legal effects, the exercise date of the Warrants will be the date B3 or Oi receives the exercise solicitation form, as applicable.

Where Warrants are represented by ADWs, the holder of record of the Warrants is the ADW Depositary or its nominee. The ADW Depositary will exercise the Warrants underlying the ADWs on behalf of the holders of ADWs. The ADW Depositary’s custodian in Brazil is Itau Unibanco S.A. (the “ADW Custodian”).

In order to exercise the Warrants underlying the ADWs and receive ADSs representing Warrant Shares, the owner of the ADWs must deliver, or cause to be delivered, to the ADW Depositary, during the Exercise Period and prior to 5:00 p.m. New York time on an exercise cutoff date announced by the ADW Depositary, (i) the ADWs for the purpose of exercise, (ii) the Deposit Amount (as defined below) for the number of Warrants those ADWs represent, and (iii) an exercise instruction.

Upon timely receipt of the above, the ADW Depositary will, as soon as practicable, after the next exercise cutoff date, (i) from the Deposit Amount, purchase reais equal to the Exercise Price for the number of Warrants represented by the ADWs surrendered by the owner of the ADWs and return any surplus Dollar amount to the exercising holder; (ii) pay the reais exercise price to, and instruct, the ADW Custodian to exercise the number of Warrants represented by those ADWs, deposit the Warrant Shares received in respect of that exercise under the ADS Deposit Agreement and instruct the ADS Depositary to deliver the ADSs issuable upon that deposit to the ADW Depositary. Upon receipt of those ADSs, the ADW Depositary will credit them to the DTC account of the DTC participant acting for the exercising ADW holder. The issuance of the common shares upon exercise of the Warrants must also be approved by Oi’s board of directors prior to such common shares being issued and delivered to the holder.

If the Deposit Amount is insufficient to purchase the reais exercise price for the number of Warrants to be exercised, the ADW Depositary shall notify the DTC participant acting for the exercising ADW holder and may (i) delay the exercise of Warrants until the deficiency is paid to the ADW Depositary or (ii) reduce the number of Warrants to be exercised to the greatest number that can be exercised with the available funds and re-deliver ADWs for the Warrants that cannot be exercised to the applicable DTC participant account.

The “Deposit Amount” is $0.06, which is equal to the Exercise Price for five Warrants plus 20% of that amount to cover currency rate fluctuations during the Exercise Period.

Listing

The Warrants are expected to be listed and trade on the B3. Application will be made for the ADWs to be accepted for clearance through DTC, but the ADWs will not be listed on any exchange.

We cannot assure investors that an active trading market for the Warrants will develop.

Transfer Restrictions

None of the Warrants or the Warrant Shares will initially be registered under the Securities Act or the securities laws of any other jurisdiction. The Warrants will be issued in reliance upon an exemption from registration under Section 1145 of the Bankruptcy Code. (The ADWs will be registered under the Securities Act.) As a result, Qualified Holders may offer or resell the ADWs issued pursuant to the RJ Plan without registration, unless such Qualified Holder is an “underwriter” (as defined in Section 1145(b)(1) of the Bankruptcy Code) with respect to such securities.

The Warrant Shares to be issued upon the exercise of the Warrants will be issued in reliance upon an exemption from registration under Section 1145 of the Bankruptcy Code. (The ADSs will be registered under the Securities Act.) As a result, holders of ADSs issued upon the exercise of ADWs may offer or resell such ADSs without registration, unless such holder is an “underwriter” (as defined in Section 1145(b)(1) of the Bankruptcy Code) with respect to such securities.

SUMMARY OF THE NEW NOTES

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of New Notes” section of this Information Statement contains more detailed descriptions of the terms and conditions of the New Notes.

Issuer	Oi S.A. – In Judicial Reorganization.
Securities Offered	Up to US$1,655.6 million aggregate principal amount of Senior PIK Toggle Notes due 2025.
Maturity Date	The New Notes will mature on the seventh year after the issue date of the Notes.
Interest Rate and Payment Dates

Interest on the New Notes will accrue:

(i) for the first three years:

(a)   at a fixed rate of 10.0% per annum payable in cash on a semi-annual basis; or

(b)   a fixed rate of 12.0% per annum, of which 8.0% shall be payable in cash and 4.0% shall be payable by increasing the principal amount of the outstanding New Notes or by issuing paid-in-kind notes (“PIK Interest” and such payment of PIK Interest hereinafter referred as a “PIK Payment”); and

(ii)  from the fourth year onwards, at a fixed rate of 10.0% per annum payable in cash on a semi-annual basis.

Interest on the New Notes shall accrue from February 5, 2018 and will be paid semi-annually in arrears the fifth day of the sixth month counted from the issue date of the New Notes and the fifth day of every six months counted from the last interest payment date. Interest on the New Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

PIK Interest will be payable by increasing the principal amount of the outstanding New Notes by an amount equal to the amount of PIK Interest for the applicable interest period. Following an increase in the principal amount of the outstanding New Notes as a result of a PIK Payment, the New Notes will bear interest on such increased principal amount from and after the interest payment date in respect of which such PIK Payment was made.

Subsidiary Guarantees

Oi’s obligations under the New Notes will be guaranteed, jointly and severally, by each of:

•   Oi Móvel S.A. – in judicial reorganization (“Oi Mobile”);

•   Telemar Norte Leste S.A. – in judicial reorganization (“Telemar”);

•   Copart 4 Participações S.A. – in judicial reorganization (“Copart4”); and

•   Copart 5 Participações S.A. in judicial reorganization (“Copart5”).

In addition, if at any time after the date of issue of the New Notes, PTIF or Oi Coop are permitted under applicable law to become guarantors on the New Notes, then, within 10 days thereof, PTIF or Oi Coop, as applicable, will become a Subsidiary Guarantor for all purposes of the New Notes. See “Description of New Notes—General—Subsidiary Guarantees.”

Redemption	Oi may not redeem the New Notes in whole or in part at any time prior to maturity.
Ranking

The New Notes will be Oi’s senior unsecured obligations and will:

•   rank senior in right of payment to Oi’s future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the New Notes;

•   rank pari passu in right of payment to all of Oi’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the New Notes; and

•   be effectively subordinated to all of Oi’s existing and future secured debt, to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of Oi’s subsidiaries that is not a guarantor of the New Notes.

Similarly, the Subsidiary Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will:

•   rank senior in right of payment to all of the applicable Subsidiary Guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the New Notes;

•   rank equal in right of payment to all of the applicable Subsidiary Guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the New Notes; and

•   be effectively subordinated to all of the applicable Subsidiary Guarantor’s existing and future secured debt, to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a Subsidiary Guarantor if that subsidiary is not also a guarantor of the New Notes.

Certain Covenants

The indenture governing the New Notes (the “New Notes Indenture”) will contain covenants limiting Oi’s ability and the ability of Oi’s restricted subsidiaries to, among other things:

•   incur or guarantee additional indebtedness or issue disqualified stock;

•   pay dividends or distributions on, or redeem or repurchase, capital stock;

•   incur liens;

•   transfer or sell assets,

•   enter into transactions with affiliates;

•   enter into sale and leaseback transactions, and

•   consolidate, merge or transfer all or substantially all of Oi’s assets.

These covenants are subject to a number of important limitations and exceptions, and certain covenants may be suspended while the New Notes are rated investment grade, as described under “Description of New Notes—Certain Covenants.”

Form and Denomination	The New Notes will be issued only in registered form in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.
Listing and Trading

We will apply to the Singapore Exchange Securities Trading Limited, or the SGX-ST, for permission to list the New Notes on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this Information Statement. Admission to the Official List of the SGX-ST is not to be taken as an indication of the merits of the New Notes or our company.

The New Notes will be traded in board lots of S$200,000 (or its equivalent in foreign currencies).

Transfer Restrictions	Neither the New Notes nor the Guarantees will be registered under the Securities Act or the securities laws of any other jurisdiction. The New Notes and the Guarantees will be issued pursuant to the RJ Plan, to Qualified Holders in reliance upon an exemption from registration under Section 1145 of the Bankruptcy Code. As a result, Qualified Holders may offer or resell New Notes issued pursuant to the RJ Plan without registration, unless such Qualified Holder is an “underwriter” (as defined in Section 1145(b)(1) of the Bankruptcy Code) with respect to such securities.

QUALIFIED RECOVERY

Pursuant to the Qualified Recovery Settlement and subject to the satisfaction or waiver of the conditions to the consummation of the Qualified Recovery Settlement, for (1) each R$1,000, US$1,000 or €1,000 principal amount of each Note held by any Qualified Holder that participates in the Qualified Recovery Settlement and (2) the Accrued Interest for each series of such Notes, as the case may be, the Qualified Recovery listed in the table below.

							Qualified Recovery
Bond	Native Currency	Principal in Native Currency(1)	Interest in Native Currency (2)	Total in Native Currency	Applicable Exchange Rate	Credit Amount (US$)	Principal New Notes (US$)	Number of New Shares (3)	Number of PTIF- Held Shares	Number of Warrants(4)
Oi’s 9.75% Senior Notes due 2016	R$	1,000	25.73	1,025.73	3.2845 (5)	312.29	61.09	55.96	4.29	4.30
Oi’s 9.50% Senior Notes due 2019	US$	1,000	15.04	1,015.04	–	1,015.04	198.55	181.78	13.96	13.99
Oi’s 5.50% Senior Notes due 2020	US$	1,000	8.71	1,008.71	–	1,008.71	197.31	180.65	13.87	13.90
Oi Coop’s 5.75% Senior Notes due 2022	US$	1,000	20.76	1,020.76	–	1,020.76	199.67	182.81	14.04	14.07
Oi’s 5.125% Senior Notes due 2017	€	1,000	26.33	1,026.33	1.1770 (6)	1,207.99	236.30	216.30	16.61	16.65
PTIF’S 6.25% Notes due July 2016	€	1,000	25.07	1,025.07	1.1770(6)	1,206.51	236.00	216.07	16.59	16.63
PTIF’s 4.375% Notes due March 2017	€	1,000	10.55	1,010.55	1.1770 (6)	1,189.42	232.66	213.01	16.35	16.39
PTIF’s 5.242% Notes due November 2017	€	1,000	32.51	1,032.51	1.1770 (6)	1,215.26	237.72	217.64	16.71	16.75
PTIF’s 5.875% Notes due 2018	€	1,000	10.30	1,010.30	1.1770 (6)	1,189.12	232.60	212.96	16.35	16.39
PTIF’s 5.00% Notes due 2019	€	1,000	31.28	1,031.28	1.1770 (6)	1,213.82	237.43	217.38	16.69	16.73
PTIF’s 4.625% Notes due 2020	€	1,000	5.45	1,005.45	1.1770 (6)	1,183.41	231.49	211.94	16.27	16.31
PTIF’s 4.50% Notes due 2025	€	1,000	0.49	1,000.49	1.1770 (6)	1,177.58	230.25	210.89	16.19	16.23
Oi Coop’s 5.625% Senior Notes due 2021	€	1,000	55.94	1,055.94	1.1770 (6)	1,242.84	243.11	222.58	17.09	17.13

(1)	A Holder that surrenders Notes in a principal amount that would result in the issuance of New Notes in an amount of less than US$1,000 will not receive any New Notes.
(2)	Accrued and unpaid interest from the last interest payment date that the applicable issuer made an interest payment on such Notes to, but not including, June 20, 2016.
(3)	The number of New Shares is subject to reduction in the event that any common shares of Oi are subscribed in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to delivering the ADSs representing the New Shares to the Qualified Holders, in which event such Qualified Holder will receive the cash proceeds related to the number of New Shares by which such allocation was reduced.
(4)	The number of ADWs is subject to reduction in the event that any Warrants are subscribed in the pre-emptive offer of the aggregate number of New Shares that Oi is required to conduct prior to delivering the ADWs representing the New Shares to the Qualified Holders, in which event such Qualified Holder will receive the cash proceeds related to the number of New Shares by which such allocation was reduced.
(5)	R$/US$ exchange rate at December 11, 2017, as published by the Brazilian Central Bank.
(6)	US$/€ exchange rate at December 11, 2017, as published by Bloomberg.

RISK FACTORS

Oi’s Annual Report, which is incorporated by reference in this Information Statement, includes risk factors relating to, among other things, Oi, the telecommunications industry in Brazil, the Brazilian political and macroeconomic environment and an investment in Oi’s Common Shares and the ADSs. Qualified Holders should carefully consider the risks discussed below and in Oi’s Annual Report, as well as the other information included in or incorporated by reference into this Information Statement, before deciding to participate in the Qualified Recovery Settlement and surrender Notes for the Qualified Recovery. Oi’s business, results of operations, financial condition or prospects could be negatively affected if events described in these risk factors occur, and as a result, the trading prices of the New Notes, the ADSs or the ADWs could decline and you could lose all or part of your investment.

The risk factors discussed below and in Oi’s Annual Report are not the only risks that Oi faces, but are the risks that Oi currently considers to be material. There may be additional risks that Oi currently considers immaterial or of which Oi is currently unaware, and any of these risks could have similar effects to those set forth below and in Oi’s Annual Report.

Risks Relating to the Qualified Recovery Settlement

Qualified Holders that fail to validly participate and surrender Notes in accordance with the settlement procedures set forth in this Information Statement will only be entitled to receive the Default Recovery.

If a Qualified Holder fails to validly participate and surrender its Notes in accordance with the settlement procedures set forth in this Information Statement, such Qualified Holder will only be entitled to receive the Default Recovery. The Default Recovery will consist of an unsecured right to payment of 100% of the principal amount of the Bondholder Credits of a Qualified Bondholder, payable in five equal annual installments commencing on (1) June 14, 2038, for Notes held through DTC and (2) the last business day of the 20th anniversary of the date of the Homologation Order for Notes held through Euroclear/Clearstream. See “Description of the Default Recovery” for more details regarding the terms and conditions of the Default Recovery. Qualified Holders that receive the Default Recovery will be required to bear the financial risks associated with an investment that has a 20-year grace period prior to receiving any payment thereunder.

Risks Relating to the New Notes

Payments on the notes will be junior to Oi’s secured debt obligations and effectively junior to debt obligations of Oi’s non-guarantor subsidiaries.

The New Notes will constitute a senior unsecured obligation of Oi and the guarantees will constitute senior unsecured obligations of the subsidiary guarantors. The New Notes will rank equal in right of payment with all of Oi’s other existing and future senior unsecured indebtedness. Although the New Notes will provide the holders of the New Notes with a direct, but unsecured claim on Oi’s assets and property, payment on the New Notes will be subordinated to secured debt of Oi to the extent of the assets and property securing such debt. Payment on the New Notes will also be structurally subordinated to the payment of secured and unsecured debt and other obligations of Oi subsidiaries (other than the subsidiary guarantors).

Upon any liquidation or reorganization of Oi, any right of the holders of the New Notes to participate in the assets of Oi, including the capital stock of its subsidiaries, will be subject to the prior claims of Oi’s secured creditors, and any such right to participate in the assets of Oi’s subsidiaries will be subject to the prior claims of the creditors of its subsidiaries. The indenture relating to the New Notes includes a covenant limiting the ability of Oi and its subsidiaries to create or suffer to exist liens, although this limitation is subject to significant exceptions.

Oi conducts a significant portion of its business operations through its subsidiaries, including Telemar, Oi Mobile, Oi Internet, Companhia AIX de Participações S.A., and Serede S.A. In servicing payments to be made on the notes, Oi will rely, in part, on cash flows from these subsidiaries, mainly dividend payments. The ability of these subsidiaries to make dividend payments to Oi will be affected by, among other factors, the obligations of these entities to their creditors, requirements of Brazilian corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

Obligations of Oi under the New Notes are subordinated to certain statutory liabilities.

Under Brazilian law, obligations of Oi under the New Notes and the obligations of Telemar and Oi Mobile under the guarantees are subordinated to certain statutory preferences. In the event of bankruptcy of Oi, Telemar or Oi Mobile, and according to the Brazilian bankruptcy law, such statutory preferences, such as certain claims for salaries and wages up to a certain limit, social security and other taxes and court fees and expenses, will have preference over any other claims, including claims by any investor in respect of the New Notes.

Because a substantial portion of our assets are dedicated to providing an essential public service, they will not be available for liquidation in the event of our bankruptcy and cannot be subject to attachment to secure a judgment.

A substantial portion of our assets, including our fixed-line telecommunications network are dedicated to providing an essential public service. These assets would not be available for liquidation in the event of our bankruptcy or attachment to secure a judgment, and in the case of our bankruptcy would, pursuant to the terms of our concession and Brazilian law, revert to the Brazilian government. Although the Brazilian government would be obligated to compensate us for early termination of our concessions, we cannot assure you that the amount ultimately paid by the Brazilian government would be equal to the market value of the reverted assets. These restrictions on liquidation may lower significantly the amounts available to holders of the New Notes in the event of our liquidation and may adversely affect our ability to obtain adequate financing.

Oi may not be able to purchase the New Notes upon a specified change of control event.

Upon the occurrence of a specified change of control event, Oi will be required to offer to purchase each holder’s New Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. At the time of any specified change of control event, Oi may not have sufficient financial resources to purchase all of the New Notes that holders may tender in connection with any such change of control offer.

Payments under the New Notes are subject to our obtaining certain governmental authorizations.

The issuance of the New Notes are subject to certain registrations with the Central Bank, namely (i) registration of the main financial terms under the relevant Declaratory Registry of Financial Operations (Registro Declaratório de Operações Financeiras), or ROF, on the Information System of the Central Bank, which will be obtained prior to any such issuance, and (ii) registration of the schedule of payments in connection with any such issuance, which shall occur after the entry of the related proceeds into Brazil. In addition, further authorization from the Central Bank will be required to enable us to remit payments abroad in foreign currency under the notes other than scheduled payments of principal, interest, costs and expenses contemplated by the relevant ROF. There can be no assurance that any such special Central Bank authorization would be obtained or that if such authorization is obtained, such authorization would be obtained on a timely basis.

We cannot assure you that a judgment of a U.S. court for liabilities under U.S. securities laws would be enforceable in Brazil, or that an original action can be brought in Brazil against Oi for liabilities under U.S. securities laws.

Oi is a corporation organized under the laws of Brazil. All of the directors and officers of Oi reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons, or to enforce against such persons judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions. See “Enforcement of Civil Liabilities.”

An active trading market may not develop for the New Notes and you may not be able to sell your New Notes or sell them at an acceptable price.

The New Notes are a new issue of securities for which there is no existing market. Although we will apply to the SGX-ST to list the notes on the SGX-ST, we cannot provide you with any assurances regarding the future development of a market for the New Notes, As a result, there may be limited liquidity of any trading market that does develop for the New Notes. In addition, the liquidity of the trading market in the New Notes and the market prices quoted for the New Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the New Notes, holders of New Notes may not be able to sell their New Notes, or, even if they can sell their New Notes, they may not be able to sell them at an acceptable price.

Brazilian bankruptcy laws may be less favorable to you than U.S. bankruptcy and insolvency laws.

If we are unable to pay our indebtedness, including our obligations under the New Notes, then we may become subject to bankruptcy proceedings in Brazil. Brazilian bankruptcy laws are significantly different from, and may be less favorable to creditors than, those of the United States. In addition, in the event of our bankruptcy, all of our debt obligations that are denominated in foreign currency, including the New Notes, will be converted into reais at the prevailing exchange rate on the date of declaration of our bankruptcy by the court.

Judgments of Brazilian courts enforcing our obligations under the New Notes or the indenture would be payable only in reais.

If proceedings were brought in the courts of Brazil seeking to enforce our obligations under the New Notes, we would not be required to discharge our obligations in a currency other than reais. Any judgment obtained against us in a Brazilian court in respect of any payment obligations under the New Notes or the indenture would be expressed in reais equivalent to the amount of foreign currency of such sum at the prevailing exchange rate: (a) at the date the debt was originally due; or (b) at the date on which the judicial proceeding was filed; or (c) at the date the judgment is rendered, in which cases the inflation adjustment of the amount due should be made in accordance with the indexes established by the court. There can be no assurance that such rate of exchange will afford you full compensation of the amount invested in the New Notes plus accrued interest.

Risks Relating to the ADSs, Warrants and the ADWs

You may be subject to limitations on transfers of your ADSs and ADWs.

Qualified Holders’ ADSs and ADWs are transferable on the books of the ADS Depositary and the ADW Depositary, respectively. However, the ADS Depositary and the ADW Depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the ADS Depositary and the ADW Depositary may refuse to deliver, transfer or register transfers of ADSs and ADWs, as applicable, generally when our books or its the books are closed, or at any time if Oi or the ADS Depositary and the ADW Depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreements, or for any other reason.

The trading prices for the Warrants and the ADWs will be directly affected by the trading prices for Oi’s Common Shares and ADSs.

It is impossible to predict whether the price of the Common Shares or the ADSs will rise or fall. The market price of the Common Shares and the ADSs will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors” and in risk factors contained under “Item 3. Key Information—Risk Factors” in Oi’s annual report. In addition, sales by Oi of substantial amounts of its common shares in the market after the settlement of the Qualified Recovery or the perception that those sales could occur can affect the price of the Common Shares and the ADSs. The market for Common Shares and ADSs likely will influence, and be influenced by, a market that develops for the Warrants and ADWs, if any.

Unless and until you hold ADSs or Common Shares (as applicable) following the exercise of the Warrants, you are not entitled to any rights with respect to the ADSs that will represent the Common Shares or Common Shares, but you are subject to all changes made with respect to the Common Shares.

Holders of ADWs do not have the same rights as holders of ADSs or as holders of Common Shares. Until you receive ADSs following the exercise of the Warrants underlying your ADWs, you are not entitled to any rights with respect to the ADSs that will represent the Common Shares. Similarly, if you cancel your ADWs and withdraw the underlying Warrants, you are not entitled to any rights with respect to the Common Shares until you exercise the Warrants and are issued Common Shares. For example, holders of ADWs and Warrants do not have any voting or pre-emption rights, or any rights otherwise attributable to a shareholder, such as rights to dividends or distribution on the Common Shares. The only right conferred by the Warrants is the right to exercise such Warrants to subscribe Common Shares. We cannot assure you that Oi will not engage in transactions that could result in a reduction of the value of the Common Shares or will not take actions that will impair the rights of holders of Common Shares or that may result in a decline in the value of the Common Shares to be issued upon the exercise of the Warrants and likewise a decline in value of the ADSs issued following the exercise of the Warrants underlying your ADWs.

The secondary market for the Warrants and the ADWs may be illiquid.

The Warrants will be new securities for which there is no established trading market. Although we expect that the Warrants will be listed and trade on the B3, we cannot assure investors that an active trading market for the Warrants will develop. In addition, we expect that all Warrants will be initially represented by ADWs and in this case Qualified Holders will receive ADWs representing such Warrants and the holder of record of the Warrants will be the ADW Depositary or its nominee. In order to trade the Warrants underlying the ADWs, you will need to cancel the ADWs and withdraw the underlying Warrants, subject to the procedures of the deposit agreement and Brazilian securities laws. As a result, there may be limited liquidity of any trading market that does develop for the Warrants.

The ADWs will be new securities for which there is no established trading market. Although we expect that the ADWs will be accepted for clearance by DTC, we do not intend to apply to list the ADWs on any securities exchange. As result, there may be limited liquidity for the ADWs.

The Exercise Price of and the number of common shares underlying the Warrants will not be adjusted for dilutive events.

Each Warrant will be exercisable for a price in reais equivalent to US$0.01 per common share of Oi. The Exercise Price of and the number of common shares underlying the Warrants are not subject to adjustment for certain dilutive events, including but not limited to, the issuance of share dividends, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital, indebtedness or assets, issuer or third-party tender or exchange offers, or the merger, sale or reorganization in which our common shares are acquired. In addition, we may in the future issue or sell additional common shares and, as a result, you will experience dilution. Other events that adversely affect the value of the Warrants and/or cause dilution to your holdings may also occur and the Warrant Exercise Price and/or number of common shares underlying the Warrants will not be adjusted.

ADW holders must act through the ADW Depositary to exercise the Warrants underlying the ADWs and receive ADSs, and the in the event the Warrants are not exercised in a timely manner, in accordance with the exercise procedure, or otherwise, no common shares will be issued for the Warrants and the Warrants (and the ADWs representing the Warrants) will no longer have any value.

ADW holders may only exercise the Warrants underlying the ADWs and receive ADSs through the ADW Depositary, in accordance with the provisions of the ADW Deposit Agreement and the Warrants, and subject to Oi’s board of directors approving the issuance of the common shares. The Warrants may be exercised for a period of 90 days beginning on the first anniversary of the date Oi’s board of directors confirms the Rights Offering, unless the commencement of the Exercise Period is accelerated in the event of the proposed Cash Capital Increase or a transaction that results in a change in control of Oi. See “Description of the Warrants—Exercise of Warrants.” However, in accordance with the provisions of the ADW Deposit Agreement, ADW holders must comply with additional procedures and deliver to the ADW Depositary certain things prior to deadlines proscribed in the ADW Deposit Agreement and announced by the ADW Depositary through DTC, which precede the end of the Exercise Period. For example, the holder of ADWs must deliver the ADWs, the Deposit Amount, and an exercise instruction prior to 5:00 p.m. New York time on one of three exercise cutoff dates within the Exercise Period announced by the ADW Depositary in order for the ADW Depositary to exercise the Warrants. In addition, DTC and its direct and indirect participants will set their own cutoff dates and times to receive exercise instructions that will be earlier than the exercise cutoff dates set by the ADW Depositary and you will be responsible for determining and acting in a timely manner with respect to the DTC cutoff dates.

Upon receipt of the required deliverables and as soon as practicable after the applicable exercise cutoff date, the ADW Depositary will proceed to exercise the Warrants underlying the ADWs on behalf of the ADW holder, however, we cannot assure you that the requisite procedures to exercise the Warrants and issue the common shares will completed in a timely manner or within the required Exercise Period. If the Warrants are not exercised within the Exercise Period (either because you failed to exercise in a timely manner, in accordance with the exercise procedure or otherwise), the Warrants will expire and will no longer be exercisable. In that case, no common shares will be issued for the Warrants and the Warrants (and the ADWs representing the Warrants) will no longer have any value. Furthermore, the ADW Depositary will not be liable for any failure to carry out any instructions not received in a timely manner and you may lack recourse against the ADW Depositary or Oi in the event the Warrants are unexercised and expire, or otherwise.

In the event of a Cash Capital Increase, there will be a short period of time within the Exercise Period to exercise the Warrants in order to participate and if you do not you do not exercise the ADWs or Warrants in a timely manner you may not be able to participate in the Cash Capital Increase.

The Warrants do not confer upon the Warrant holders any of the rights of Oi common shares or shareholders, such as pre-emption rights. The only right conferred by the Warrants is the right to exercise such Warrants to subscribe common shares. Therefore, in order to participate in the Cash Capital Increase, Warrant holders or ADWs holders must exercise and hold common shares or ADSs. While the Exercise Period attributable to the Warrants is 90 days long, in the event of the Cash Capital Increase Oi will publish a Material Fact at least 15 business days prior to a general shareholders’ meeting of Oi or meeting of Oi’s board of directors’ to approve the commencement of the rights offering relating to the implementation of the Cash Capital Increase and ADW holders and Warrant holders must exercise the Warrants prior to the shareholders or board of directors meeting approving the Cash Capital Increase. Therefore, holders will have less than 15 days (and in the case of ADW holders who must act through the ADW Depositary to exercise the Warrants underlying the ADWs, less than [7 days]), to exercise the Warrants and receive ADSs or shares, as applicable. In the event the Warrants are not exercised in a timely manner, you will not be able to participate in the Cash Capital Increase, will not receive rights issued in relation to it, and you will experience dilution.

The value of the common shares and/or ADSs of Oi may decrease between the time a Qualified Holder exercises its Warrants or instructs the ADW Depositary to exercise the underlying Warrants, and the time a Qualified Holder receives underlying commons shares or ADSs representing commons shares of Oi (as applicable).

There will be a period of time between the date that a Qualified Holder exercises its Warrants or instructs the ADW Depositary to exercise the underlying Warrants and the date which the common shares are issued. Certain procedural steps must be undertaken during this period and Oi’s board of directors must meet and approve the issuance of common shares. The Warrant holder or ADW holder will be subject to fluctuation in the market price of Oi common shares and ADSs, as applicable, while the holder holds Warrants or ADWs, and in particular during this interim period between exercise and issuance of common shares, and will need to assume any loss in value of the common shares.

DESCRIPTION OF THE QUALIFIED RECOVERY SETTLEMENT

Purpose of the Qualified Recovery Settlement

The Qualified Recovery Settlement is a critical component of the RJ Plan. The Qualified Recovery Settlement is designed to reduce the overall amount of the Issuers’ debt, reduce total cash interest payments, extend the maturity for the debt surrendered, and place the Issuers in a better position to attract new financing in the years to come. The Issuers believe the Qualified Recovery Settlement will also improve their performance and customer relations by addressing the key issues relating to their viability as a going concern.

None of the Issuers, the Information Agent, the Settlement Agent, the Trustee or any of their affiliates makes any recommendation as to whether Qualified Holders should participate in the Qualified Recovery Settlement and surrender their Notes for the Qualified Recovery pursuant to the Qualified Recovery Settlement.

Each Qualified Holder must make its own decision as to whether to surrender its Notes, and, if so, the principal amount of Notes as to which action is to be taken.

Terms of the Qualified Recovery Settlement

Qualified Recovery

For (1) each R$1,000, US$1,000 or €1,000 principal amount of each Note held by any Qualified Holder that participates in the Qualified Recovery Settlement and (2) the Accrued Interest for each series of such Notes, as the case may be, such Qualified Holder will receive the “Qualified Recovery” described in table on the “Qualified Recovery” section on page 19 of this Information Statement.

The principal amount of New Notes to be issued to the Qualified Holders will be rounded down to the nearest US$1,000. If the principal amount of Notes surrendered by a Qualified Holder would result in such holder being entitled to New Notes in a principal amount that is not an integral multiple of US$1,000, the principal amount of the New Notes issued to such Qualified Holder will be rounded down to the next integral multiple of US$1,000. No consideration will be provided in lieu of fractional New Notes that are rounded down.

No fractional Common Shares, ADSs, Warrants or ADWs shall be distributed. When any distribution would otherwise result in the issuance of a number of Common Shares, ADSs, Warrants or ADWs that is not a whole number, the Common Shares, ADSs, Warrants or ADWs will be rounded to the next lower whole number. No consideration will be provided in lieu of fractional Common Shares, ADSs, Warrants or ADWs that are rounded down.

Minimum Authorized Denominations and Instruction Amounts

The Notes held in DTC can be surrendered only in principal amounts of the minimum authorized denomination for such series of Notes (the “Minimum Authorized Denomination”), and integral multiples of the specified denomination of the Notes. The Notes held in Euroclear and Clearstream can be submitted in integral multiples of the Notes. No alternative, conditional or contingent surrender of Notes will be accepted. Qualified Holders who tender less than all of their Notes must continue to hold Notes in the Minimum Authorized Denomination set forth in the table below.

Title of Notes	CUSIP No.	ISIN No.	Minimum Authorized Denomination(1)	Integral Multiple
Notes to be Surrendered in 2018 Qualified Recovery Settlement
Oi’s 9.75% Senior Notes, due 2016	10553M AC5/ US10553MAC55	P18445 AF6/ USP18445AF68	R$1,000	R$1,000
Oi’s 9.50% Senior Notes, due 2019	87944L AD1/ US87944LAD10	P9037H AK9/ USP9037HAK97	US$1,000	US$1,000
Oi’s 5.50% Senior Notes, due 2020	87944L AE9/ US87944LAE92 P9037H AL7/ USP9037HAL70	87944L AF6/ USP87944LAF67	US$1,000	US$1,000
Oi Coop’s 5.75% Senior Notes, due 2022	10553M AD3/US10553MAD39	P18445 AG4 / USP18445AG42	US$1,000	US$1,000
Oi’s 5.125% Senior Notes, due 2017		XS0569301830XS0569301327	€100,000	€1,000

Title of Notes	CUSIP No.	ISIN No.	Minimum Authorized Denomination(1)	Integral Multiple
Notes to be Surrendered in 2018 Qualified Recovery Settlement
PTIF’s 6.25% Notes, due 2016		PTPTCYOM0008	€1,000	€1,000
PTIF’s 4.375% Notes, due March 2017		XS0215828913	€50,000	€1,000
PTIF’s 5.242% Notes, due November 2017		XS0441479804	€50,000	€1,000
PTIF’s 5.875% Notes, due 2018		XS0843939918	€100,000	€1,000
PTIF’s 5.00% Notes, due 2019		XS0462994343	€50,000	€1,000
PTIF’s 4.625% Notes, due 2019		XS0927581842	€100,000	€1,000
PTIF’s 4.50% Notes, due 2025		XS0221854200	€50,000	€1,000
Oi Coop’s 5.625% Senior Notes, due 2021		XS1245245045 XS1245244402	€100,000	€1,000

(1)	The minimum denominations of Oi’s 9.75% Senior Notes due 2016 was reduced to R$1,000, and the minimum denominations of (i) Oi Coop’s 5.75% Senior Notes due 2022, (ii) Oi’s 9.50% Senior Notes due 2019; and (iii) Oi’s 5.50% Senior Notes due 2020, were reduced to US$1,000, in each case to accommodate the settlement of such Notes.

Accrual of Interest

Qualified Holders of Notes validly surrendered and accepted by the Issuers in the Qualified Recovery Settlement will be entitled to receive accrued and unpaid interest, if any, on their surrendered Notes up to, but not including, June 20, 2016 in the form of the Qualified Recovery in amounts determined based on the amount of each series of Notes held by a Qualified Holder.

Under no circumstances will any special interest be payable because of any delay in the delivery of New Notes to any holder of Notes with respect to the New Notes to be received for the Notes or otherwise.

The Issuers will pay all properly incurred fees and expenses of the Information Agent and the Settlement Agent in connection with the Qualified Recovery Settlement.

Expiration Date, Extension, Termination or Amendment

The Qualified Recovery Settlement will expire at 5:00 p.m., New York City time, on July 12, 2018, unless extended by the Issuers in their sole discretion.

Announcements

Any extension, termination or amendment of the Qualified Recovery Settlement will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which Oi may choose to make such announcement, Oi will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency, by publication on the Settlement Website: https:// sites.dfkingltd.com/oisettlement or another means of announcement that the Issuers deems appropriate. See also “— Expiration Date, Extension, Termination or Amendment.”

Acceptance Date

As soon as practicable following the Expiration Date, the Information Agent will (1) reject any Notes surrendered by any person that does not appear on the Qualified Election List (or does not include a valid Unique Token Number in its Electronic Instruction) and return such Notes to their holders; (2) confirm to the Issuers that the principal amount of each series of Notes surrendered by each Qualified Holder that appears on the Qualified Election List is not in excess of the principal amount of such series of Notes that appears on the Qualified Election List with respect to such Qualified Holder, and return all Notes of each series in excess of such principal amount to the applicable Qualified Holder; (3) confirm to Oi the full legal name, contact information and Unique Token Number of each Qualified Holder that appear on the Qualified Election List that has validly surrendered Notes in accordance with the settlement procedures set forth in this Information Statement and the principal amount of each series of Notes surrendered by such Qualified Bondholder; (4) confirm to Oi the amount of each part of the Qualified Recovery that each Qualified Holder is entitled to receive; and (5) confirm to the Settlement Agent the aggregate principal amount of the New Notes, the ADSs representing New Shares, the ADSs representing PTIF-Held Shares and the ADWs representing Warrants that will be distributed by book entry exchange to DTC.

Settlement Date

As soon as practicable following the Acceptance Date, the Information Agent will publish the Acceptance Notices from Oi on the Election Website. Qualified Holders will be able to access their Acceptance Notices through the ‘My Submissions’ page of the Election Website, which will confirm (i) that such Qualified Holder is entitled to receive the Qualified Recovery, (ii) the amount of Bondholder Credits with respect to such Qualified Holder’s Notes accepted for settlement, and (iii) the amount of New Notes, ADSs representing New Shares, ADSs representing PTIF-Held Shares and ADWs representing Warrants to which such Qualified Holder is entitled to receive with respect to such Qualified Holder’s Notes accepted for settlement.

On the Settlement Date, which, is expected to be the as soon as practicable following the Acceptance Date, but not, in any event, later than July 31, 2018, the Issuers will deliver the Qualified Recovery issued in connection with the Qualified Recovery Settlement. The Issuers will not be obligated to deliver the Qualified Recovery unless the Qualified Recovery Settlement is consummated.

In the event that the settlement procedures with respect to the Qualified Recovery are concluded with respect to the New Notes, ADSs representing the New Shares and the ADWs representing Warrants prior to the conclusion of the Dutch bankruptcy proceedings of PTIF, the Issuers expect to distribute the ADSs representing PTIF-Held Shares to Qualified Holders entitled to receive the Qualified Recovery upon the conclusion of the Dutch bankruptcy proceedings of PTIF. However, upon the settlement date of the New Notes, the ADSs representing New Shares and the ADWs representing Warrants, DTC will debit the accounts of the direct participants designated by the Information Agent with respect to all of the principal amount of Notes of each Qualified Holder that validly participates and surrenders it Notes pursuant to the procedures set forth in this Information Statement.

Jurisdictional Restrictions

This Information Statement does not constitute an invitation to participate in the Qualified Recovery Settlement in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this Information Statement in certain jurisdictions may be restricted by law. Persons into whose possession this Information Statement comes are required by each of the Issuers and the Information Agent to inform themselves about, and to observe, any such restrictions.

Certain Consequences to Holders of Notes Not Surrendering in the Qualified Recovery Settlement

Consummation of the Qualified Recovery Settlement may have adverse consequences to holders of Notes who elect not to surrender their Notes in the Qualified Recovery Settlement. In particular, Qualified Holders that do not participate and validly surrender their Notes in accordance with the settlement procedures set forth in this Information Statement will only be entitled to receive the Default Recovery. See “Risk Factors—Risks Relating to the Qualified Recovery Settlement.”

Absence of Dissenters’ Rights

Qualified Holders of the Notes do not have any appraisal or dissenters’ rights in connection with the Qualified Recovery Settlement.

Withdrawal of Surrenders

Surrender of Notes may not be withdrawn, except in certain limited circumstances where withdrawal rights are required by law or pursuant to the indenture governing the applicable series of Notes.

PROCEDURES FOR SURRENDERING NOTES

General

For a Qualified Holder to be eligible to receive the Qualified Recovery, the Qualified Holder must validly participate and surrender its Notes pursuant to the procedures in this Information Statement at or prior to the Expiration Date. Notes surrendered may not be withdrawn unless required by law or pursuant to the indenture governing the applicable series of Notes.

The Issuers will only accept Notes for settlement which are made by way of the submission of valid Electronic Instructions in the form specified by DTC or Euroclear/Clearstream (as applicable) in accordance with the procedures set out in this section “Procedures for Surrendering Notes”.

To validly surrender Notes pursuant to the Qualified Recovery Settlement, a Qualified Holder should deliver, or arrange to have delivered on its behalf via DTC or Euroclear/Clearstream (as applicable) and in accordance with the requirements of DTC or Euroclear/Clearstream (as applicable), a valid Electronic Instruction that is received by the Information Agent at or prior to the Expiration Deadline.

Qualified Holders are advised to check with any bank, securities broker or other intermediary through which they hold the Notes whether such intermediary needs to receive instructions from a Qualified Holder of Notes before the deadlines specified in this Information Statement in order for such holder of Notes to be able to surrender its Notes before the deadlines specified in this Information Statement.

Unique Token Number

In order for a Qualified Holder to validly participate in the Qualified Recovery Settlement, such Qualified Holder must access the Election Website, which is accessible at https://www.dfkingltdevents.com, and obtain its Unique Token Number. The Unique Token Number will be clearly displayed on the right hand column of each submission on the ‘My Submissions’ page and will consist of a prefix of DFKQ and a five digit number.

The Information Agent will be required to confirm that the information provided by each Qualified Holder in its Electronic Instruction (as defined below) conforms to certain of the information provided in its Payment Option Notice submitted to Oi in accordance with the terms of the Election Statement. Therefore, it will be not possible for the Information Agent to confirm this information if a Qualified Holder fails to include its Unique Token Number in its Electronic Instruction.

Electronic Instruction

The procedures for Qualified Holders to submit an Electronic Instruction in the Qualified Recovery Settlement depend on whether such Qualified Holder holds the Notes either through DTC or Euroclear/Clearstream. A Qualified Holder wishing to surrender Notes held through DTC must do so through submission of a valid ATOP Instruction (as described below). A Qualified Holder wishing to surrender Notes held through Euroclear/Clearstream must do so through submission of a valid Euroclear/Clearstream Instruction (as described below).

Procedures for Surrendering Notes Held through DTC

To surrender Notes by ATOP Instruction, a Qualified Holder should either: (i) contact DTC for participation procedures and deadlines regarding the submission of a valid ATOP Instruction to authorize the surrendering of Notes which will be subject to the relevant Qualified Holder’s representations and warranties set forth herein (please see “—Representations, Warranties and Covenants”) and the blocking of the relevant accounts in DTC, as the case may be; or (ii) request such holder of Notes’ broker, dealer, bank, trust company or other nominee to effect the submission of an ATOP Instruction to authorize the surrendering of Notes which will be subject to the relevant Qualified Holder’s representations and warranties set forth herein (please see “—Representations, Warranties and Covenants”) and the blocking of the relevant accounts in DTC for such Qualified Holder. Qualified Holders whose Notes are held on their behalf by a broker, dealer, bank, trust company or other nominee must contact such entity if they desire to surrender their Notes in the Qualified Recovery Settlement as described herein.

Notwithstanding the delivery of the surrenders of Notes by each Qualified Holder by means of an ATOP Instruction, each Qualified Holder thereby agrees that such ATOP Instruction constitutes a surrender.

Each ATOP Instruction, by which Qualified Holders are to surrender their Notes, must include (i) the name of the beneficial owner, (ii) the aggregate principal amount of Notes with respect to which the Qualified Holder wishes to surrender, (iii) the name of the participant and the securities account number in which the Notes are held, (iv) the Unique Token Number, (v) the Protocol Number and (vi) the series of Notes (including CUSIP/ISIN) to which the instruction refers.

The Information Agent, using the Unique Token Number included in the ATOP Instruction, will confirm that the information provided in such ATOP Instruction conforms to certain of the information previously provided by a Qualified Holder in its Payment Option Notice submitted to Oi in accordance with the terms of the Election Statement, including confirming that the principal amount of Notes surrendered in the ATOP Instruction is equal to or less than the principal amount of the Notes that appears on the Qualified Election List for such Qualified Holder.

The surrendering of the Notes in the Qualified Recovery Settlement will be deemed to have occurred upon receipt, by the Information Agent from DTC, of a valid ATOP Instruction submitted in accordance with the requirements of DTC. Upon a Qualified Holder’s execution and delivery of a valid ATOP Instruction, such Qualified Holder will be deemed to have delivered its Notes into the appropriate “contra” CUSIP through DTC.

Only direct participants may submit ATOP Instructions. Each holder of Notes that is not a direct participant must arrange for the direct participant through which such holder of Notes holds its Notes to submit a valid ATOP Instruction on its behalf to DTC before the deadlines specified by DTC.

Procedures for Surrendering Notes Held through Euroclear/Clearstream

To surrender Notes by a Euroclear/Clearstream Instruction, a Qualified Holder should either: (i) contact Euroclear or Clearstream for participation procedures and deadlines regarding the submission of a valid Euroclear/Clearstream Instruction to authorize the surrendering of Notes which will be subject to the relevant Qualified Holder’s representations and warranties set forth herein (please see “—Representations, Warranties and Covenants”) and the blocking of the relevant accounts in Euroclear or Clearstream, as the case may be; or (ii) request such holder of Notes’ broker, dealer, bank, trust company or other nominee to effect the submission of a Euroclear/Clearstream Instruction to authorize the surrendering of Notes which will be subject to the relevant Qualified Holder’s representations and warranties set forth herein (please see “—Representations, Warranties and Covenants”) and the blocking of the relevant accounts in Euroclear or Clearstream for such Qualified Holder. Qualified Holders whose Notes are held on their behalf by a broker, dealer, bank, trust company or other nominee must contact such entity if they desire to surrender their Notes in this Information Statement as described herein.

Notwithstanding the delivery of the surrenders by each Qualified Holder by means of a Euroclear/Clearstream Instruction, each Qualified Holder thereby agrees that such Euroclear/Clearstream Instruction constitutes a surrender.

Each Euroclear/Clearstream Instruction, by which Qualified Holders are to surrender their Notes, must include (i) the name of the holder (beneficial owner), (ii) the aggregate principal amount of Notes with respect to which the Qualified Holder wishes to surrender, (iii) the name of the participant and the securities account number in which the Notes are held, (iv) the Unique Token Number, (v) the Protocol Number, (vi) an authorization to block the Notes for which surrenders are delivered so that no transfers may be effected in relation to such Notes at any time from and including the date on which the holder (beneficial owner) submits its Euroclear/Clearstream Instruction until the termination or withdrawal of the Qualified Recovery Settlement, all in accordance with the normal procedures of Euroclear/Clearstream and after taking into account the deadlines imposed by Euroclear/Clearstream and (vii) the series of Notes to which the instruction refers.

The Information Agent, using the Unique Token Number included in the Euroclear/Clearstream Instruction, will confirm that the information provided in such Euroclear/Clearstream Instruction conforms to certain of the information previously provided by a Qualified Holder in its Payment Option Notice submitted to Oi in accordance with the terms of the Election Statement, including confirming that the principal amount of Notes surrendered in the Euroclear/Clearstream Instruction is equal to or less than the principal amount of the Notes that appears on the Qualified Election List for such Qualified Holder.

The surrendering of the Notes in the Qualified Recovery Settlement will be deemed to have occurred upon receipt, by the Information Agent from Euroclear/Clearstream, of a valid Euroclear/Clearstream Instruction submitted in accordance with the requirements of Euroclear/Clearstream. Upon a Qualified Holder’s execution and delivery of a valid Euroclear/Clearstream Instruction, such Qualified Holder will be deemed to have delivered its Notes into the appropriate corporate action blocking code.

Only persons who are shown in the records of Euroclear/Clearstream as holders of the Notes may submit Euroclear/Clearstream Instructions. Each Qualified Holder of Notes that does not appear as a holder in the records of Euroclear/Clearstream must arrange for the person through which such holder (beneficial owner) of Notes holds its Notes to submit a valid Euroclear/Clearstream Instruction on its behalf to Euroclear/Clearstream before the deadlines specified by Euroclear/Clearstream.

Procedures for Surrendering PTIF’S 6.25% Notes due 2016 Held through Interbolsa

IMPORTANT NOTICE TO HOLDERS OF PTIF’S 6.25% NOTES DUE 2016 HELD THROUGH INTERBOLSA—THE QUALIFIED RECOVERY SETTLEMENT WILL NOT BE CONDUCTED IN INTERBOLSA. To participate in the Qualified Recovery Settlement, a Qualified Holder of PTIF’s 6.25% Notes due 2016 (ISIN No. PTPTCYOM0008) must either hold such Notes through direct participant in Euroclear/Clearstream or arrange for the transfer of its Notes so that they are held through such direct participant in Euroclear/Clearstream. Any Qualified Holder of such Notes through a direct participant (including following such transfer, if applicable) may participate in the Qualified Recovery Settlement in accordance with the procedures of Euroclear/Clearstream as described above in “Procedures for Surrendering Notes Held through Euroclear/Clearstream.”

No Letter of Transmittal

No letter of transmittal is required to accompany Notes that are surrendered through an Electronic Instruction.

Surrender of Notes, Binding Agreement

The surrender of Notes by a Qualified Holder, pursuant to the procedures set forth above, and the subsequent acceptance of that surrender by the Issuers, will constitute a binding agreement between that Qualified Holder and the Issuers in accordance with the terms and subject to the conditions set forth in this Information Statement, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Representations, Warranties and Covenants of Qualified Holders of Notes

Upon the agreement to the terms pursuant to a submission of a duly completed Electronic Instruction, a holder, or the beneficial holder of Notes on behalf of which the Qualified Holder has surrendered, will, subject to the terms and conditions of the Qualified Recovery Settlement, be deemed, among other things, to:

(1)	irrevocably sell, assign and transfer to or upon the Issuers’ order or the order of its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Notes surrendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against the Issuers or any fiduciary, trustee or other person connected with the Notes arising under, from or in connection with those Notes;

(2)	waive any and all rights with respect to the Notes surrendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Notes; and

(3)	release and discharge the Issuers and the trustee for the Notes from any and all claims that the holder may have, now or in the future, arising out of or related to the Notes surrendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Notes surrendered thereby, other than accrued and unpaid interest on the Notes or as otherwise expressly provided in this Information Statement, or to participate in any redemption or defeasance of the Notes surrendered thereby.

Each Qualified Holder surrendering the Notes for the Qualified Recovery pursuant to the Qualified Recovery Settlement will be deemed to agree with, and acknowledge, represent, warrant and undertake (on behalf of itself and of any person for whom it is acting) to the Issuers, the Information Agent, the Settlement Agent and the Trustee, the statements set forth below, on each of the Expiration Date and the Settlement Date:

(1)	It is a Qualified Holder.

(2)	It did not surrender its beneficial interest in the Notes for the Qualified Recovery with a view to distribution of the Qualified Recovery.

(3)	It is assuming all the risks inherent in participating in the Qualified Recovery Settlement, and has undertaken all the appropriate analysis of the implications of the Qualified Recovery Settlement, without reliance on the Issuers, the Information Agent or any of their respective directors or employees.

(4)	The Notes are, at the time of acceptance, and will continue to be, held by it at DTC or Euroclear/Clearstream (as applicable), until the earliest of (i) the Settlement Date or (ii) the termination or withdrawal of the Qualified Recovery Settlement.

(5)	The Notes have been blocked in the securities account to which such Notes are credited in DTC or Euroclear/Clearstream, as applicable, with effect from, and including, the date on which the Electronic Instruction was received by DTC or Euroclear/Clearstream (as applicable) until the earliest of (i) the Settlement Date or (ii) the termination or withdrawal of the Qualified Recovery Settlement, all in accordance with the normal procedures of DTC or Euroclear/Clearstream (as applicable) and after taking into account the deadlines imposed by DTC or Euroclear/Clearstream (as applicable).

(6)	Upon the terms and subject to the conditions of the Qualified Recovery Settlement, it has validly surrendered its Notes and in connection therewith, it renounces all right, title and interest in and to all such Notes accepted for participation pursuant to the Qualified Recovery Settlement and waives and releases any rights or claims it may have against the Issuers with respect to any such Notes or the Qualified Recovery Settlement.

(7)	It has full power and authority to transfer and assign to the Issuers the Notes which it has surrendered pursuant to the Qualified Recovery Settlement and, if such Notes are accepted pursuant to the Qualified Recovery Settlement, good and marketable title to such Notes will be transferred to, or for the account of, the Issuers free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto, and it will, upon request, execute and deliver any additional documents and/or do such other things deemed by the Issuers or the Information Agent to be necessary or desirable to complete the sale, assignment, transfer and/or cancellation of such Notes or to evidence such power and authority.

(8)	All authority conferred or agreed to be conferred pursuant to its acknowledgements, agreements, representations, warranties, undertakings and directions, and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, its death or incapacity.

(9)	It understands that acceptance of Notes validly surrendered by it pursuant to the Qualified Recovery Settlement will constitute a binding agreement between it and the Issuers, in accordance with and subject to the terms and conditions of the Qualified Recovery Settlement.

(10)	It understands that the Issuers may, at their sole discretion, extend, re-open, amend or waive any condition of or terminate the Qualified Recovery Settlement at any time, and that in the event of a termination of the Qualified Recovery Settlement, the relevant Notes will be returned to the holder.

(11)	None of the Issuers, the Information Agent, the Settlement Agent, the trustee under any of the Notes or any of their respective directors or employees, has given it any information with respect to the Qualified Recovery Settlement save as expressly set out in this Information Statement nor has any of them made any recommendation to it as to whether it should surrender Notes in the Qualified Recovery Settlement, and it has made its own decision with regard to surrendering Notes in the Qualified Recovery Settlement based on any legal, tax or financial advice it has deemed necessary to seek; and it is able to bear the economic risks of participating in the Qualified Recovery Settlement.

(12)	No information has been provided to it by the Issuers, the Information Agent, the Settlement Agent, the Trustee or any of their respective directors or employees, with regard to the tax consequences for holders of Notes arising from any Notes accepted pursuant to the Qualified Recovery Settlement and the receipt of the Qualified Recovery, and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Qualified Recovery Settlement or in relation to the Qualified Recovery and agrees that it does not and will not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Issuers, the Information Agent, the Settlement Agent or any of their respective directors or employees or any other person in respect of such taxes and payments.

(13)	It is not a person to whom it is unlawful to make an offer pursuant to this Information Statement (including under the applicable securities laws contained under the heading “Jurisdiction Restrictions” in this Information Statement), it has not distributed or forwarded this Information Statement or any other documents or materials relating to the Qualified Recovery Settlement to any such person, and it has (before surrendering the Notes) complied with all laws and regulations applicable to it for the purposes of its participation in the Qualified Recovery Settlement.

(14)	It has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and it has not taken or omitted to take any action in breach of the terms of the Qualified Recovery Settlement or which will or may result in the Issuers, the Information Agent, the Settlement Agent, the Trustee, or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Qualified Recovery Settlement.

(15)	It accepts that the Issuers, the Information Agent, the Settlement Agent and the Trustee will rely on the truth and accuracy of the foregoing acknowledgements, agreements, representations, warranties and undertakings, and it shall indemnify the Issuers, the Information Agent, the Settlement Agent and the Trustee against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the agreements, representations, warranties and/or undertakings given in connection with the Qualified Recovery Settlement made (including any acceptance thereof) by any such holder.

(16)	It authorizes DTC or Euroclear/Clearstream (as applicable) to disclose its together with the beneficial owner’s identity including name, account number principal amount of holding, and Unique Token Number (if applicable) to the Issuers, the Guarantors, the Trustee, the Information Agent the Settlement Agent and their respective advisers.

By submitting an Electronic Instruction to DTC or Euroclear/Clearstream (as applicable), the Qualified Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of that Qualified Holder shall be binding (to the extent applicable in law) upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the Qualified Holder and shall not be affected by, and shall survive, the death or incapacity of the Qualified Holder.

The representations, warranties and agreements of a holder surrendering Notes will be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. For purposes of this Information Statement, the “beneficial owner” of any Notes means any holder that exercises investment discretion with respect to those Notes.

Surrender of Notes in Physical Form

All Holders hold the Notes through DTC or Euroclear/Clearstream and there are no Notes in physical form.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided by the Issuers in connection with this Qualified Recovery Settlement. Beneficial owners of Notes that are held in the name of a custodian must contact such entity sufficiently in advance of the Expiration Date, if they wish to surrender their Notes.

Extension, Termination or Amendment

Subject to applicable laws, the Issuers expressly reserve the right, in their sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Qualified Recovery Settlement shall have occurred or shall have been determined by the Issuers to have occurred, to (i) extend the period during which the Qualified Recovery Settlement is open, (ii) re-open or amend the Qualified Recovery Settlement, (iii) amend the timing of the Qualified Recovery Settlement including delaying the Expiration Date and/or the Settlement Date and (iv) terminate the Qualified Recovery Settlement, by giving oral (to be confirmed in writing) and written notice of such extension re-opening, amendment or termination to the Information Agent and by making public disclosure by press release or other appropriate means of such extension, re-opening, amendment or termination to the extent required by law. During any extension, re-opening or amendment of the Qualified Recovery Settlement, all Notes previously surrendered will remain subject to the Qualified Recovery Settlement and may, subject to the terms and conditions of the Qualified Recovery Settlement, be accepted for settlement by the Issuers. Please see also “ —Announcements”. Any waiver, amendment or modification of the Qualified Recovery Settlement will apply to all Notes surrendered pursuant to the Qualified Recovery Settlement. If the Issuers make a change that they determine to be material in any of the terms of the Qualified Recovery Settlement or waive a condition of the Qualified Recovery Settlement that the Issuers determine to be material, the Issuers will give oral (to be confirmed in writing) and written notice of such amendment or such waiver to the information Agent and will publicly announce such changes by press release, by publication on the Settlement Website and through DTC or Euroclear/Clearstream as promptly as possible and extend the Qualified Recovery Settlement as the Issuers determine necessary and to the extent required by law.

The Issuers may terminate or withdraw at their sole discretion the Qualified Recovery Settlement at any time and for any reason, including if any condition is not satisfied on or after the Expiration Date, as the case may be. There can be no assurance that the Issuers will exercise their right to extend, terminate or amend the Qualified Recovery Settlement.

During any extension and irrespective of any amendment to the Qualified Recovery Settlement, all Notes previously surrendered will remain subject to the Qualified Recovery Settlement and may be accepted thereafter for settlement by the Issuers, subject to compliance with applicable law. In addition, the Issuers may waive conditions without extending the Qualified Recovery Settlement in accordance with applicable law.

In the event that the Qualified Recovery Settlement is withdrawn or otherwise not completed, the Qualified Recovery will not be paid or become payable and all Notes surrendered shall be returned promptly to the surrendering Holders thereof.

Announcements

Any extension, termination, re-opening or amendment of the Qualified Recovery Settlement will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m. New York City time on the next business day following the previously scheduled Expiration Date, as the case may be. Unless stated otherwise, announcements in connection with the Qualified Recovery Settlement will be made (i) through a press release to be disseminated through DTC and Euroclear/Clearstream and (ii) by publication on the Settlement Website: https://sites.dfkingltd.com/oisettlement. Such announcements may also be made by the delivery of notices to DTC or Euroclear/Clearstream for communication to direct participants. Significant delays may be experienced where notices are delivered to DTC or Euroclear/Clearstream and holders of Notes are urged to visit the Settlement Website during the course of the Qualified Recovery Settlement.

ISIN or CUSIP Number

If any Notes contain an ISIN or CUSIP number, the Issuers make no representation as to the correctness of the ISIN or CUSIP number either as printed on the Notes or as contained in this Information Statement and the Holder should rely only on the other identification numbers printed on the Notes.

Other Matters

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrendered Notes pursuant to any of the procedures described above will be determined by the Issuers, in their sole discretion (which determination shall be final and binding). Alternative, conditional or contingent surrenders will not be considered valid. The Issuers reserve the absolute right to reject any or all surrenders of any Notes determined by the Issuers not to be in proper form or, if the acceptance or settlement of such Notes may, in their opinion, be unlawful. The Issuers also reserve the absolute right, in their sole discretion, to waive any of the conditions of the Qualified Recovery Settlement or any defect or irregularity in any surrender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Issuers’ interpretation of the terms and conditions of the Qualified Recovery Settlement shall be final and binding. Any defect or irregularity in connection with surrender of Notes must be cured within such time as the Issuers determine, unless waived by the Issuers. Surrenders of Notes will not be considered to have been made until all defects and irregularities have been waived by the Issuers or cured. None of the Issuers, the Information Agent, the Settlement Agent, the Trustee, DTC, Euroclear/Clearstream or any other person will be under any duty to give notification of any defects or irregularities in surrenders of Notes or will incur any liability for failure to give any such notification. If the Issuers waive their right to reject a defective surrender of Notes, the Holder will be entitled to the Qualified Recovery.

Holders should ensure that DTC or Euroclear/Clearstream (as applicable) in which Notes are held has received instructions (with which it has complied) to block such Notes in the securities account to which they are credited with effect from, and including, the day on which the Electronic Instruction is submitted so that no transfers may be effected in relation to such Notes at any time after such date until the termination or withdrawal of the Qualified Recovery Settlement. Notes should be blocked in accordance with the procedures of DTC or Euroclear/Clearstream (as applicable) and the deadlines required by DTC or Euroclear/Clearstream (as applicable). The Issuers and the Information Agent shall be entitled to accept submission of an Electronic Instruction as deemed confirmation that such Notes have been so blocked. The Information Agent shall require DTC or Euroclear/Clearstream (as applicable) to confirm in writing that such Notes have been blocked with effect from the date of submission of the Electronic Instruction. In the event that DTC or Euroclear/Clearstream (as applicable) fails to do so, the Information Agent shall inform the Issuers, who shall be entitled, but not obliged, to reject the Electronic Instruction.

CONDITIONS OF THE QUALIFIED RECOVERY SETTLEMENT

The Qualified Recovery Settlement is subject to certain conditions, which the Issuers may assert or waive in full or in part in their sole discretion. The Issuers may extend the Qualified Recovery Settlement from time to time until the conditions are satisfied or waived. Although the Issuers have no present plans or arrangements to do so, they reserve the right to amend, at any time, the terms and conditions of the Qualified Recovery Settlement. The Issuers will give you notice of any amendments if required by applicable law.

Notwithstanding any other provisions of the Qualified Recovery Settlement, or any extension of the Qualified Recovery Settlement, the Issuers will not be required to issue the Qualified Recovery and it may terminate the Qualified Recovery Settlement or, at their option, modify, extend or otherwise amend the Qualified Recovery Settlement, if any of the following events occur or exist on or prior to the Expiration Date:

(1)	all actions, documents, certificates, and agreements necessary to implement the settlement and delivery of the Qualified Recovery shall have been effected or executed and delivered;

(2)	all authorizations, consents, and regulatory approvals required, if any, in connection with implementation of the settlement and delivery of the Qualified Recovery shall have been obtained or waived;

(3)	each of the conditions precedents set forth in Exhibit 4.3.3.5(c) of the RJ Plan have been satisfied or waived in accordance with the RJ Plan;

(4)	the absence of any law or regulation which could, and the absence of any pending or threatened injunction or action or other proceeding which could, make unlawful or invalid or enjoin the implementation of the Qualified Recovery;

(5)	the Form T-3 filed with the SEC to qualify the indenture governing the New Notes under the U.S. Trust Indenture Act of 1939 shall have been declared effective by the SEC;

(6)	the Form F-6 registration statement filed with the SEC to register the ADWs to be issued under the ADW deposit agreement shall have been declared effective by the SEC; and

(7)	Oi’s board of directors shall have confirmed the Capital Increase (1) fully in the event that the Initial Allocation Number is equal to or exceeds the maximum number of Offered Shares, or (2) partially in the event that the Initial Allocation Number is equal to at least the minimum number of Offered Shares.

DESCRIPTION OF THE RIGHTS OFFERING

On March 5, 2018, Oi’s board of directors authorized Oi to conduct a capital increase (the “Capital Increase”) in which it may issue a minimum of 1,039,868,479 common shares and a maximum of 1,756,054,163 common shares (the “Offered Shares”). The issuance of the New Shares and the Warrants to the Qualified Holders will be conducted as part of the Capital Increase in which a portion of the Bondholder Credits will be converted into equity of Oi. The New Shares and the Warrants are subject to pre-emptive rights to which existing holders of common shares and preferred shares of Oi (the “Existing Shareholders”) are entitled, in accordance with Brazilian law.

Terms of the Pre-Emptive Rights Offering

Rights, Subscription Period and Exercise Price

Each common share and preferred share issued and outstanding as of June 14, 2018 (the “Record Date”) shall entitle the holder thereof to the right to subscribe (each, a “Right”) for 2.5989929669 Offered Shares. In connection with the Rights Offering, Oi will also issue 0.076923076660 Bônus de Subscrição (the “Rights Offering Warrants”) to the subscribers of the Offered Shares for each Offered Share subscribed. We have been advised that the ADS Depositary will not distribute the Rights to holders of ADSs.

Holders of Rights will be entitled to exercise their Rights during the period commencing on June 15, 2018 and ending on July 16, 2018 (the “Subscription Period”) to subscribe for Offered Shares and the associated Rights Offering Warrants at a subscription price of R$7.00 per Offered Share in cash (the “Subscription Price”). Subject to the procedures of B3 and Banco do Brasil, holders of Rights will be entitled to offer and sell their Rights at any time prior to the expiration of the Subscription Period.

Procedure for Exercising Rights

The exercise of the Rights will be subject to the terms and conditions set forth in the Notice to the Shareholders published by Oi on June 11, 2018 and the procedures of B3 and Banco do Brasil. During the Subscription Period, a holder of a Right will be entitled:

•	to inform B3 or Banco do Brasil of the number of Offered Shares to which it is willing to subscribe (which number cannot exceed the number of Offered Shares to which it is entitled based on the number of common shares and preferred shares that it owns as of the Record Date) (an “Initial Subscription”), and

•	if such holder informs B3 or Banco do Brasil that it is willing to subscribe Offered Shares, to inform B3 or Banco do Brasil that it is willing to subscribe for Unsubscribed Shares (as defined below), in each case through an exercise notice procedure determined by B3 or Banco do Brasil, as applicable, in accordance with their respective procedures.

Each holder of a Right will be able to state in its exercise notice that its subscription is conditioned upon:

•	the Initial Allocation Number being equal to the maximum number of Offered Shares; or

•	the Initial Allocation Number being at least equal to the minimum number of Offered Shares, in which case the holder of Rights may indicate if it will subscribe to either:

•	the total number of Offered Shares that such holder requested for subscription, or

•	the number of Offered Shares that such holder requested for subscription multiplied by the fraction obtained by dividing the Initial Allocation Number by the maximum number of Offered Shares.

If a holder of Rights does not state that its subscription is conditional, such holder will be deemed to have manifested its intention to subscribe to the total number of Offered Shares stated in its exercise notice.

Allocation of Offered Shares

After (1) the expiration of the Subscription Period and the determination of the aggregate number of Offered Shares that holders of Rights subscribed to in the Subscription Period (the “Subscribed Shares”), and (2) the tabulation of the results of the Qualified Recovery Settlement Procedures and the determination of the aggregate number of New Shares and the associated Rights Offering Warrants that Qualified Holders are eligible to receive as a result of their participation in the Qualified Recovery Settlement Procedures (the “Recovery Shares”), Oi’s management will determine the sum of the aggregate number of Subscribed Shares and the aggregate number of Recovery Shares (the “Initial Allocation Number”).

In the event that the Initial Allocation Number is equal to the maximum number of Offered Shares, Oi will allocate the Offered Shares and the associated Rights Offering Warrants as follows:

•	the Subscribed Shares and the associated Rights Offering Warrants will be allocated to the holders of Rights that subscribed in the Subscription Period; and

•	the Recovery Shares and the associated Rights Offering Warrants will be allocated to the holders of Notes that participated in the Qualified Recovery Settlement in accordance with this Information Statement.

In the event that the Initial Allocation Number exceeds the maximum number of Offered Shares, Oi will allocate the Offered Shares and the associated Rights Offering Warrants as follows:

•	the Subscribed Shares and the associated Rights Offering Warrants will be allocated to the holders of Rights that subscribed in the Subscription Period;

•	a number of Common Shares equal to the maximum number of Offered Shares less the number of Subscribed Shares (the “Bondholder Shares”) and the associated Rights Offering Warrants will be allocated to the holders of Notes that participated in the Qualified Recovery Settlement Procedures; and

•	the Qualified Holders that participated in the Qualified Recovery Settlement Procedures will be entitled to an aggregate cash payment equal to (1) R$7.00 multiplied by (2) the number of Recovery Shares less the number of Bondholder Shares (the “Bondholder Cash Amount”).

In the event that the Initial Allocation Number is less than the maximum number of Offered Shares, but is equal to or exceeds the minimum number of Offered Shares, Oi will allocate the Offered Shares and the associated Warrants as follows:

•	the Recovery Shares and the associated Rights Offering Warrants will be allocated to the Qualified Holders that participated in the Qualified Recovery Settlement Procedures;

•	the Subscribed Shares and the associated Rights Offering Warrants will be allocated to the holders of Rights that subscribed in the Subscription Period, provided that

•	no Offered Shares or associated Rights Offering Warrants shall be allocated to holders of Rights that conditioned their subscriptions on the Initial Allocation Number being equal to the maximum number of Offered Shares.

•	holders of Rights that conditioned their subscriptions on the Initial Allocation Number being at least equal to the minimum number of Offered Shares, but opted to pro rate their subscriptions if the Initial Allocation Number was not equal to the maximum number of Offered Shares shall be allocated the number of Offered Shares and the associated Rights Offering Warrants that such holder requested for subscription multiplied by the fraction obtained by dividing the Initial Allocation Number by the maximum number of Offered Shares.

In the event that the Initial Allocation Number is less than the minimum number of Offered Shares, no Offered Shares or associated Rights Offering Warrants shall be allocated or issued under the Rights Offering.

Fractional Offered Shares and Rights Offering Warrants

No fractional Common Shares or fractional Rights Offering Warrants shall be distributed.

When the exercise of any Rights or the distribution of New Shares to any Qualified Holder would otherwise result in the issuance of a number of Offered Shares that is not a whole number, the number of Offered Shares will be rounded to the next lower whole number. No consideration will be provided in lieu of fractional Offered Shares that are rounded down.

When the delivery of any Rights Offering Warrants with respect to the delivery of any Offered Shares would otherwise result in the issuance of a number of Rights Offering Warrants that is not a whole number, the number of Rights Offering Warrants will be rounded to the next lower whole number.

Confirmation of the Capital Increase

After Oi makes the allocations set forth above, provided the Initial Allocation Number is equal to or exceeds the minimum number of Offered Shares, Oi’s board of directors will confirm the Capital Increase (1) fully in the event that the Initial Allocation Number is equal to or exceeds the maximum number of Offered Shares, or (2) partially in the event that the Initial Allocation Number is equal to at least the minimum number of Offered Shares.

In the event that (1) the number of Offered Shares allocated in accordance with the procedures set forth above is less than the maximum number of Offered Shares (such shares, the “Unsubscribed Shares”), and (2) any holder of a Right that has made a Subscription has informed B3 or Banco do Brasil that it is willing to subscribe for Unsubscribed Shares, Oi may conduct an additional subscription round in accordance with the procedures adopted by its board of directors and the requirements of Brazilian law in which such holders may subscribe for the Unsubscribed Shares and the associated Rights Offering Warrants at the Subscription Price.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

The following is a summary of the material provisions of the deposit agreement, which we refer to as the ADS deposit agreement, among Oi, The Bank of New York Mellon, as the ADS depositary, and the owners and holders of ADSs, pursuant to which the ADSs are to be issued. This summary is subject to and qualified in its entirety by reference to the ADS deposit agreement, including the form of ADRs attached thereto. A copy of the ADS deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the ADS deposit agreement from the SEC’s website (www.sec.gov) or from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please refer to Registration Number 333-195520 when retrieving such copy. Copies of the ADS deposit agreement are also available for inspection at the corporate trust office of the ADS depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the office of the Common Share custodian, currently located at Rua Ururaí, 111, Prédio B, Piso Térreo, Tatuapé, 03084-101, São Paulo, SP Brazil. The ADS depositary’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

American Depositary Shares

The Bank of New York Mellon, as ADS depositary, registers and delivers ADSs. Each ADS represents five Common Shares (or a right to receive five Common Shares), deposited with the principal São Paulo office of Itaú Unibanco S.A., as custodian for the ADS depositary, or the Common Share custodian. Each ADS also represents any other securities, cash or other property which may be held by the ADS depositary under the ADS deposit agreement.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with their broker or financial institution to find out what those procedures are.

DRS is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the ADS depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the ADS depositary to the registered holders of uncertificated ADSs.

As an ADS holder, Oi will not treat you as one of its shareholders, and you will therefore not have shareholder rights established by Brazilian law and by Oi’s bylaws. Since the ADS depositary is the registered holder of all Common Shares underlying the ADSs, the ADS depositary will be treated as Oi’s shareholder. The ADS deposit agreement among Oi, the ADS depositary and all holders of Oi’s ADSs, sets forth the rights of all ADS holders, as well as the rights and obligations of the ADS depositary. New York law governs the ADS deposit agreement and the ADSs. The following is a summary of the material provisions of the ADS deposit agreement. For more complete information, you should read the entire ADS deposit agreement and the form of ADR relating to the ADSs.

Fees and Expenses

Persons depositing or withdrawing Common Shares must pay:

•	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) for the issuance of ADSs, including issuances resulting from a distribution of Common Shares or rights or other property;

•	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) for the cancellation of ADSs for the purpose of withdrawal, including in the event of the termination of the ADS deposit agreement;

•	US$0.02 (or less) per ADS (or portion thereof) for any cash distribution;

•	US$0.02 (or less) per ADS (or portion thereof) per calendar year for depositary services;

•	in the event of distributions of securities (other than Common Shares), a fee equivalent to the fee for the issuance of ADSs referred to above, which would have been charged, as a result of the deposit of such securities (treating such securities as Common Shares);

•	registration or transfer fees for the transfer and registration of Common Shares on Oi’s share register to or from the name of the ADS depositary or its agent when you deposit or withdraw Common Shares;

•	charges of the ADS depositary for (1) cable, telex and facsimile transmissions (when expressly provided in the ADS deposit agreement), and (2) expenses of converting foreign currency to U.S. dollars;

•	taxes and other governmental charges the ADS depositary or the Common Share custodian have to pay on any ADS or Common Share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes, as necessary; and

•	any charges incurred by the ADS depositary or its agents for servicing the deposited securities, as necessary

The ADS depositary collects its fees for the delivery and surrender of ADSs directly from investors depositing Common Shares or surrendering ADSs or from intermediaries acting for them. The ADS depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The ADS depositary may collect its annual fee for depositary services by deductions from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The ADS depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The ADS depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the ADS depositary may make payments to Oi to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of the establishment and maintenance of the ADS programs. In performing its duties under the ADS deposit agreement, the ADS depositary may use brokers, dealers or other service providers that are affiliates of the ADS depositary and that may earn or share fees or commissions.

The ADS depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the ADS deposit agreement and the rate that the ADS depositary or its affiliate receives when buying or selling foreign currency for its own account. The ADS depositary makes no representation that the exchange rate used or obtained in any currency conversion under the ADS deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the ADS depositary’s obligations under the ADS deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Dividends and Other Distributions

How will Qualified Holders receive dividends and other distributions on the Common Shares?

The ADS depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the Common Share custodian receives on Common Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Common Shares your ADSs represent.

•	Cash. The ADS depositary will convert any cash dividend or other cash distribution Oi pays on the Common Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the ADS deposit agreement allows the ADS depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. The ADS depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the real-to-dollar exchange rate fluctuates during a time when the ADS depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The ADS depositary may distribute additional ADSs representing any Common Shares Oi distributes as a dividend or free distribution. The ADS depositary will only distribute whole ADSs. It will sell Common Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same manner and subject to the same conditions as if such amount were a cash dividend or other cash distribution. If the ADS depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Common Shares. The ADS depositary may sell a portion of the distributed Common Shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to Purchase Additional Shares. If Oi offers holders of Oi’s securities any rights to subscribe for additional Common Shares or any other rights, the ADS depositary may make these rights available to ADS holders. If the ADS depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the ADS depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The ADS depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the ADS depositary makes rights available to ADS holders, it will exercise the rights and purchase the Common Shares on your behalf. The ADS depositary will then deposit the Common Shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by Common Shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the ADS depositary may deliver restricted depositary Common Shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The ADS depositary will send to ADS holders anything else Oi distributes on deposited securities in any manner it may reasonably deem equitable and practicable for accomplishing such distribution. If in the opinion of the ADS depositary such a distribution is deemed not to be feasible, the ADS depositary may either sell the property Oi distributed and distribute the net proceeds in the same manner and subject to the same conditions as if such amount were a cash dividend or other cash distribution or it may hold the distributed property, in which case ADSs will also represent the newly distributed property. However, the ADS depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from Oi that it is legal to make that distribution. The ADS depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The ADS depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. Oi has no obligation to register ADSs, Common Shares, rights or other securities under the Securities Act. Oi also has no obligation to take any other action to permit the distribution of ADSs, Common Shares, rights or anything else to ADS holders. This means that you may not receive the distributions Oi makes on Oi’s Common Shares or any value for them if it is illegal or impractical for Oi to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The ADS depositary will deliver ADSs if you or your broker deposits Common Shares or evidence of rights to receive Common Shares with the Common Share custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the ADS depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADS depositary will deliver the Common Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the Common Share custodian. Or, at your request, risk and expense, the ADS depositary will deliver the deposited securities at its corporate trust office, if feasible.

ADS holders have the right to cancel their ADSs and withdraw the underlying Common Shares at any time except:

•	when temporary delays arise because: (1) the ADS depositary has closed its transfer books or Oi has closed its transfer books, (2) the transfer of Common Shares is blocked to permit voting at a shareholders’ meeting, or (3) Oi is paying a dividend on its Common Shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any U.S. or foreign laws or governmental regulations that apply to ADSs or to the withdrawal of Common Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the ADS deposit agreement.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the ADS depositary for the purpose of exchanging your ADR for uncertificated ADSs. The ADS depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs.

Upon receipt by the ADS depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the ADS depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

The Common Shares entitle their holders to vote on all matters presented to a vote of shareholders of Oi as set forth under “Item 10. Additional Information—Description of Oi’s By-laws—Voting Rights” of Oi’s Annual Report.

ADS holders do not have voting rights but may instruct the ADS depositary to vote the number of deposited Common Shares their ADSs represent. The ADS depositary will notify ADS holders of shareholders’ meetings and arrange to deliver Oi’s voting materials to them if Oi asks it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the ADS depositary how to vote. For instructions to be valid, they must reach the ADS depositary by a date set by the ADS depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the Common Shares. However, you may not know about the meeting enough in advance to withdraw the Common Shares.

The ADS depositary will try, as far as practical, subject to the laws of Brazil and of Oi’s by-laws, to vote or to have its agents vote the Common Shares or other deposited securities as instructed by ADS holders. The ADS depositary will only vote or attempt to vote as instructed or as provided in the following sentence. If Oi requested the ADS depositary to solicit your voting instructions at least 30 days before the meeting date but the ADS depositary does not receive your instructions by the date it set, the ADS depositary will consider you to have given instructions to give a discretionary proxy to a person designated Oi by with respect to the number of Common Shares your ADSs represent and the ADS depositary will give that discretionary proxy, except that the ADS depositary will not give a discretionary proxy if Oi informs the ADS depositary that (i) Oi does not wish to receive it, (ii) substantial opposition to the question to be voted exists, or (iii) that matter would materially and adversely affects the rights of holders of Common Shares.

Oi cannot assure you that you will receive the voting materials in time to ensure that you can instruct the ADS depositary to vote the Common Shares represented by your ADSs. In addition, the ADS depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise the right to vote the Common Shares represented by your ADSs and there may be nothing you can do if the Common Shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the ADS depositary as to the exercise of voting rights relating to deposited securities, if Oi requests the ADS depositary to act, Oi agrees to give the ADS depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The ADS depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. The ADS depositary may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the ADS depositary sells deposited securities represented by your ADSs, it will, if appropriate, reduce the number of ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If Oi:	Then:
• Changes the nominal or par value of the Common Shares • Reclassifies, splits up or consolidates any of the deposited securities	The cash, Common Shares or other securities received by the ADS depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Distributes securities on the Common Shares that are not distributed to you
• Recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of its assets, or takes any similar action	The ADS depositary may, and will if Oi asks it to, distribute some or all of the cash, Common Shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the ADS deposit agreement be amended?

Oi may agree with the ADS depositary to amend the ADS deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the ADS depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the ADS depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the ADS deposit agreement as amended.

How may the ADS deposit agreement be terminated?

The ADS depositary will terminate the ADS deposit agreement at Oi’s direction by mailing notice of termination to the applicable ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The ADS depositary may also terminate the ADS deposit agreement by mailing notice of termination to Oi and the applicable ADS holders if 60 days have passed since the ADS depositary told Oi it wants to resign but a successor ADS depositary has not been appointed and accepted its appointment.

The ADS depositary may terminate the ADS deposit agreement on as little as 15 days’ notice if it believes it may be subject to legal liability because Oi failed to provide information required by Brazilian government regulators.

After termination, the ADS depositary and its agents will do the following under the ADS deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver Common Shares and other deposited securities upon cancellation of ADSs. Four months after termination, the ADS depositary may sell any remaining deposited securities by public or private sale. After that, the ADS depositary will hold the money it received on the sale, as well as any other cash it is holding under the ADS deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The ADS depositary’s only obligations will be to account for the money and other cash. After termination, Oi’s only obligations will be to indemnify the ADS depositary and to pay fees and expenses of the ADS depositary that Oi agreed to pay.

Limitations on Obligations and Liability

Limits on Oi’s Obligations and the Obligations of the ADS Depositary; Limits on Liability to Holders of ADSs

The ADS deposit agreement expressly limits Oi’s obligations and the obligations of the ADS depositary. It also limits Oi’s liability and the liability of the ADS depositary. Oi and the ADS depositary:

•	are only obligated to take the actions specifically set forth in the ADS deposit agreement without negligence or bad faith;

•	are not liable if Oi is or it is prevented or delayed by law or circumstances beyond Oi’s control from performing Oi’s or its obligations under the ADS deposit agreement;

•	are not liable if Oi or it exercises discretion permitted under the ADS deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the ADS deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the ADS deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the ADS deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depositary, clearing agency or settlement system; and

•	may rely upon any documents Oi believes or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the ADS deposit agreement, Oi and the ADS depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the ADS depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of Common Shares, the ADS depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Common Shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the ADS deposit agreement, including presentation of transfer documents.

The ADS depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the ADS depositary or Oi’s transfer books are closed or at any time if the ADS depositary or Oi thinks it advisable to do so.

Pre-release of ADSs

The ADS deposit agreement permits the ADS depositary to deliver ADSs before deposit of the underlying Common Shares. This is called a pre-release of the ADSs. The ADS depositary may also deliver Common Shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Common Shares are delivered to the ADS depositary. The ADS depositary may receive ADSs instead of Common Shares to close out a pre-release. The ADS depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the ADS depositary in writing that it or its customer owns the Common Shares or ADSs to be deposited, (2) the pre-release is fully collateralized with cash or other collateral that the ADS depositary considers appropriate, and (3) the ADS depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the ADS depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the ADS depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the ADS deposit agreement, all parties to the ADS deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the ADS depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the ADS depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the ADS depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the ADS depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the ADS deposit agreement understand that the ADS depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the ADS deposit agreement, the parties agree that the ADS depositary’s reliance on and compliance with instructions received by the ADS depositary through the DRS/Profile System and in accordance with the ADS deposit agreement, shall not constitute negligence or bad faith on the part of the ADS depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The ADS depositary will make available for your inspection at its office all communications that it receives from Oi as a holder of deposited securities that Oi makes generally available to holders of deposited securities. The ADS depositary will send you copies of those communications if Oi asks it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to Oi’s business or the ADSs.

DESCRIPTION OF THE WARRANTS

The following description is a summary of the material terms and provisions of the Warrants. This description does not restate the terms and conditions of the Warrants in their entirety. Copies of the Warrants may be obtained from Oi upon written request. The registered holder of a Warrant is treated as the owner of it for all purposes. Only registered holders of Warrants have rights under the warrant agreement.

General

The Warrants will be issued as an additional advantage to the subscribers of shares in a Rights Offering approved by Oi’s board of directors and will contain the terms and conditions set forth in the RJ Plan and the resolutions of Oi’s board of directors authorizing the Rights Offering. A summary of the terms and conditions of the Warrants is set forth below. In the event of any conflict between the summary below and the terms and conditions of the Warrants as set forth in the RJ Plan and the resolutions of Oi’s board of directors authorizing the Rights Offering, the provisions of the RJ Plan and the resolutions of Oi’s board of directors authorizing the Rights Offering shall prevail.

Exercise of Warrants

Exercise Price and Rights Attached to Warrants

Each Warrant will entitle its holder to subscribe for one common share at an exercise price of the equivalent in reais of US$0.01 per common share, calculated based on the closing rate for sale of US$/R$ published by the Brazilian Central Bank on its website, on the section Quotations and Bulletins, option “Closing Quotations of All Currencies on one Date”, or any other rate that may replace it, as of the first day of the Exercise Period.

Exercise Period and Cancellation of Warrants

Each Warrant will be exercisable at any time, at the sole discretion of the holder, during a period of 90 days (the Exercise Period”) beginning on the date that is 12 months after the date on which the Warrants are issued, unless the commencement of the Exercise Period is accelerated as provided below. Warrants not exercised during the Exercise Period will become automatically void at the end of the Exercise Period.

Acceleration of Exercise Period related to Cash Capital Increase.

In connection with the call of a general shareholders’ meeting of Oi or meeting of Oi’s board of directors’ to approve the commencement of the rights offering relating to the implementation of capital increase (the “Cash Capital Increase”) described in Section 6 of the RJ Plan and in the Backstop Agreement (included as an annex to the RJ Plan), Oi will publish a Material Fact at least 15 business days prior to that meeting in which Oi will notify holders of Warrants that the Exercise Period relating to the Warrants will commence on the date of publication of that Material Fact.

Acceleration of Exercise Period Upon a Change of Control

In the event that any transaction occurs that results in the change of Oi’s “control” (as such term is defined in the RJ Plan), the Exercise Period relating to the Warrants will commence on the date of the completion of such transaction.

The RJ Plan defines “control” as (1) the ownership of partner rights that ensure to its holder, on a permanent basis, the majority of the votes in the social deliberations and the power to elect the majority of the company’ Directors and Executive Officers; and (2) the effective use of this power to direct social activities and guide the operation of the company’s bodies.

Exercise Procedure

Warrants may be exercised:

•	by means of delivery of an exercise notice by the holder’s custodian agent to the B3, and delivery of the Exercise Price of such Warrants in accordance with the rules and procedures of the CSD; or

•	by means of delivery of a written exercise notice by the holder to Oi, through any branch office of Banco do Brasil, and delivery of the Exercise Price of such Warrants in accordance with the rules and procedures of Banco do Brasil. The exercise date of any Warrant will be the date on which the B3 or Oi, as applicable, receives the exercise notice.

The issuance of the common shares upon exercise of the Warrants must also be approved by Oi’s board of directors prior to such common shares being issued and delivered to the holder. The common shares issued upon the exercise of Warrants will be in book-entry form. See “Item 10. Additional Information—Description of Oi’s By-laws” of Oi’s Annual Report.

The common shares to be delivered upon exercise of the Warrants will be listed on the B3, and Oi intends to make application to list the common shares to be delivered upon exercise of the Warrants on the NYSE. The ADSs representing the common shares are listed on the NYSE under the symbol “OIBR.C”.

Entitlements to Dividends on Exercise

The common shares delivered upon exercise of Warrants will be subject to all provisions of Oi’s bylaws. Holders of such common shares shall be entitled to any dividends declared by Oi on or after the date of issuance of such common shares, and to all benefits and rights of the common shares existing on the date of issuance of such common shares, on an equal basis with the other common shares issued by Oi.

Form and Transfer of Warrants

The Warrants will be in book-entry form, registered in the name of each holder or its nominee. The transfer of Warrants is governed by Article 35 of the Brazilian Corporation Law, which provides that a transfer of Warrants is effected by Oi’s transfer agent, Banco do Brasil S.A., by an entry made by the transfer agent in its books, upon presentation of valid written Warrant transfer instructions to Oi by a transferor or its representative. When Warrants are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of Oi’s transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. The transfer agent also performs all the services of safe-keeping of the Warrants. Provided that the provisions of Resolution No. 4,373 are observed, transfers of Warrants by a non-Brazilian investor are made in the same manner and are executed on the investor’s behalf by the investor’s local agent. If the original investment was registered with the Brazilian Central Bank (Banco Central do Brasil) pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

The B3 operates a central clearing system, the CSD. A holder of Warrants may choose, at its discretion, to participate in this system, and all Warrants that such holder elects to be put into the clearing system are deposited in custody with the CSD (through a Brazilian institution that is duly authorized to operate by the Brazilian Central Bank and maintains a clearing account with the CSD). Warrants subject to the custody of the CSD are noted as such in Oi’s registry of warrantholders. Each participating warrantholder will, in turn, be registered in the register of the CSD and will be treated in the same manner as warrantholder registered in Oi’s books.

The New Shares (including New Shares represented by ADSs) and the Warrants (including Warrants represented by ADWs) will be separately transferable immediately upon issuance.

Listing of the Warrants

Oi has also applied to list the Warrants on the B3. The Warrants will be listed separately from the common shares as of the issue date of the Warrants. Application will be made for the ADWs representing the Warrants to be accepted for clearance through DTC, but the ADWs will not be listed on any exchange.

Miscellaneous

The Warrants do not confer upon the Warrant holders any of the rights of the common shares, any voting or pre-emption rights, or any rights otherwise attributable to a shareholder of Oi. The only right conferred by the Warrants is the right to exercise such Warrants to subscribe common shares.

Persons required under Brazilian law and CVM regulation to inform Oi of the number of common shares held by them must also include in such communication the number of Warrants that they hold.

The Warrants will be governed by Brazilian law.

Taxation

See “Taxation” for information about the tax treatment of Warrants and common shares received upon exercise of Warrants.

DESCRIPTION OF THE AMERICAN DEPOSITARY WARRANTS

The following is a summary of the material provisions of the deposit agreement for Warrants, which we refer to as the ADW deposit agreement, among Oi, The Bank of New York Mellon, as depositary, also referred to as the “ADW Depositary”, and the owners and holders of ADWs, pursuant to which the American Depositary Warrants, also referred to as the ADWs are to be issued. This summary is subject to and qualified in its entirety by reference to the ADW deposit agreement, including the form of ADW certificate attached thereto. A copy of the ADW deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the ADW deposit agreement from the SEC’s website (www.sec.gov) or from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.    Copies of the ADW deposit agreement are also available for inspection at the ADW Depositary’s office at which the ADWs will be administered, located at 101 Barclay Street, New York, New York 10286, and at the office of the Warrant custodian, currently located at Rua Ururaí, 111, Prédio B, Piso Térreo, Tatuapé, 03084-101, São Paulo, SP Brazil. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

American Depositary Warrants

The Bank of New York Mellon, as ADW Depositary, will register and deliver ADWs. Each ADW will represent five Warrants (or a right to receive five Warrants), deposited with the principal São Paulo office of Itaú Unibanco S.A., as custodian for the ADW Depositary in Brazil, or the Warrant custodian.

You may hold ADWs either (1) directly (a) by having an American Depositary Warrant Certificate, also referred to as an ADW Certificate, which is a certificate evidencing a specific number of ADWs, registered in your name, or (b) by having uncertificated ADWs registered in your name, or (2) indirectly by holding a security entitlement in ADWs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold ADWs directly, you are a registered ADW holder, also referred to as an ADW holder. This description assumes you are an ADW holder. If you hold the ADWs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADW holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADWs will receive statements from the ADW Depositary confirming their holdings.

As an ADW holder, Oi will not treat you as one of its warrant holders, and you will therefore not have the rights of a holder of Warrants. Brazilian law governs the rights of holders of Warrants. The ADW Depositary will be the holder of the Warrants underlying your ADWs. The ADW deposit agreement among Oi, the ADW Depositary and ADW holders and all other persons indirectly or beneficially holding ADWs sets out ADW holder rights as well as the rights and obligations of the ADW Depositary. New York law governs the ADW deposit agreement and the ADWs.

The following is a summary of the material provisions of the ADW deposit agreement. For more complete information, you should read the entire ADW deposit agreement and the form of ADW Certificate.

Exercise of ADWs

Holders of ADWs have a right to exercise the Warrants underlying their ADWs and receive new American Depositary Shares, also referred to as ADSs, representing new common shares issued upon exercise of the Warrants during the Exercise Period.

Oi will notify the ADW Depositary of the commencement date of the Exercise Period and, if changed from the Warrant Expiration Date specified in the Warrants, the Warrant Expiration Date (which will be the last day of the Exercise Period) and the dates on which Oi’s board of directors will meet to approve issuance of common shares upon exercises of Warrants. The ADW Depositary will thereafter announce through DTC an “Exercise Cutoff Date” that is approximately six business days prior to each board of directors meeting date announced by the Company that is prior to the Warrant Expiration Date and approximately six business days prior to the Warrant Expiration Date. A holder of ADWs may exercise at any time during the next Exercise Period prior to 5:00 p.m. New York time on the Exercise Cutoff Date (subject to DTC cutoff dates described below, as applicable).

To exercise, the holder must surrender its ADWs to the ADW Depositary, give the ADW Depositary an exercise instruction and pay to ADW Depositary the Deposit Amount for the number of ADWs being exercised. The “Deposit Amount” will be $0.06 and, which is equal to the Initial Exercise Price of five Warrants plus 20% of that amount to cover currency rate fluctuations during the Exercise Period.

A holder of ADWs that is a participant in The Depository Trust Company (“DTC”) must surrender the ADWs, enter their exercise instruction and pay the Deposit Amount through DTC’s automated system. A Holder of ADWs that holds in an account with a securities intermediary that is a direct or indirect participant in DTC must instruct its securities intermediary to initiate the exercise on its behalf and charge the Deposit Amount to its account. A registered holder of ADWs on the ADW Depositary’s register must deliver its exercise notice in writing to the ADW Depositary, together with its ADW Certificate, if applicable, and a check for the Deposit Amount payable to “The Bank of New York Mellon—Oi ADW exercise.” Whichever exercise procedure applies, an ADW holder that wishes to exercise ADWs must take action in time to ensure that the instructions and payment will reach the ADW Depositary before the applicable Exercise Cutoff Date. DTC and its direct and indirect participants will set their own cutoff dates and times to receive exercise instructions that will be earlier than the Exercise Cutoff Dates.

Exercising registered holders of ADWs should deliver their instructions, certificates and payments to the ADW Depositary as follows:

By registered, certified or express mail	OR	By overnight courier
The Bank of New York Mellon		The Bank of New York Mellon
Voluntary Corporate Actions – Suite V		Voluntary Corporate Actions – Suite V
P.O. Box 43031		250 Royall Street
Providence, Rhode Island 02940-3031		Canton, Massachusetts 02021
United States of America		United States of America

Upon valid exercise of ADWs and as soon as practicable after the Exercise Cutoff Date, the ADW Depositary will:

(i)	cancel the surrendered ADWs;

(ii)	from the Deposit Amount, purchase an amount of Brazilian reais equal to the Exercise Price for the number of Warrants those ADWs represent (and return any surplus Dollar amount to the exercising ADW holder);

(iii)	pay the Brazilian reais exercise price to, and instruct, the ADW Custodian to exercise the number of Warrants represented by those ADWs, deposit the common shares received in respect of that exercise under the ADS Deposit Agreement and instruct the ADS depositary to deliver the ADSs issuable upon that deposit to the ADW Depositary; and

(iv)	upon receipt of those ADSs, deliver those ADSs to the exercising ADW holder.

However, if the Deposit Amount is insufficient to purchase an amount of Brazilian reais equivalent of the Exercise Price for the number of Warrants to be exercised, the ADW Depositary will notify the exercising ADW holder and may (i) delay the exercise of Warrants until the deficiency is paid by the holder or (ii) reduce the number of Warrants to be exercised to the greatest number that can be exercised with the available funds and re-deliver ADWs for the Warrants that cannot be exercised to the exercising holder.

Deposit, Withdrawal and Cancellation

How are ADWs issued?

The ADW Depositary will deliver ADWs after Oi deposits Warrants issued in the Qualified Recovery Settlement Procedures with the ADW Custodian. The ADW Depositary will deliver the ADWs for book-entry transfer to the DTC, Euroclear and Clearstream for further allocation by the DTC, Euroclear and Clearstream to the accounts of the Qualified Holders whose Bondholder Credits have been accepted in the Qualified Recovery Settlement Procedures. The ADW Depositary will deliver only whole numbers of ADWs. Following this initial deposit, no additional ADWs will be issued.

How can ADW holders withdraw the Warrants?

You may surrender your ADWs to the ADW Depositary for the purpose of withdrawal of the underlying Warrants. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the ADW Depositary will deliver the Warrants underlying the ADWs to the ADW holder or a person the ADW holder designates at the office of the ADW Custodian. However, the ADW Depositary is not required to accept surrender of ADWs to the extent it would require delivery of a fraction of a Warrant. The ADW Depositary may charge you a fee and its expenses for instructing the ADW Custodian regarding delivery of deposited Warrants.

How do ADW holders interchange between certificated ADWs and uncertificated ADWs?

You may surrender your ADW Certificate to the ADW Depositary for the purpose of exchanging your ADW Certificate for uncertificated ADWs. The ADW Depositary will cancel that ADW Certificate and will send to the ADW holder a statement confirming that the ADW holder is the registered holder of uncertificated ADWs. Upon receipt by the ADW Depositary of a proper instruction from a registered holder of uncertificated ADWs requesting the exchange of uncertificated ADWs for certificated ADWs, the ADW Depositary will execute and deliver to the ADW holder an ADW Certificate evidencing those ADWs.

Fees and Expenses

Persons depositing or withdrawing Warrants or ADW holders must pay:

•	US$5.00 (or less) per 100 ADWs (or portion of 100 ADWs) for the issuance of ADWs, including issuances resulting from a distribution of warrants or rights or other property;

•	US$5.00 (or less) per 100 ADWs (or portion of 100 ADWs) for the cancellation of ADWs for the purpose of withdrawal, including upon exercise of ADWs or in the event of the termination of the ADW deposit agreement;

•	US$0.05 (or less) per ADW (or portion thereof) for any cash distribution;

•	US$0.05 (or less) per ADW (or portion thereof) per calendar year for depositary services;

•	in the event of distributions of securities (other than Warrants), a fee equivalent to the fee for the issuance of ADWs referred to above, which would have been charged, as a result of the deposit of such securities (treating such securities as Warrants);

•	registration or transfer fees for the transfer and registration of common shares on Oi’s share register to or from the name of the ADW Depositary or its custodian when you deposit or withdraw Warrants;

•	charges of the ADW Depositary for (1) cable (including SWIFT) and facsimile transmissions (when expressly provided in the ADS deposit agreement), and (2) expenses of converting foreign currency to U.S. dollars;

•	taxes and other governmental charges the ADW Depositary or the Warrants custodian have to pay on any ADW or Warrants underlying an ADW, for example, stock transfer taxes, stamp duty or withholding taxes, as necessary; and

•	any charges incurred by the ADW Depositary or its agents for servicing the deposited securities, as necessary.

The ADW Depositary collects its fees for delivery and surrender of ADWs directly from investors surrendering ADWs for the purpose of withdrawal or from intermediaries acting for them. The ADW Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The ADW Depositary may collect its annual fee for ADW Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The ADW Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADW holders that are obligated to pay those fees. The ADW Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the ADW Depositary may make payments to Oi to reimburse Oi for costs and expenses generally arising out of establishment and maintenance of the ADW program, waive fees and expenses for services provided to Oi by the ADW Depositary or warrant revenue from the fees collected from ADW holders. In performing its duties under the deposit agreement, the ADW Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the ADW Depositary and that may earn or warrant fees, spreads or commissions.

The ADW Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the ADW deposit agreement and the rate that the ADW Depositary or its affiliate receives when buying or selling foreign currency for its own account. The ADW Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADW holders, subject to the ADW Depositary’s obligations under the ADW deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADWs or on the Warrants represented by any of your ADWs. The ADW Depositary may refuse to register any transfer of your ADWs or allow you to withdraw the Warrants represented by your ADWs until those taxes or other charges are paid. The ADW Depositary may apply payments owed to you or sell Warrants represented by your ADWs to pay any taxes owed and you will remain liable for any deficiency. If the ADW Depositary sells Warrants, it will, if appropriate, reduce the number of ADWs to reflect the sale and pay to ADW holders any proceeds, remaining after it has paid the taxes.

Cancellation of Warrants

If there are no Warrants underlying ADWs, including if the Warrants expire or are cancelled, or if the Warrants underlying ADWs have become apparently worthless, the ADW Depositary may call for surrender or of those ADWs or cancel those ADWs upon notice to the ADW holders.

Amendment and Termination

How may the ADW deposit agreement be amended?

Oi may agree with the ADW Depositary to amend the ADW deposit agreement and the ADWs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the ADW Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADW holders, it will not become effective for outstanding ADWs until 30 days after the ADW Depositary notifies ADW holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADWs, to agree to the amendment and to be bound by the ADWs and the ADW deposit agreement as amended.

How may the ADW deposit agreement be terminated?

The ADW deposit agreement shall terminate automatically as of the date the Warrants expire. The ADW Depositary will initiate termination of the ADW deposit agreement if Oi instructs it to do so. The ADW Depositary may initiate termination of the deposit agreement if

•	90 days have passed since the ADW Depositary told Oi it wants to resign but a successor ADW Depositary has not been appointed and accepted its appointment;

•	Oi delists the Warrants from the B3;

•	Oi admits it is insolvent or enter insolvency proceedings; or

•	there are no Warrants underlying the ADWs or the underlying Warrants have become apparently worthless.

If the ADW deposit agreement will terminate, the ADW Depositary will notify ADW holders at least 90 days before the termination date. At any time after the termination date, the ADW Depositary may sell the Warrants. After that, the ADW Depositary will hold the money it received on the sale, as well as any other cash it is holding under the ADW deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADW holders that have not surrendered their ADWs. Normally, the ADW Depositary will sell as soon as practicable after the termination date.

After the termination date and before the ADW Depositary sells, ADW holders can still surrender their ADWs and receive delivery of Warrants, except that the ADW Depositary may refuse to accept a surrender for the purpose of withdrawing Warrants or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The ADW Depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the Warrants have been sold. After the termination date, the ADW Depositary is not required to register any transfer of ADWs or give any notices or perform any other duties under the ADW deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Oi’s Obligations and the Obligations of the ADW Depositary; Limits on Liability to Holders of ADWs

The ADW deposit agreement expressly limits Oi’s obligations and the obligations of the ADW Depositary. It also limits Oi’s liability and the liability of the ADW Depositary. Oi and the ADW Depositary:

•	are only obligated to take the actions specifically set forth in the ADW deposit agreement without negligence or bad faith, and the ADW Depositary will not be a fiduciary or have any fiduciary duty to holders of ADWs;

•	are not liable if Oi or the ADW Depositary is prevented or delayed by law or by events or circumstances beyond Oi’s or the ADW Depositary’s ability to prevent or counteract with reasonable care or effort from performing Oi’s or the ADW Depositary’s obligations under the ADW deposit agreement;

•	are not liable if Oi or the ADW Depositary exercises discretion permitted under the ADW deposit agreement;

•	are not liable for any special, consequential or punitive damages for any breach of the terms of the ADW deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADWs or the ADW deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents Oi or the ADW Depositary believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the ADW Depositary has no duty to make any determination or provide any information as to Oi’s tax status, or any liability for any tax consequences that may be incurred by ADW holders as a result of owning or holding ADWs or be liable for the inability or failure of an ADW holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the ADW deposit agreement, Oi and the ADW Depositary agree to indemnify each other under certain circumstances.

Requirements for ADW Depositary Actions

Before the ADW Depositary will register a transfer of ADWs or permit withdrawal of Warrants, the ADW Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Warrants;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the ADW deposit agreement, including presentation of transfer documents.

The ADW Depositary may refuse to register transfers of ADWs when the transfer books of the ADW Depositary or Oi’s transfer books are closed or at any time if the ADW Depositary or Oi think it advisable to do so.

Your Right to Receive the Warrants Underlying your ADWs

ADW holders have the right to cancel their ADWs and withdraw the underlying Warrants at any time except:

•	when temporary delays arise because the ADW Depositary has closed its transfer books or Oi has closed its transfer books;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADWs or to the withdrawal of Warrants.

This right of withdrawal may not be limited by any other provision of the ADW deposit agreement.

Direct Registration System

In the ADW deposit agreement, all parties to the ADW deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADWs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADWs and holding of security entitlements in ADWs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADWs, to direct the ADW Depositary to register a transfer of those ADWs to DTC or its nominee and to deliver those ADWs to the DTC account of that DTC participant without receipt by the ADW Depositary of prior authorization from the ADW holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the ADW deposit agreement understand that the ADW Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADW holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADW holder (notwithstanding any requirements under the Uniform Commercial Code). In the ADW deposit agreement, the parties agree that the ADW Depositary’s reliance on and compliance with instructions received by the ADW Depositary through the DRS/Profile system and in accordance with the ADW deposit agreement, shall not constitute negligence or bad faith on the part of the ADW Depositary.

Inspection of register of holders of ADWs

The ADW Depositary will make available for your inspection at its office all communications that it receives from Oi as a holder of Warrants that Oi makes generally available to holders of Warrants. The ADW Depositary will send you copies of those communications or otherwise make those communications available to you if Oi asks it to. You have a right to inspect the register of holders of ADWs, but not for the purpose of contacting those holders about a matter unrelated to Oi’s business or the ADWs.

DESCRIPTION OF NEW NOTES

The following is a description of certain provisions of the 10.000%/12.000% Senior PIK Toggle Notes due 2025 (the “Notes”) to be issued by Oi S.A. – In Judicial Reorganization (the “Issuer”), to certain creditors of the Issuer in the Qualified Recovery Settlement Procedure. The following information does not purport to be a complete description of the Notes and is subject and qualified in its entirety by reference to the provisions of the Notes and the Indenture (as defined below). The Notes and the Indenture, and not this description, control your rights as a Noteholder. Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the Indenture. A copy of the Indenture is on file with the SEC under cover of an Application for the Qualification of the Indenture on Form T-3. You may obtain a copy of the Indenture from the SEC’s website (www.sec.gov) or from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Indenture and specimens of the Notes may be obtained, upon written request, from the Trustee (as defined below) at the corporate trust office of the Trustee, currently located at 101 Barclay Street, 7E, New York, New York, 10286 or any paying agent. In this description, the word “Notes” refers to the New Notes.

General

Indenture

The Notes will be governed by an Indenture (the “Indenture”), to be dated as of the Settlement Date (the “Issue Date”), among the Issuer, and Oi Mobile S.A. – In Judicial Reorganization; Telemar Norte Leste S.A. – In Judicial Reorganization; Copart 4 Participações S.A. – In Judicial Reorganization; and Copart 5 Participações S.A. – In Judicial Reorganization (collectively, the “Subsidiary Guarantors” and, together with the Issuer, the “Obligors”) and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, a paying agent, and transfer agent. The Issuer will issue the Notes under the Indenture.

Principal, Maturity and Interest

The Notes will initially be issued in an aggregate principal amount of up to US$1,655.6 million and will mature on the seventh year after the Issue Date (the “Maturity Date”). The principal amount of the Notes will be payable in full in a single payment on the Maturity Date, unless repurchased or redeemed earlier pursuant to the terms of the Indenture.

The Notes will be issued in fully registered form in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

At the sole discretion of the Issuer, the Notes will bear interest at:

(a)	Beginning on February 5, 2018 until the third anniversary thereof:

(1)	fixed rate of 10.000% per annum payable in cash on a semi-annual basis; or

(2)	a fixed rate of 12.000% per annum, of which 8.000% will be payable in cash and 4.000% will be payable by increasing the principal amount of the outstanding Notes or by issuing paid-in-kind Notes (“PIK Interest” and such payment of PIK Interest hereinafter referred as a “PIK Payment”).

(b)	From the fourth anniversary of the Issue Date and thereafter, at a fixed rate of 10.000% per annum payable in cash on a semi-annual basis.

Interest on the Notes will accrue from February 5, 2018 and will be paid semi-annually in arrears on the fifth day of the sixth month counted from the Issue Date and the fifth day of every month counted from the last interest payment date (each such date, an “Interest Payment Date”), commencing on the fifth day of the sixth month counted from the Issue Date. Interest will be paid on each Interest Payment Date to the Persons in whose name a Note is registered at the close of business, New York City time, 15 days prior to each Interest Payment Date (each, a “Record Date”), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

PIK Interest will be payable (x) with respect to Notes represented by one or more global notes (each a “Global Note”) registered in the name of, or held by, DTC or its nominee on the relevant Record Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period and (y) with respect to Notes represented by certificated notes, by issuing Notes in certificated form to the Noteholders of the underlying Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (“PIK Notes”), and the Trustee will authenticate and deliver such PIK Notes in certificated form for original issuance to the Noteholders thereof on the relevant Record Date, as shown by the records of the register of such Noteholders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the interest payment date in respect of which such PIK Payment was made. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date.

All Notes issued pursuant to a PIK Payment will mature on the Maturity Date as the Notes issued on the Issue Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and will have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Payments of Principal and Interest

Payment of the principal of the Notes, together with accrued and unpaid interest thereon (other than the PIK Interest) will be made only:

•	following the surrender of the Notes at the office of the Trustee or any other paying agent; and

•	to the Person in whose name the Note is registered as of the close of business, New York City time, on the Business Day prior to the due date for such payment.

Payments of interest on a Note (other than the PIK Interest), other than the last payment of principal and interest, will be made on each payment date to the Person in whose name the Note is registered at the close of business, New York City time, on the relevant Record Date.

PIK Interest will be paid by increasing the principal amount of the outstanding Global Notes or by issuing PIK Notes as set forth above under “—Principal, Maturity and Interest.”

The Notes will initially be represented by one or more Global Notes. The principal of and interest on the Notes will be payable in U.S. dollars, or in such other coin or currency of the United States of America as is legal tender for the payment of public and private debts at the time of payment. Payments of principal, premium, if any, and interest and additional amounts, if any, in respect of each Note will be made, in the case of Global Notes, by a paying agent by wire transfer of immediately available funds, or, in the case of certificated non-Global Notes, by a paying agent by check and mailed to the Person entitled thereto at its registered address. If the Notes are in certificated form, upon written request from a Noteholder of at least US$1.0 million in aggregate principal amount of Notes to the specified office of any paying agent, payment may be made by wire transfer to the account specified by such Noteholder. The Issuer will make payments of principal and premium, if any, upon surrender of the relevant Notes at the specified office of the Trustee or any of the paying agents.

For so long as the Notes are listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) and the rules of that stock exchange will so require, the Issuer will maintain a paying agent and transfer agent in Singapore. In such event, an announcement will be made through the SGX-ST and will include all material information with respect to the delivery of the definitive notes, including details of the paying agent in Singapore. Upon any change in the paying agent or registrar, the Issuer will publish a notice in a leading daily newspaper of general circulation in Singapore (which is expected to be The Business Times (Singapore Edition)), for so long as the Notes are listed on the SGX-ST and the rules of such exchange so require.

If any scheduled interest or principal payment date or any date for early redemption of the Notes is not a Business Day, the payment will be made on the next succeeding Business Day. No interest on the Notes will accrue as a result of this delay in payment.

Subject to applicable law, the Trustee and the paying agents will pay to the Issuer upon written request any monies held by them for the payment of principal or interest that remains unclaimed for two years. Thereafter, Noteholders entitled to these monies must seek payment from the Issuer.

Subsidiary Guarantees

The Subsidiary Guarantors will fully, jointly and severally guarantee the full and punctual payment of principal, premium, if any, interest and additional amounts, if any, and all other amounts payable under the Indenture and the Notes. The Subsidiary Guarantors’ guarantee of the Notes (each, a “Subsidiary Guarantee” and, collectively, the “Subsidiary Guarantees”) will not be secured by any of their assets or property. As a result, each Subsidiary Guarantee will be the senior unsecured obligation of the respective Subsidiary Guarantor and will rank pari passu in right of payment with all other existing and future senior unsecured indebtedness of such Subsidiary Guarantor, as applicable.

Upon a Subsidiary Guarantor ceasing to be a direct or indirect Subsidiary of the Issuer, it will be released at that time from its Subsidiary Guarantee and it will cease to be subject to the provisions of the Indenture as a Restricted Subsidiary.

If at any time after the Issue Date, Portugal Telecom International Finance B.V.—in judicial reorganization (“PTIF”) or Oi Brasil Holdings Coöperatief U.A—in judicial reorganization (“Oi Coop”) are permitted under applicable law to become guarantors on the Notes under the Indenture, then the Issuer will cause, within 10 days thereof, PTIF or Oi Coop, as applicable, to become a Subsidiary Guarantor by executing and delivering to the Trustee, together with an opinion of counsel, a supplemental indenture pursuant to which it provides a Subsidiary Guarantee. Thereafter, PTIF or Oi Coop, as applicable, will be a Subsidiary Guarantor for all purposes of the Indenture and the Notes.

Redemption and Repurchase

Redemption

The Notes will not be redeemable prior to maturity.

Repurchase of the Notes upon a Change of Control

Within 30 days following a Change of Control that results in a Ratings Decline, the Issuer will make a Change of Control Offer by offering to purchase all outstanding Notes at a purchase price equal to 101% of the aggregate principal amount (including PIK Notes) plus accrued but unpaid interest to the date of purchase and additional amounts, if any.

Any “Change of Control Offer” must be made by written offer (a copy of which will be delivered to the Trustee), which will specify the principal amount of Notes subject to the offer and the purchase price. The offer must specify an expiration date (the “Expiration Date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “Purchase Date”) not more than five Business Days after the Expiration Date. The offer must include information which the Issuer believes will enable the Noteholders to make an informed decision with respect to the Change of Control Offer. The offer will also contain instructions and materials necessary to enable Noteholders to tender Notes pursuant to the offer. The Issuer will comply with Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (to the extent applicable) and all other applicable laws in making any Change of Control Offer, and the above procedures will be deemed modified as necessary to permit such compliance.

A Noteholder may tender all or any portion of its Notes pursuant to a Change of Control Offer, subject to the requirement that any portion of a Note tendered must be in a multiple of US$1,000 principal amount and that the minimum tender of any Noteholder must be no less than US$1,000. No such purchase in part will reduce the outstanding principal amount of the Notes held by any Noteholder to below US$1,000. Noteholders will be entitled to withdraw Notes tendered up to the close of business on the Expiration Date. On the Purchase Date, the purchase price will become due and payable on each Note accepted for purchase pursuant to the Change of Control Offer, and interest on the Notes purchased will cease to accrue on and after the Purchase Date provided that payment is made available on the Business Day prior to that date.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control that results in a Ratings Decline if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Issuer agrees to obtain, in a timely manner and prior to making any Change of Control Offer, all necessary consents and approvals from all appropriate Brazilian and other governmental authorities or agencies having jurisdiction over it and the Change of Control Offer for the remittance of funds outside of Brazil.

Cancellation

Any Notes repurchased by the Issuer or any of its Subsidiaries or Affiliates may, at the option of the Issuer, continue to be outstanding or be cancelled but may not be reissued or resold to a non-Affiliate of the Issuer.

Purchases of Notes by the Issuer or any of its Subsidiaries or Affiliates

The Issuer or any of its Subsidiaries or Affiliates may at any time purchase any Notes in the open market or otherwise at any price; provided that in determining whether Noteholders holding any requisite principal amount of Notes have given any request, demand, authorization, direction, notice, consent or waiver or other action hereunder, Notes owned by the Issuer or any of its Subsidiaries or Affiliates will be disregarded and deemed not to be outstanding for purposes thereof. All Notes purchased by the Issuer or any of its Subsidiaries or Affiliates controlled by the Issuer may, at the option of the Issuer, continue otherwise to be outstanding or be surrendered to the Trustee for cancellation.

Certain Covenants

Subject to the terms of the Indenture, the Issuer will, and will cause each of its Restricted Subsidiaries to, comply with the following covenants.

Payment Obligations under the Notes and the Indenture

The Issuer will duly and punctually pay all amounts owed by it under the terms of the Notes and the Indenture.

Maintenance of Corporate Existence

The Issuer will, and will cause each of its Restricted Subsidiaries to, maintain in effect its corporate existence and all registrations necessary therefor and take all actions to maintain all rights, privileges, titles to property, franchises and the like necessary or desirable in the normal conduct of its businesses, activities or operations; provided that this covenant will not require the Issuer or any of its Restricted Subsidiaries to maintain any such right, privilege, title to property, franchise or the like or require the Issuer to preserve the corporate existence of any of its Restricted Subsidiaries, if the failure to do so does not, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or is not otherwise prohibited by the Indenture.

Maintenance of Government Authorizations

The Issuer will, and will cause each of its Restricted Subsidiaries to, duly obtain and maintain in full force and effect all consents, concessions, authorizations, approvals or licenses of any government or governmental agency or authority under the laws of Brazil or any other jurisdiction having jurisdiction over the Issuer or any of its Restricted Subsidiaries, as the case may be, necessary in all cases for the Issuer or any of its Restricted Subsidiaries, as the case may be, to operate its business of offering telecommunications services as of the Issue Date and to comply with the Indenture and make payments under the Notes, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the extent any consents, concessions, authorizations, approvals or licenses of any government or governmental agency or authority under the laws of Brazil or any other jurisdiction having jurisdiction over the Issuer or any of its Restricted Subsidiaries, as the case may be, are no longer deemed to be essential for the Issuer or any of its Restricted Subsidiaries to continue rendering telecommunications services, the Issuer will be allowed, pursuant to the applicable legislation, to waive, replace and/or change any of such consents, concessions, authorizations, approvals or licenses.

Maintenance of Office or Agency

The Issuer will maintain an office or agency in the Borough of Manhattan, The City of New York, where service of process may be served. Initially this office will be at the offices of Cogency Global Inc., located at East 40th Street, 10th Floor, New York, NY 10016, and the Issuer will agree not to change the designation of such office without prior written notice to the Trustee and designation of a replacement office. The Issuer will maintain an office or agency in the Borough of Manhattan, The City of New York, where notices to and demands upon the Issuer in respect of the Indenture may be served. Initially this office will be at the offices of the Trustee located at 101 Barclay Street, New York, New York 10286.

Ranking

The Notes will be unsubordinated obligations of the Obligors and the Obligors will ensure that the Notes will rank at least pari passu with all other existing and future Indebtedness of the Obligors (other than obligations preferred by statute or by operation of law), except to the extent any such other Indebtedness ranks above the Notes by reason of Liens permitted under the covenant described under “—Limitation on Liens.”

Notice of Certain Events

The Issuer will provide written notice to the Trustee, as soon as is practicable and in any event within ten Business Days after the Issuer becomes aware, or should reasonably become aware, of the occurrence of any Default or Event of Default, accompanied by a certificate of a responsible officer of the Issuer setting forth the details thereof and stating what action the Issuer proposes to take with respect thereto.

Limitation on Restricted Payments

(a)	The Issuer will not, and will not cause or permit any Restricted Subsidiary to (i) declare or pay any dividend or return of capital or make any other distribution on or in respect of shares of its Capital Stock of the Obligors or any Restricted Subsidiary to holders of such Capital Stock (other than dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all shareholders of such Restricted Subsidiary), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than Subordinated Indebtedness owed to the Issuer or to a Restricted Subsidiary and other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) (each, a “Restricted Payment”), other than

(1)	the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with immediately preceding clause (a);

(2)	pro rata dividends, return of capital or other distributions payable solely on or in respect of Capital Stock of any Obligor or Restricted Subsidiary payable in the form of Capital Stock of any Obligor or Restricted Subsidiary;

(3)	dividends, return of capital or other distributions payable solely to an Obligor and/or a Restricted Subsidiary;

(4)	the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness with the proceeds of, or in exchange for, Refinancing Indebtedness permitted under item (b)(9) of the covenant described under “—Limitation on Indebtedness and Disqualified Stock”;

(5)	the purchase, redemption or other acquisition or retirement for value of Capital Stock of the Issuer held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Capital Stock was issued; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of U.S.$10.0 million (or the equivalent in other currencies); provided, however, no Default has occurred and is continuing or would occur as a result thereof;

(6)	payments or distributions by any Obligor or any Restricted Subsidiary to dissenting stockholders pursuant to applicable law in connection with any merger, amalgamation, acquisition or similar transaction consummated on or after the Issue Date;

(7)	the declaration and payment of dividends by the Issuer that are required under the Brazilian Corporate Law, in an amount equivalent to not more than 25% of the adjusted net income of the Issuer in accordance with Article 202, item I of the Brazilian Corporate Law; provided that the payment of such amounts is required by the Brazilian Corporate Law or other applicable law and that the Issuer’s Board of Directors, with the approval of the fiscal council, if in existence at such time, has not reported to the general shareholders’ meeting that the distribution would not be advisable given the financial condition of the Issuer or its Restricted Subsidiaries; or

(h)	any Restricted Payments specifically contemplated by, and made in accordance with, the express provisions of the Reorganization Plan.

The Obligors and the Restricted Subsidiaries will be permitted to make any Restricted Payment, at any time on or after the sixth anniversary of the date of the Reorganization Plan Confirmation, if at the time of the Restricted Payment and immediately after giving pro forma effect thereto, (x) no Event of Default has occurred and is continuing, (y) the Issuer’s Net Debt to Consolidated EBITDA Ratio would be equal to or less than 2.0:1.0, and (z) such declaration or payment is made in compliance with the Reorganization Plan.

Limitation on Indebtedness and Disqualified Stock

(a)	The Obligors will not, and will not permit any Restricted Subsidiaries to Incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock (other than Disqualified Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary, so long as it is so held); provided, however, that, notwithstanding the foregoing, the Obligors and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock if, on the date of such Incurrence or issuance and after giving effect to such Incurrence or issuance thereof and the application of the net proceeds therefrom on a pro forma basis, the Issuer’s Consolidated Interest Coverage Ratio is greater than or equal to 1.75 to 1.0.

(b)	Notwithstanding clause (a) above, the Obligors or any Restricted Subsidiary may, at any time, Incur any or all of the following Indebtedness (“Permitted Indebtedness”):

(1)	Indebtedness in respect of the Notes and the Subsidiary Guarantee related thereto (including any future Subsidiary Guarantee) or any PIK Note issued from time to time in respect of any PIK Payment in accordance with the terms of the Indenture (including any Subsidiary Guarantee thereof);

(2)	(I) other Indebtedness of the Obligors and the Restricted Subsidiaries outstanding on the Issue Date, or (II) (x) Indebtedness raised in the capital markets not to exceed BRL$2,500.0 million (or the equivalent in other currencies) in accordance with Section 5.3.1 of the Reorganization Plan and (y) Indebtedness in the form of credit facilities or other debt or financial instruments the purposes of which is to facilitate or finance (in whole or in part) the import of equipment not to exceed BRL$2,000.0 million (or the equivalent in other currencies) in accordance with Section 5.3.2 of the Reorganization Plan (clause (x) and (y), together, “Reorganization Plan Additional Indebtedness”), in each case of (x) or (y) whether or not Incurred within the timeframes referred to in the Reorganization Plan;

(3)	Guarantees by the Obligors or any Restricted Subsidiary of Indebtedness of the Obligors or any Restricted Subsidiary, in each case permitted under this “—Limitation on Indebtedness and Disqualified Stock” covenant; provided that if the Indebtedness being Guaranteed is subordinated to the Notes, then such Guarantee will be subordinated in the same manner and to the same extent as the Indebtedness being Guaranteed;

(4)	obligations in respect of Hedging Agreements entered into by the Obligors or any Restricted Subsidiary in the ordinary course of business for the purpose of limiting risks associated with the business of the Issuer and its Restricted Subsidiaries and for non-speculative purposes only;

(5)	intercompany Indebtedness (i) between or among Obligors, (ii) owing by a Restricted Subsidiary that is not a Subsidiary Guarantor to an Obligor, (iii) owing by a Restricted Subsidiary that is not a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor or (iv) owing by an Obligor to a Restricted Subsidiary that is not a Subsidiary Guarantor; provided, that, in the case of this clause (iv), any such Indebtedness will be unsecured and subordinated to the obligations under the Indenture and the Notes;

(6)	Indebtedness of the Obligors or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten Business Days of Incurrence;

(7)	Indebtedness of the Obligors or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued for the account of the Obligors or any Restricted Subsidiary in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(8)	Indebtedness consisting of performance, bid, surety and other similar bonds, completion guarantees and reimbursement obligations Incurred by the Obligors or any Restricted Subsidiary in the ordinary course of business securing the performance of contractual, franchise, concession or license obligations of the Obligors or any Restricted Subsidiary (in each case, other than for an obligation for borrowed money);

(9)	Refinancing Indebtedness Incurred to Refinance:

(A)	Indebtedness existing on the Issue Date or Incurred in compliance with clause (a) above (it being understood that no Indebtedness outstanding on the Issue Date is Incurred pursuant to clause (a) above); or

(B)	Indebtedness Incurred pursuant to subclauses (1), (2) or (11) or this subclause (9) (in each case, excluding Indebtedness owed to the Obligors or any Restricted Subsidiary);

(10)	Indebtedness arising from agreements of the Obligors or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in the ordinary course of business in connection with the disposition of any business, assets or Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Obligors and the Restricted Subsidiaries in connection with such disposition;

(11)	Indebtedness of (x) the Obligors or a Restricted Subsidiary Incurred to finance an acquisition or (y) Persons that are acquired by the Obligors or any Restricted Subsidiaries or merged into the Obligors or a Restricted Subsidiary in accordance with the terms of the Indenture; and provided that on the date of and after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(A)	the Issuer would be able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to clause (a); or the Consolidated Interest Coverage Ratio would be greater than or equal to the Consolidated Interest Coverage Ratio immediately prior to such acquisition; and

(B)	such Person being acquired by the Obligors or any Restricted Subsidiaries will, after giving effect to such acquisition, is or will become a Restricted Subsidiary immediately after the acquisition;

(12)	(A) Indebtedness of the Obligors in connection with any Qualified Receivables Transaction or (B) obligations pursuant to receivables or factoring arrangements or facilities in the ordinary course of business, in each case (x) in a true sale transaction without recourse to the Obligors or the Restricted Subsidiaries that would not be required to be classified and accounted for as debt under GAAP and (y) not to exceed the greater of (A) BRL$500.0 million (or the equivalent in other currencies) and (B) and % of Consolidated Total Assets of the Issuer and its Restricted Subsidiaries, at any one time outstanding;

(13)	Capitalized Lease Obligations and Purchase Money Indebtedness of the Obligors or any Restricted Subsidiary not to exceed the greater of (A) BRL$500.0 million (or the equivalent in other currencies) and (B) and % of Consolidated Total Assets of the Issuer and its Restricted Subsidiaries, at any one time outstanding;

(14)	Attributable Debt with respect to a Sale and Leaseback Transaction to the extent such Sale and Leaseback Transaction complies with the provisions under the “—Limitation on Sale and Leaseback Transactions” covenant and not to exceed the greater of (A) BRL$500.0 million (or the equivalent in other currencies) and (B) and % of Consolidated Total Assets of the Issuer and its Restricted Subsidiaries, at any one time outstanding;

(15)	Indebtedness consisting of (A) the financing of insurance premiums, (B) take or pay obligations in supply agreements, or (C) self-insurance obligations or workers’ compensation claims, in each case in the ordinary course of business;

(16)	Guarantees in respect of obligations to suppliers, advertisers, licensors, licensees, artists, franchisees or similar Persons (other than guarantees of Indebtedness) in the ordinary course of business;

(17)	Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(18)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business and consistent with past practices of the Obligors and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Obligors and the Restricted Subsidiaries; and

(19)	in addition to Indebtedness referred to in subclauses (1) through (18) above and Indebtedness Incurred under clause (a), Indebtedness of the Obligors or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (A) BRL$1,000.0 million (or the equivalent in other currencies) and (B) and % of Consolidated Total Assets of the Issuer and its Restricted Subsidiaries, at any one time outstanding.

(c)	For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this covenant:

(1)	the outstanding principal amount of any item of Indebtedness will be counted only once, and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness Incurred in compliance with this covenant will be disregarded;

(2)	in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described above or is entitled to be Incurred pursuant to clause (a) and also meets criteria of one or more of the categories described in subclauses (b)(1) through (19), inclusive, the Issuer may, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant, and may from time to time redivide and reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification;

(3)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(4)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, the reclassification of accounts payable as Indebtedness and the payment of dividends on Preferred Stock of Restricted Subsidiaries in the form of additional shares of the same class of Preferred Stock of Restricted Subsidiaries will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Issuer as accrued.

(d)	For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or, in the case of revolving credit Indebtedness, first committed; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a non-U.S. currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

(e)	Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Obligors or any Restricted Subsidiary may Incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(f)	A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of determining compliance with this covenant.

(g)	The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)	the Fair Market Value of such assets at the date of determination; and

(B)	the amount of the Indebtedness of the other Person.

(h)	Neither the Issuer nor any Subsidiary Guarantor may Incur any Indebtedness that is subordinated in right of payment to other Indebtedness of the Issuer or any Subsidiary Guarantor unless such Indebtedness is also subordinated in right of payment to the Notes or the relevant Subsidiary Guarantee on substantially identical terms.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, issue, be liable in respect of, assume or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, without providing that the Notes are secured equally and ratably with (or, if the Indebtedness or other obligations to be secured by the Lien is subordinated in right of payment to the Notes or any Subsidiary Guarantee, prior to) such Indebtedness or other obligations so secured for so long as such Indebtedness or other obligation is so secured.

This restriction does not apply to:

(a)	any Lien in existence on the Issue Date or any Lien which secures the Notes or the Subsidiary Guarantees;

(b)	any Liens securing obligations Incurred under the Reorganization Plan Additional Indebtedness;

(c)	any Lien on any property or assets (including Capital Stock of any Person) acquired, constructed or improved by the Issuer or any Restricted Subsidiaries after the date of the Indenture, which is created, Incurred or assumed contemporaneously with, or within 12 months after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien will not apply to any other property owned by the Issuer or any Restricted Subsidiary, other than any unimproved real property on which the property so constructed, or the improvement, is located, including, for the avoidance of doubt, any Indebtedness Incurred under clause (14) of the “—Limitation on Indebtedness and Disqualified Stock” covenant;

(d)	Liens securing Indebtedness owed to any Brazilian governmental financial institution, authority, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including Banco Nacional de Desenvolvimento Econômico e Social—BNDES (including loans from Financiadora de Estudos e Projetos—FINEP), FINAME (Agência Especial de Financiamento Industrial), Banco do Nordeste S.A. and the related system and any governmental authority;

(e)	easements, rights-of-way and other encumbrances (“real property encumbrances”) on title to real property that do not render title to the property encumbered thereby unmarketable, materially reduce the value thereof or materially adversely affect the use of such property for its intended purposes either individually or in the aggregate when taken together with all such real property encumbrances in existence at such time;

(f)	any Lien on any property or assets existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property);

(g)	any Lien on any property or assets acquired from a corporation or any other Person which is merged with or into the Issuer or a Restricted Subsidiary, or any Lien existing on property of a corporation or any other Person which existed at the time such corporation becomes a Restricted Subsidiary of the Issuer and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation); provided that such Lien does not extend to any other property of an Obligor or any Restricted Subsidiary;

(h)	any Lien arising by operation of law (including a decision by a court) in the ordinary course of business;

(i)	customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(j)	Liens securing Hedging Agreements so long as such Hedging Agreements related to Indebtedness for borrowed money that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Agreements;

(k)	any Lien on Receivables transferred to a Receivables Subsidiary or on assets of a Receivables Subsidiary, in each case, Incurred in connection with a Qualified Receivables Transaction and Liens securing Attributable Debt with respect to a Sale and Leaseback Transaction;

(l)	pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case Incurred in the ordinary course of business and not securing Indebtedness;

(m)	Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(n)	Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings and, in each case, with respect to which adequate reserves have been established and are being maintained in accordance with GAAP;

(o)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(p)	licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(q)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(r)	options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures or partnerships;

(s)	judgment liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists as a result thereof;

(t)	Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary to the Issuer, a Subsidiary Guarantor or a Wholly Owned Restricted Subsidiary; and

(u)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (a), (b) (f) or (g) of this covenant); provided that the principal amount of Indebtedness secured thereby will not exceed the principal amount of Indebtedness so secured at the time the original Lien was Incurred in accordance with this covenant plus any premiums, fees and expenses in connection with such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

Limitation on Consolidation, Merger, Sale or Conveyance

Issuer. Other than as provided below, the Issuer will not, in one or a series of related transactions, consolidate or amalgamate with or merge into any Person or convey, lease or transfer all or substantially all of its assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) to any Person or permit any Person to merge with or into it unless:

(a)	either the Issuer is the continuing entity, or the Person formed by such consolidation or into which the Issuer is merged or that acquired or leased such property or assets of the Issuer (the “Successor Company”) will be a company organized and validly existing under the laws of Brazil or any political subdivision thereof or the United States or any state thereof or the District of Columbia or any other member of the Organization for Economic Cooperation and Development (OECD) and will assume by a supplemental indenture (in the form satisfactory to the Trustee) all of the Issuer’s obligations under the Notes and the Indenture;

(b)	immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; and

(c)	the Issuer or the Successor Company, as applicable, has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent required under the Indenture relating to such transaction and the supplemental indenture, if applicable, have been satisfied.

provided, however, that clause (b) above does not apply (i) to the consolidation or merger of the Issuer with or into a Wholly Owned Restricted Subsidiary or the consolidation or merger of a Wholly Owned Restricted Subsidiary with or into the Issuer or another Wholly Owned Restricted Subsidiary; or (ii) if, in the good faith determination of the Board of Directors of the Issuer, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Issuer.

Upon the consummation of any transaction effected in accordance with these provisions, if the Issuer is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Successor Company had been named as the Issuer in the Indenture. Upon such substitution, the Issuer will be released from its obligations under the Indenture and the Notes.

Subsidiary Guarantor. No Subsidiary Guarantor will, in one or a series of related transactions, consolidate or amalgamate with or merge into any Person or convey, lease or transfer all or substantially all of its assets to any Person or permit any Person to merge with or into it unless:

(a) the other Person is the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(b) (i) either the Subsidiary Guarantor is the continuing entity or the Person formed by such consolidation or into which the Subsidiary Guarantor is merged or that acquired or leased such property or assets of the Subsidiary Guarantor expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and (ii) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or

(c) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the Indenture.

Provision of Financial Statements and Reports

Unless the Issuer has made the information specified in clauses (a) through (c) below available on the SEC’s (EDGAR) website, the Issuer, on a consolidated basis, will provide the Trustee and upon written request, the Noteholders (or cause the Trustee to furnish to the Noteholders):

(a)	no more than 30 days after such statements become publicly available but no later than 150 days following the end of each fiscal year of the Issuer after the Issue Date, the annual audited consolidated financial statements (including the notes thereto) of the Issuer, prepared in accordance with GAAP and presented in the English language and a report thereon by the Issuer’s certified independent public accountants;

(b)	no more than 30 days after such statements become publicly available but no later than 60 days following the end of the first three fiscal quarters in each fiscal year of the Issuer beginning with the quarter ending after the Issue Date, all unaudited quarterly consolidated financial statements (including the notes thereto) of the Issuer, prepared in accordance with GAAP and presented in the English language; and

(c)	within 30 calendar days of the date of such filing, submission or furnishing, without duplication, English language versions or summaries of such other material reports or material notices of the Issuer as may be filed with or submitted or furnished to (i) the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”), or (ii) the SEC (in each case, to the extent that any such report or notice is generally available to the Issuer’s security holders or the public in Brazil or elsewhere and, in the case of clause (ii), is filed or submitted pursuant to Rule 12g3 2(b) under, or Section 13 or 15(d) of, the Exchange Act).

If the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act and no longer files the information specified in clauses (a) through (c) above with the SEC, the Issuer will post such information to its website for public availability within the time periods specified above.

Delivery of the above reports, information and documents to the Trustee is for informational purposes only and the Trustee’s access to, or receipt of, such reports will not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s or each of its Subsidiaries’ compliance with any of its covenants in the Indenture (as to which the Trustee is entitled to rely exclusively an on officer’s certificates).

Available Information

With a view to making available to the Noteholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Noteholder to sell Notes to the public without registration the Issuer will:

(a)	use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times; and

(b)	furnish to any Noteholder upon written request (i) to the extent accurate, a written statement by the Issuer that it has complied with the reporting requirements of Rule 144 and the Exchange Act applicable to the Issuer and (ii) such other information as may be reasonably requested in availing any Noteholder of any rule or regulation of the SEC that permits the selling of any such securities without registration.

Compliance Certificates

The Issuer will deliver to the Trustee within 150 days after the end of each fiscal year of the Issuer an officer’s certificate signed by its principal executive officer, the principal financial officer or the principal accounting officer stating that in the course of the performance by the signers of their duties as officers of the Issuer they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate will describe the Default or Event of Defaults, its status and what action the Issuer is taking or proposes to take with respect thereto.

Appointment to Fill a Vacancy in the Office of the Trustee

The Issuer, whenever necessary to avoid or fill a vacancy in the office of the Trustee, will appoint in the manner set forth in the Indenture, a successor Trustee, so that there will at all times be a Trustee with respect to the Notes. Subject to the conditions set forth in the Indenture, the Issuer may remove the Trustee and appoint a successor Trustee at any time for any reason as long as no Default or Event of Default has occurred and is continuing.

Listing

The Issuer will use commercially reasonable efforts to obtain and maintain listing of the Notes on the SGX-ST. If it subsequently becomes impracticable or unduly burdensome to maintain the listing of the Notes on the SGX-ST due to changes in listing requirements occurring subsequent to the Issue Date, the Issuer will use all reasonable endeavors to procure and maintain an alternative admission to listing, trading and/or quotation for the Notes by such other comparable listing authority, exchange or system as it may reasonably decide.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Other than as provided below, the Issuer will not, and will not cause or permit any Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Capital Stock to the Issuer or any other Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b)	make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any investment in, the Issuer or any Restricted Subsidiary; or

(c)	transfer any of its property or assets to the Issuer or any Restricted Subsidiary.

This limitation will not apply to encumbrances or restrictions existing under or by reason of:

(i)	applicable law, rule, regulation or order;

(ii)	the Indenture, the Subsidiary Guarantees or the Notes;

(iii)	existing (A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Issuer or any Restricted Subsidiary, or (B) with respect to any Subsidiary that is not a Restricted Subsidiary, in each case, which encumbrances or restrictions (x) are not applicable to any other Person or the property or assets of any other Person and (y) were not put in place in anticipation of such event, and any amendments, modifications, restatements, extensions, renewals, replacements or Refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or Refinancing are, taken as a whole, in the good faith judgment of the Issuer, no less favorable in any material respect to the Noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or Refinanced;

(iv)	any encumbrance or restriction existing by reason of any Lien permitted by the Indenture;

(v)	customary provisions restricting the ability of any Restricted Subsidiary to undertake any action described in clauses (a) through (c) above in organizational documents entered into in the ordinary course of business and with the approval of the Board of Directors of the Issuer;

(vi)	restrictions in other Indebtedness Incurred by a Restricted Subsidiary in compliance with the covenant on “—Limitation on Indebtedness and Disqualified Stock”; provided that (in the good faith determination of the Issuer) (A) the encumbrances or restrictions are ordinary and customary for a financing of that type and (B) the encumbrances or restrictions would not, at the time agreed to, be expected to materially adversely affect the ability of the Issuer to make payments on the Notes;

(vii)	customary restrictions on cash or other deposits imposed by customers, suppliers, insurance, surety or bonding companies, under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(viii)	customary non-assignment provisions of any license agreement or other contract and customary provisions restricting the assignment or subletting of any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset that is subject to a Lien permitted to be Incurred under the Indenture;

(ix)	restrictions with respect to a Restricted Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary or any Sale and Leaseback Transaction, in each case as otherwise permitted under the Indenture; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(x)	customary restrictions imposed on the transfer of copyrighted or patented materials;

(xi)	contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Subsidiary that, in the good faith determination of the Board of Directors of the Issuer, are necessary to effect such Qualified Receivables Transaction;

(xii)	Purchase Money Indebtedness and Capitalized Lease Obligations for assets acquired in the ordinary course of business that impose encumbrances and restrictions only on the assets so acquired or subject to lease;

(xiii)	any agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or Refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or Refinancing are, taken as a whole, in the good faith judgment of the Issuer, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date; or

(xiv)	restrictions contained in, or in respect of, Hedging Agreements in compliance with the covenant on “—Limitation on Indebtedness and Disqualified Stock”.

Limitation on Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(b)	at least 75% of the consideration received for the assets sold by the Issuer or the Restricted Subsidiary, as the case may be, in the Asset Sale is in the form of (a) cash or Cash Equivalents; (b) assets to be used by the Issuer or any Restricted Subsidiary in a Permitted Business; (c) Capital Stock in a Person principally engaged in a Permitted Business that will become a Restricted Subsidiary as a result of such Asset Sale; (d) designated non-cash consideration in any single transaction or series of related transactions not to exceed the greater of (A) U.S.$100.0 million (or the equivalent in other currencies) and (B) and % of Consolidated Total Assets; or (e) a combination of any of the foregoing.

Solely for purposes of this covenant, the following are deemed to be cash or Cash Equivalents: (x) the assumption of Indebtedness of the Issuer or any Restricted Subsidiary (other than Subordinated Indebtedness) by any Person and the release of the Obligor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale; and (y) any securities received by the Issuer or any Restricted Subsidiary that are converted by the Issuer or any Restricted Subsidiary into cash or Cash Equivalents within 120 days of the receipt thereof.

The Issuer or such Restricted Subsidiary, as the case may be, may apply the proceeds of any such Asset Sale within 365 days thereof to:

(i)	repay, redeem or repurchase any secured Indebtedness of an Obligor or any Indebtedness of any Restricted Subsidiaries that is not a Subsidiary Guarantor or, in each case for borrowed money or constituting a Capitalized Lease Obligation and permanently reduce the commitments with respect thereto without Refinancing;

(ii)	purchase (or enter into a binding agreement to purchase; provided that such purchase is consummated within 90 days after the date that is 365 days after such Asset Sale):

(1)	assets (other than current assets as determined in accordance with GAAP or Capital Stock) to be used by the Issuer or any Restricted Subsidiary in a Permitted Business,

(2)	Capital Stock of a Person principally engaged in a Permitted Business that will become, upon purchase, a Restricted Subsidiary,

in each case, from a Person other than the Issuer and its Restricted Subsidiaries;

(iii)	make capital expenditures (including expenditures for refurbishments, repair or improvement of existing property or assets) to be used by the Issuer or any Restricted Subsidiary in a Permitted Business; or

(iv)	to repay Indebtedness pursuant to Section 5.2 of the Reorganization Plan.

Limitation on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(a)	the terms of such Affiliate Transaction are not materially less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer;

(b)	in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services, made on or after the Issue Date with a Fair Market Value in excess of U.S.$25.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction will be set forth in an officers’ certificate delivered to the Trustee stating that such transaction complies with this paragraph; and

(c)	in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services, made on or after the Issue Date with a Fair Market Value in excess of U.S.$50.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Issuer (including a majority of the disinterested members thereof), the approval to be evidenced by a board resolution stating that the Board of Directors has determined that such transaction complies with this paragraph.

This limitation will not apply to:

(i)	Affiliate Transactions with or among the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries (in each case, other than any Receivables Subsidiary);

(ii)	payment of reasonable fees, compensation (including any employment, stock option, phantom stock, stock repurchase, employee benefit compensation), severance or other termination payments and reimbursement of expenses to, and any indemnity or insurance provided on behalf of, officers, directors and employees of the Issuer or any Restricted Subsidiary in the ordinary course of business and consistent with past practice as determined in good faith by the Issuer and the entering into any agreements relating to any of the foregoing;

(iii)	Affiliate Transactions undertaken pursuant to the terms of any agreement or arrangement to which the Issuer or any Restricted Subsidiaries is a party as of or on the Issue Date, as such agreements or arrangements may be amended, modified, supplemented, extended or renewed from time to time; provided that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous as a whole to the Noteholders than the terms of the agreements or arrangements in effect on the Issue Date, in each case, in the good faith determination of the Issuer;

(iv)	any Restricted Payments made in compliance with “—Limitation on Restricted Payments”;

(v)	sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary in a Qualified Receivables Transaction;

(vi)	loans and advances to officers, directors and employees of the Issuer or any Restricted Subsidiary in the ordinary course of business and not exceeding (A) BRL$30.0 million (or the equivalent in other currencies) in the aggregate outstanding at any one time and (B) BRL$750,000 (or the equivalent in other currencies) with respect to any particular individual in the aggregate;

(vii)	any transactions with Affiliates of the Issuer provided that immediately following, and giving pro forma effect to, such transaction (A) the Issuer’s aggregate direct and indirect share ownership of any Subsidiary subject of such transaction will be equivalent to its aggregate direct and indirect share ownership of such Subsidiary immediately prior to such transaction, and (B) the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries will equal the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(viii)	mergers, spin-offs, amalgamations, corporate restructurings or any corporate actions required by the Reorganization Plan.

Designation of Restricted and Unrestricted Subsidiaries

The Issuer’s Board of Directors may designate any of its Subsidiaries, including any newly formed Subsidiary or any Person that will become a Subsidiary of the Issuer by way of acquisition, to be an Unrestricted Subsidiary subject to the following conditions:

(a)	such Subsidiary owns no Capital Stock or Indebtedness of, or owns or holds no Lien on any property of, the Issuer or any other Restricted Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated;

(b)	immediately after giving effect to such designation (x) the Issuer could Incur at least U.S.$1.00 of additional Indebtedness in compliance with the first paragraph of the covenant described under “—Limitation on Indebtedness and Disqualified Stock” or (y) the Consolidated Interest Coverage Ratio would be greater than it was immediately prior to giving effect to such designation; and

(c)	the Issuer delivers to the Trustee prior to the designation an officer’s certificate stating that such designation complies with the Indenture and that all conditions precedent in the Indenture relating to such designation have been satisfied.

Notwithstanding anything to the contrary in the foregoing or elsewhere in the Indenture, (A) no Subsidiary may be designated as an Unrestricted Subsidiary if, at the time of such designation, (both before and after giving pro forma effect to such designation) or as a result of such designation, and (B) no Investments may be made by the Issuer or any of its Restricted Subsidiaries in any Unrestricted Subsidiary if, at the time of such Investment (both before and after giving pro forma effect to such Investment), or as a result of, such designation or Investment: (i) the aggregate amount of consolidated total assets (defined in accordance with GAAP) of all Unrestricted Subsidiaries as of the last day of the most recent fiscal quarter for which internal consolidated financial statements of the Issuer are available exceeds 10% of the Consolidated Total Assets of the Issuer and its Subsidiaries as of such date, or (ii) the aggregate Consolidated EBITDA (determined in accordance with GAAP) of all Unrestricted Subsidiaries for the preceding Four-Quarter Period prior to such determination exceeds 10% of the Consolidated EBITDA of the Issuer for the preceding Four-Quarter Period prior to such determination.

The Issuer’s board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer subject to the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary not causing a Default, it being understood that any Indebtedness, Liens, agreements or transactions of such Unrestricted Subsidiary outstanding at the time of such redesignation will be deemed to be Incurred or entered into at such time.

Limitation on Sale and Leaseback Transactions

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless the Issuer or such Restricted Subsidiary would be entitled to:

(a)	Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under caption “—Limitation on Indebtedness and Disqualified Stock”; and

(b)	create a Lien on such property or asset securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under caption “—Limitation on Liens”, in which case, the corresponding Indebtedness and Lien will be deemed Incurred pursuant to those provisions.

Guarantees by Restricted Subsidiaries

If and for so long as any Restricted Subsidiary, directly or indirectly, Guarantees any Indebtedness Incurred in connection with the implementation of the Reorganization Plan, any Reorganization Plan Additional Indebtedness or any other Indebtedness in excess of U.S.$150.0 million (or the equivalent in other currencies) Incurred (in any Incurrence or series of related Incurrences) pursuant to clause (a) or item (19) of clause (b) of “—Limitation on Indebtedness and Disqualified Stock”, the Company will cause such Restricted Subsidiary to provide a Subsidiary Guarantee, and, if the guaranteed Indebtedness is Subordinated Indebtedness, the guarantee of such guaranteed Indebtedness will be subordinated in right of payment to the Subsidiary Guarantee to at least the extent that the guaranteed Indebtedness is subordinated to the Notes; provided that this covenant will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Issuer will (i) determine within 15 Business Days of the date on which the Issuer is required to have delivered financial statements for a fiscal period in accordance with the Indenture whether the Minimum Guarantor Coverage Condition has been satisfied as of the end of the most recent fiscal period, and in the event that it has not been satisfied as of the end of such fiscal period, and (ii) prior to consummating any transaction that may cause the Minimum Guarantor Coverage Condition to not be satisfied, evaluate the pro forma effects of such transaction, and if it determines in good faith that the Minimum Guarantor Coverage Condition will not be satisfied, then in the case of either (i) or (ii), the Issuer will cause one or more Restricted Subsidiaries to provide Subsidiary Guarantees such that, after giving pro forma effect thereto, the Minimum Guarantor Coverage Condition will be satisfied for such fiscal period (for the avoidance of doubt, such calculations will also give pro forma effect to any transactions or dispositions that would reduce the Consolidated Total Assets or Consolidated EBITDA of such Restricted Subsidiary). For the avoidance of doubt, nothing contained in this paragraph will be deemed to otherwise impose any restriction or limitation on the Issuer’s or any of its Restricted Subsidiaries’ ability to make investments in, or enter into transactions with, any of the Obligors or other Restricted Subsidiaries; it being understood and agreed that for purposes of any Minimum Guarantor Coverage Condition calculation, investments by Obligors in any non-Obligor Affiliates will be valued at U.S.$0.00.

The Company shall cause a Restricted Subsidiary required to provide a Subsidiary Guarantee, within 15 Business Days of such determination described above, to execute a supplemental indenture and deliver an opinion of counsel to the Trustee to the effect that the supplemental indenture has been duly authorized, executed and delivered by the Restricted Subsidiary and constitutes a valid and binding obligation of the Restricted Subsidiary, enforceable against the Restricted Subsidiary in accordance with its terms (subject to customary exceptions).

Payment of Taxes and Other Claims

The Issuer will pay or discharge, and cause each of its Restricted Subsidiaries to pay or discharge before the same become delinquent (i) all taxes, assessments and governmental charges levied or imposed upon the Issuer or any Restricted Subsidiary or its income or profits or property, and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Issuer or any Restricted Subsidiary, other than any such tax, assessment, charge or claim (a) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are being maintained in accordance with GAAP or (b) where the failure to pay would not reasonably be expected to have a Material Adverse Effect.

Maintenance of Properties and Insurance

The Issuer will cause all material properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order in all material respects as in the judgment of the Issuer may be necessary so that the business of the Issuer and its Restricted Subsidiaries, taken as a whole, may be properly conducted at all times; provided that nothing in this covenant will prevent the Issuer or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole or any discontinuance or disposal would not reasonably be expected to have a Material Adverse Effect.

The Issuer will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Issuer and its Restricted Subsidiaries are then conducting business that the Issuer deems reasonably similar.

Compliance with Laws

The Issuer will, and will cause any Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Covenant Suspension

During any period of time that (i) the Issuer has Investment Grade Ratings from each of the Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii), being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(a)	“—Limitation on Indebtedness and Disqualified Stock”;

(b)	“—Limitation on Restricted Payments”;

(c)	“—Limitation on Asset Sales”;

(d)	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(e)	“—Designation of Restricted and Unrestricted Subsidiaries”; and

(f)	“—Guarantees by Restricted Subsidiaries.”

If at any time one or more of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Issuer below an Investment Grade Rating, then the Suspended Covenant will be reinstated (the “Reversion Date”) and be applicable pursuant to the terms of the Indenture, unless and until a subsequent Covenant Suspension Event occurs (in which event the Suspended Covenants will no longer be in effect unless and until the occurrence of a Reversion Date). The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind will be deemed to exist or have occurred on the Reversion Date or thereafter with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries will bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date (if permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period).

On the Reversion Date, all Indebtedness Incurred and any Disqualified Stock issued by any Restricted Subsidiary during the Suspension Period will be classified to have been Incurred or issued pursuant to the clause (a) of “—Limitation on Indebtedness and Disqualified Stock” or one of the clauses set forth in clause (b) of “—Limitation on Indebtedness and Disqualified Stock” (to the extent such Indebtedness or Disqualified Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or Disqualified Stock issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be Incurred or issued pursuant to clause (a) or (b) of “—Limitation on Indebtedness and Disqualified Stock” such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the second paragraph under “—Limitation on Indebtedness and Disqualified Stock.”

Payment of Additional Amounts

(1) All payments of principal, premium, if any, and interest by or on behalf of the Company (including, for the avoidance of doubt, a Successor Company or a Substituted Debtor) or a Subsidiary Guarantor in respect of the Securities shall be made without withholding or deduction for or on account of any present or future taxes, levies, imposts, duties, fees, assessments, contributions or other charges or withholding of a similar nature imposed, levied, collected, withheld or assessed by or within a Relevant Jurisdiction (as defined below) (including any penalty, inflation adjustment, additions to tax or interest payable in connection therewith) (“Local Taxes”), unless such withholding or deduction is required by law. In the event of any such withholding or deduction, the Company (including, for the avoidance of doubt, a Successor Company or a Substituted Debtor) or a Subsidiary Guarantor shall pay to the Holders in U.S. dollars such additional amounts (“Additional Amounts”) as may be necessary to ensure that the U.S. dollar amounts received by each Holder of the Securities after such withholding or deduction (including withholding and deduction attributable to Additional Amounts payable under Section 4.14 of the Indenture) will equal the respective U.S. dollar amounts that would otherwise have been received by such Holder in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in respect of any Security:

(a)	to the extent that such taxes in respect of such Security would not have been imposed but for the existence of any current or former connection of the Noteholder or beneficial owner of such Security with any authority therein or thereof having power to tax (a “Relevant Jurisdiction”), other than the mere acquisition, ownership, holding or disposition of such Security or the receipt of payments thereon or under any Subsidiary Guarantee, or the exercise or enforcement of rights thereunder;

(b)	in respect of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to such Notes, except as otherwise provided in the Indenture;

(c)	to the extent that such Noteholder or beneficial owner of such Note would not be liable or subject to such withholding or deduction of taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption if:

(i)	the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the Relevant Jurisdiction as a precondition to an exemption from, or reduction in, the relevant taxes; and

(ii)	at least 60 days prior to the first payment date with respect to which the Issuer will apply this clause (c), the Issuer has notified the Noteholders in writing that they will be required to provide such declaration or claim;

(d)	where the relevant Note is surrendered for payment (where surrender is required) more than 30 days after the Relevant Date except to the extent that the relevant Noteholder would have been entitled to such additional amounts if it had surrendered the relevant Note on the last day of such period of 30 days;

(e)	any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal, premium, if any, of or interest on a Note;

(f)	with respect to any withholding or deduction imposed on or in respect of any Note pursuant to Sections 1471-1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (and any current and future regulations or official interpretations thereof or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code) (“FATCA”), the laws implementing FATCA in either Brazil or any other jurisdiction, or any agreement between the Obligors and the United States or any authority thereof entered into pursuant to FATCA; or

(g)	any combination of the above.

(2) The Issuer (including, for the avoidance of doubt, a Successor Company or a Substituted Debtor) will reimburse any Holder or beneficial owner of the Securities, upon written request of such Holder or beneficial owner along with supporting documentation (which may consist of a certificate signed by a representative of such Holder or beneficial owner describing in adequate detail the circumstances giving rise to the reimbursement request), for the amount of (i) any Local Taxes levied or imposed by a Relevant Jurisdiction and payable by such Holder or beneficial owner in connection with any payments made under or with respect to any Security; and (ii) any Local Taxes levied or imposed with respect to, or withheld or deducted from, any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder or beneficial owner after such reimbursement will not be less than the net amount such Holder or beneficial owner would have received if the Local Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided herein shall be subject to similar exceptions set forth under clauses (a) through (g) above.

Substitution of the Issuer

(a)	Notwithstanding any other provision contained in the Indenture, the Issuer may, without the consent of the Noteholders, be replaced and substituted by any Wholly Owned Subsidiary of the Issuer as principal debtor (in such capacity, the “Substituted Debtor”) in respect of the Notes; provided that:

(1)	such documents will be executed by the Substituted Debtor, the Issuer and the Trustee as may be necessary to give full effect to the substitution, including (x) a supplemental indenture whereby the Substituted Debtor assumes all of the Issuer’s obligations under the Indenture and the Notes (together, the “Issuer Substitution Documents”), and (without limiting the generality of the foregoing) pursuant to which the Substituted Debtor will undertake in favor of each Noteholder, the Trustee and the agents to be bound by the terms and conditions of the Notes and the provisions of the Indenture as fully as if the Substituted Debtor had been named in the Notes and the Indenture as the principal debtor in respect of the Notes in place of the Issuer (or any previous substitute) and the covenants of the Issuer, and pursuant to which the Issuer will unconditionally and irrevocably guarantee the payment of all sums payable under the Indenture and the Notes by the Substituted Debtor as such principal debtor and the covenants and Events of Default will continue to apply to the Issuer in respect of the Notes as if no such substitution had occurred, and (y) each Subsidiary Guarantor has confirmed by supplemental indenture that its Subsidiary Guarantee will apply for the guaranteed obligations of the Substituted Debtor in respect of the Indenture and the Notes;

(2)	if the Substituted Debtor is organized in a jurisdiction other than Brazil, the Issuer Substitution Documents will contain a provision (A) to ensure that each Noteholder has the benefit of a covenant in terms corresponding to the obligations of the Issuer in respect of the payment of additional amounts (but replacing references to Brazil with references to such other jurisdiction); and (B) to indemnify and hold harmless each Noteholder and beneficial owner of the Notes against all taxes or duties imposed by the jurisdiction in which the Substituted Debtor is organized and which arise by reason of a law or regulation in effect or contemplated on the effective date of the substitution, which may be incurred or levied against such Noteholder or beneficial owner of the Notes as a result of the substitution and which would not have been so incurred or levied had the substitution not been made, in each case, subject to similar exceptions set forth under clauses (a) through (g) under “—Payment of Additional Amounts” above,” mutatis mutandis;

(3)	the Issuer Substitution Documents will contain a provision that the Substituted Debtor and the Issuer will indemnify and hold harmless each Noteholder and beneficial owner of the Notes against all taxes or duties which are imposed on such Noteholder or beneficial owner of the Notes by any political subdivision or taxing authority of any country in which such Noteholder or beneficial owner of the Notes resides or is subject to any such tax or duty and which would not have been so imposed had the substitution not been made, taking into account any present or future tax savings or tax benefit reasonably expected to be realized by such Noteholder or such beneficial owner of the Notes and subject to similar exceptions set forth under clauses (b) (except for transfer taxes), (c), (d) and (f) under “—Payment of Additional Amounts” above, mutatis mutandis; provided, that any Noteholder or beneficial owner of such Note making a claim with respect to such tax indemnity will provide the Issuer with notice of such claim, along with supporting documentation, it being understood, for the avoidance of doubt, that such certificate will describe the amount of taxes expected to be paid with respect to the substitution) within 30 days of the announcement of the substitution of the Issuer as issuer;

(4)	the Issuer will deliver, or cause the delivery, to the Trustee of opinions from one or more internationally recognized counsel in the jurisdiction of organization of the Substituted Debtor, Brazil and New York as to the validity, legally binding effect and enforceability of the Issuer Substitution Documents and specified other legal matters, as well as an officer’s certificate as to compliance with the provisions described under this section;

(5)	the Substituted Debtor will have appointed a process agent in the Borough of Manhattan, The City of New York to receive service of process on its behalf in relation to any legal action or proceedings arising out of or in connection with the Notes or the Issuer Substitution Documents;

(6)	no Event of Default will have occurred and be continuing;

(7)	a credit rating by a Rating Agency will continue to be assigned to the Notes when the Substituted Debtor replaces and substitutes the Issuer in respect of the Notes and there is no downgrade in the rating of the Notes by any Rating Agency;

(8)	the substitution will comply with all applicable requirements under the laws of the jurisdiction of organization of the Substituted Debtor, New York and Brazil; and

(9)	the substitution will be concurrently consummated with respect to the other instruments issued under the Reorganization Plan.

(b)	Upon the execution of the Issuer Substitution Documents as referred to in clause (a)(i) above, the Substituted Debtor will be deemed to be named in the Notes as the principal debtor in place of the Issuer (or of any previous substitute under these provisions) and the Notes will thereupon be deemed to be amended to give effect to the substitution. Except as set forth above, the execution of the Issuer Substitution Documents will operate to release the Issuer (or such previous substitute as aforesaid) from all of its obligations, other than its Guarantee, in respect of the Notes and its obligation to indemnify the Trustee under the Indenture.

(c)	The Substituted Debtor and the Issuer will acknowledge in the Issuer Substitution Documents the right of every Noteholder to the production of the Issuer Substitution Documents for the enforcement of any of the Notes or the Issuer Substitution Documents.

(d)	All of the covenant set forth above will continue to apply to the Notes following the substitution of the Issuer.

(e)	Not later than 10 Business Days after the execution of the Issuer Substitution Documents, the Substituted Debtor will give notice thereof to the Noteholders in accordance with the provisions described in this section.

Events of Default

The following events will each be an “Event of Default” under the terms of the Indenture:

(a)	The Issuer defaults in the payment of the principal, premium, if any, or any related additional amounts, if any, on any Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(b)	The Issuer defaults in the payment of interest (irrespective of whether payment is made in the form of PIK Interest) or related additional amounts, if any, on any Note when the same becomes due and payable, and the default continues for a period of 30 calendar days;

(c)	The Issuer fails to perform, observe or comply with any covenant or agreement contained in the Notes or Indenture and such failure (other than any failure to make any payment contemplated in clause (a) or (b) hereof) continues for a period of 60 calendar days after written notice to the Issuer by the Trustee acting at the written direction of Holders of 25% or more in aggregate principal amount of the Securities, or to the Issuer and the Trustee by the Noteholders of 25% or more in aggregate principal amount of the Notes;

(d)	(i) The acceleration of any Indebtedness of the Issuer or any Material Subsidiary (other than Indebtedness owed to Banco Nacional de Desenvolvimento Econômico e Social—BNDES) by reason of default, or (ii) the Issuer or any Material Subsidiary fails to pay any amount in respect of principal, premium, if any, interest or other amounts due in respect of any existing Indebtedness on the date required for such payment (and such default payment is not made, waived or extended within the applicable grace period); provided, however, that the aggregate outstanding principal amount of all such Indebtedness equals or exceeds U.S.$100.0 million (or its equivalent in another currency); and provided further that if any current or future Indebtedness of the Issuer or any Material Subsidiary (other than any Indebtedness owed to Banco Nacional de Desenvolvimento Econômico e Social—BNDES) provides for a default or event of default upon the acceleration of any Indebtedness owed to Banco Nacional de Desenvolvimento Econômico e Social—BNDES, the parenthetical included within clause (4)(a) above, excluding Indebtedness owed to Banco Nacional de Desenvolvimento Econômico e Social—BNDES from the provisions of clause (4)(a), shall be of no further force or effect;

(e)	One or more final and non-appealable judgments or orders for payment of money are entered against the Issuer or any Material Subsidiary involving an aggregate liability (not yet paid or reimbursed by insurance) of U.S.$100.0 million (or its equivalent in another currency) or more, and all such judgments or order will not have been vacated, discharged or stayed within 180 calendar days after the applicable judgment or order is entered;

(f)	The Issuer or any Material Subsidiary commences a voluntary case or other proceeding seeking liquidation, judicial or extrajudicial reorganization or other relief with respect to itself or its Indebtedness under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seek the appointment of a trustee, receiver, judicial administrator (administrador judicial), liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment or conveyance for the benefit of creditors;

(g)	A court of competent jurisdiction enters an order or decree against the Issuer or any Material Subsidiary for (i) liquidation, reorganization or other relief with respect to it or its Indebtedness under any bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a trustee, receiver, judicial administrator (administrador judicial), liquidator, custodian or other similar official of it or any substantial part of its property; provided that such order or decree will remain undismissed and unstayed for a period of 90 calendar days;

(h)	Any event occurs that under the laws of Brazil or any political subdivision thereof has substantially the same effect as any of the events referred to in any of clause (f) or (g);

(i)	The Issuer denies or disaffirms its obligations under the Notes or the Indenture;

(j)	All or substantially all of the assets of the Issuer or any Material Subsidiary are condemned, seized or otherwise appropriated, or custody of such assets are assumed by any governmental authority or any other Person purporting to act under the authority of the government of any jurisdiction, or the Issuer or any Material Subsidiary is prevented from exercising normal control over all or substantially all of their assets for a period of 60 consecutive days or longer; or

(i)	any Subsidiary Guarantee from a Material Subsidiary ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Subsidiary Guarantor that is a Material Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee.

The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an authorized officer or agent of the Trustee with direct responsibility for the administration of the Indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to such authorized officer of the Trustee by the Issuer or any Noteholder. The Trustee will not be deemed to have any knowledge of an Event of Default specified in subsection (h) or (j) above unless it is notified, in writing, by Noteholders of at least 25% in aggregate principal amount of the then outstanding Notes.

Remedies Upon Occurrence of an Event of Default

If an Event of Default (other than those described in clause (f), (g), or (h) above) occurs and is continuing, the Noteholders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may, or the Trustee acting at the written request of Noteholders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer, shall, declare the principal amount, premium, if any, accrued and unpaid interest and additional amounts, if any, on all of the Notes to be due and payable immediately; provided that if an Event of Default described in clause (f), (g), or (h) above occurs and is continuing, the principal amount, premium, if any, of (and accrued and unpaid interest and additional amounts, if any, on all of the Notes will be immediately due and payable without notice or any other act on the part of the Trustee or any Noteholder. If the Event of Default or Events of Default giving rise to any such declaration of acceleration will be cured following such declaration, such declaration may be rescinded by Noteholders holding a majority of the Notes.

The Noteholders holding at least a majority of the aggregate principal amount of the outstanding Notes (including any PIK Notes) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction if the Trustee determines that the action so directed conflicts with law or the Indenture or that the Trustee determines in good faith may involve the Trustee in personal liability, for which the Trustee reasonably believes it will not be adequately secured or indemnified against the costs, expenses or liabilities, which might be incurred, or that may be unduly prejudicial to the rights of Noteholders not taking part in such direction, and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Noteholders.

A Noteholder may not pursue any remedy with respect to the Indenture or the Notes directly against the Issuer or any Subsidiary Guarantor (without the Trustee) unless:

(a)	such Noteholder previously gives the Trustee written notice of a continuing Event of Default;

(b)	Noteholders holding not less than 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to institute proceedings in respect of such Event of Default;

(c)	such Noteholder or Noteholders offer the Trustee adequate security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)	the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity or security, has failed to institute any such proceeding; and

(e)	no direction inconsistent with such written request has been given to the Trustee during such 60 day period by the Noteholders of a majority in principal amount of the outstanding Notes (including any PIK Notes).

However, such limitations do not apply to the right of any Noteholder to receive payment of the principal, premium, if any, interest or additional amounts, if any, related to such Note or to institute suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of such Noteholder.

Modification of the Indenture

The Issuer, the Subsidiary Guarantors and the Trustee may, without the consent of the Noteholders, amend, waive or supplement the Indenture for certain specific purposes, including, among other things,

curing latent ambiguities, defects or internal inconsistencies, to correct manifest error, to provide for the assumption of the Issuer’s or any Subsidiary Guarantors’ obligations under the Notes and the Indenture in order to comply with the covenant under “—Certain Covenants— Limitation on Consolidation, Merger, Sale or Conveyance,” to provide for uncertificated Notes, to add Guarantees with respect to the Notes or to provide security for the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture, to add to the covenants of the Issuer for the benefit of the Noteholders or to surrender any right or power therein conferred upon the Issuer, to make any change that does not materially and adversely affect the interest of any Noteholder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the U.S. Trust Indenture Act of 1939, as in effect on the date of the Indenture (the “Trust Indenture Act”), or to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes.

In addition, with certain exceptions, the Indenture may be modified by the Issuer, the Subsidiary Guarantors and the Trustee with the consent of the Noteholders of a majority of the aggregate principal amount of the Notes then outstanding (including any PIK Note). However, without the consent of each Noteholder affected, no modification may (with respect to any Notes held by non-consenting Noteholders):

(a)	change the Stated Maturity of any payment of principal of or any installment of interest (including any additional amounts) on any Note;

(b)	reduce the principal amount of the Notes or the rate of interest (including any additional amounts) of the Notes, or change the method of computing the amount of principal or interest payable on any date;

(c)	after the time and an offer to purchase the Notes pursuant to the covenant “—Certain Covenants—Redemption and Repurchase— Repurchase of the Notes upon a Change of Control” is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

(d)	change any place of payment where the principal, premium, if any, interest or additional amounts, if any, on the Notes is payable;

(e)	change the coin or currency in which the principal, premium, if any, interest or additional amounts, if any, on the Notes is payable;

(f)	impair the right of any Noteholder to receive any principal payment, premium, if any, or interest payment (together with additional amounts, if any) on such Noteholder’s Notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment;

(g)	reduce the percentage in principal amount of the outstanding Notes, the consent of whose Noteholders is required for any modification or amendment of the Indenture or the consent of whose Noteholders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences provided for in the Indenture;

(h)	modify or change any provision of the Indenture affecting the ranking of the Notes or any Subsidiary Guarantee in a manner adverse to the Noteholders;

(i)	make any change in any Subsidiary Guarantee that would materially adversely affect the Noteholders;

(j)	(1) modify or change any provision of the Indenture that affords pro rata treatment to the Notes or any Subsidiary Guarantees or the Noteholders in respect of any payment, purchase, tender or exchange of the Notes, or any offer by the Issuer to do any of the foregoing, including as set forth under “—Certain Covenants—Redemption and Repurchase” or otherwise modify the pro rata treatment of the Notes and the Subsidiary Guarantees or (b) subordinate, re-tranche or alter the ranking of any Notes or Subsidiary Guarantees or otherwise modify any provisions of the Indenture that provide for the Notes to be treated as a single class of securities; or

(k)	modify, change, amend or waive any provision in this section.

Legal Defeasance and Covenant Defeasance

The Issuer and the Subsidiary Guarantors may, at the Issuer’s option, elect to be discharged from its obligations with respect to the Notes (“legal defeasance”). In general, upon a legal defeasance, (a) the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the Notes, each Subsidiary Guarantor’s obligations under its Subsidiary Guarantee will terminate and the Issuer will be deemed to have satisfied all its other obligations under the Notes and the Indenture, except for the following, which will survive until otherwise terminated or discharged: (i) the rights of the Noteholders to receive payments in respect of the principal of, interest and additional amounts, if any, on the Notes when such payments are due, (ii) certain provisions of the Indenture relating to ownership, registration and transfer of the Notes, and (iii) certain provisions relating to the rights, powers, trusts, duties, protections, indemnities and immunities of the Trustee.

In addition, the Issuer and the Subsidiary Guarantors may, at the Issuer’s option, elect to be released from their obligations, as applicable, under the covenants described above under the heading “—Certain Covenants” (“covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the Notes will not constitute an Event of Default under the Indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

(a)	The Issuer must irrevocably deposit or cause to be deposited with the Trustee in trust for the benefit of the Noteholders, U.S. dollars in immediately available funds, U.S. government obligations or a combination thereof, in an amount sufficient, in the opinion of an internationally recognized firm of independent public accountants or an internationally recognized investment bank, to pay and discharge, and which will be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal, premium, if any, each installment of interest and additional amounts, if any, on the Notes on the Maturity Date in accordance with the terms of the Indenture and the Notes;

(b)	in the case of a legal defeasance, the Issuer must deliver to the Trustee an opinion of counsel stating that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (ii) since the Issue Date there has been a change in the applicable U.S. federal income tax law or the interpretation thereof, in either case to the effect that, and based thereon, such opinion of counsel will confirm that, the Noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

(c)	in the case of a covenant defeasance, the Issuer must deliver to the Trustee an opinion of counsel to the effect that the Noteholders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(d)	no Default or Event of Default will have occurred and be continuing on the date of such deposit and in the case of a legal defeasance, at any time during the period ending on the 123rd calendar day after the date of such deposit (it being understood that this condition as it applies with respect to a legal defeasance will not be deemed satisfied until the expiration of such period);

(e)	such legal defeasance or covenant defeasance will not (i) cause the Trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any securities of the Issuer or (ii) result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Issuer is a party or by which it is bound (other than an Event of Default under the Indenture arising from the granting of Liens to secure any Indebtedness Incurred in connection therewith); and

(f)	the Issuer will have delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent required relating to either of legal defeasance or covenant defeasance, as the case may be, have been satisfied.

Satisfaction and Discharge

(a)	either:

(1)	all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2)	(i) all Notes that have not been delivered to the Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited with the Trustee U.S. dollars, U.S. government obligations or a combination thereof in an amount sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and additional amounts, if any, on the Notes to the date of deposit, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment of the Notes, (ii) no Default has occurred and is continuing on the date of the deposit; and (iii) the deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Issuer is a party or by which it is bound;

(b)	the Issuer has paid all other sums payable by the Issuer under the Indenture and the Notes, and

(c)	the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Transfer and Exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. The Issuer is not required to transfer or exchange any Note for a period of 15 days before the Notes are to be redeemed for tax reasons. The registered Noteholder will be treated as the owner of it for all purposes.

The Trustee

The Bank of New York Mellon will be the Trustee under the Indenture. The Issuer may have normal banking relationships with The Bank of New York Mellon or any of its affiliates in the ordinary course of business. The address of the Trustee is 101 Barclay St 7E, New York, NY 10286, United States.

The Paying Agent

The Bank of New York Mellon will be the paying agent under the Indenture. The Issuer may have normal banking relationships with The Bank of New York Mellon or any of its affiliates in the ordinary course of business. The address of the paying agent is 101 Barclay St 7E, New York, NY 10286, United States.

Notices

For so long as Notes in global form are outstanding, notices to be given to Noteholders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If Notes are issued in individual definitive form, notices to be given to Noteholders will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to Noteholders of the Notes at their registered addresses as they appear in the Trustee’s records.

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York.

Jurisdiction

The Issuer and the Subsidiary Guarantors will consent to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan in The City of New York, New York, United States, and any appellate court from any thereof. Issuer and the Subsidiary Guarantors will appoint Cogency Global Inc., as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan in The City of New York in connection with the Indenture or the Notes.

Waiver of Immunities

To the extent that the Issuer and the Subsidiary Guarantors may in any jurisdiction claim for themselves or their respective assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in the Indenture and the Notes and to the extent that in any jurisdiction there may be immunity attributed to the Issuer and the Subsidiary Guarantors or their respective assets, as the case may be, whether or not claimed, the Issuer or the Subsidiary Guarantors will irrevocably agree for the benefit of the Noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law except for the immunity provided under Brazilian law to property of the Issuer or of the Subsidiary Guarantors that is considered essential for the rendering of public services under any concession agreement, authorization or license (bens vinculados à concessão ou bens reversíveis), to the extent such immunity cannot be waived or contested.

Currency Rate Indemnity

The Issuer and the Subsidiary Guarantors have agreed that, if for the purpose of obtaining judgment in any court it is necessary to convert a sum due under the Indenture to a Noteholder from U.S. dollars into another currency, the Issuer and each Subsidiary Guarantor will agree, and each Noteholder by holding such Note will be deemed to have agreed, to the fullest extent that it may effectively do so, that the rate of exchange used will be that at which in accordance with normal banking procedures such Noteholder could purchase U.S. dollars with such other currency in New York City, New York on the day two Business Days preceding the day on which final judgment is given.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, partner, employee, incorporator, stockholder, quotaholder or member of the Issuer or any Subsidiary Guarantor will have any liability for any obligations of the Issuer or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of assets from such Person. Acquired Indebtedness will be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise.

“Asset Sale” means any sale, conveyance, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, spin-off, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of the Issuer or any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or any of its Restricted Subsidiaries);

(2)	all or substantially all of the assets of any division or business operation of the Issuer or any of its Restricted Subsidiaries; or

(3)	any other property or assets of the Issuer or any of its Restricted Subsidiaries outside of the ordinary course of business of the Issuer or such Restricted Subsidiary.

Notwithstanding the foregoing, the following will not be deemed to be Asset Sales:

(1)	disposition by the Issuer or any Restricted Subsidiary to the Issuer or another Restricted Subsidiary (other than a Receivables Subsidiary), including a Person that is or will become a Restricted Subsidiary immediately after the disposition;

(2)	the sale of property or equipment that, in the reasonable determination of the Issuer, has become worn out, obsolete, uneconomic or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary;

(3)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant the covenant described under the caption “—Certain Covenants—Limitation on Consolidation, Merger, Sale or Conveyance”;

(4)	(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property for use in a Permitted Business;

(5)	an issuance of Capital Stock by the Issuer or any Restricted Subsidiary to the Issuer or another Obligor or Restricted Subsidiary;

(6)	sales, leases, sub-leases or other dispositions of products, services, equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(7)	a Restricted Payment that does not violate the covenant described under caption “—Certain Covenants—Limitation on Restricted Payments”;

(8)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary;

(9)	the creation of a Lien permitted under the covenant described under caption “—Certain Covenants—Limitation on Liens”;

(10)	dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	foreclosures on assets, transfers of condemned property as a result of the exercise of eminent domain or similar policies (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(12)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other similar claims of any kind;

(13)	the unwinding of any Hedging Agreement pursuant to its terms;

(14)	the sale, transfer or other disposition of “non-core” assets acquired pursuant to an investment or acquisition permitted under the Indenture; provided that such assets are sold, transferred or otherwise disposed of within six months after the consummation of such acquisition or investment;

(15)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including asset securitizations permitted by the Indenture;

(16)	sales, transfers and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements and similar binding arrangements;

(17)	sales or other dispositions of capacity or indefeasible rights of use in the Issuer’s or in any Restricted Subsidiary’s telecommunications network in the ordinary course of business;

(18)	a Sale and Leaseback Transaction within one year of the acquisition of the relevant asset in the ordinary course of business;

(19)	exchanges of telecommunications assets for other telecommunications assets where the Fair Market Value of the telecommunications assets received is at least equal to the Fair Market Value of the telecommunications assets disposed of or, if less, the difference is received in cash;

(20)	the licensing, sublicensing or grants of licenses to use the Issuer’s or any Restricted Subsidiary’s patents, trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology or other intellectual property;

(21)	any transaction or series of related transactions of the assets listed on Exhibit 3.1.3 of the Reorganization Plan or of relevant assets upon the approval of the Brazilian Judicial Reorganization Judge, and in all cases made in accordance with Section 5.1 of the Reorganization Plan; or

(22)	any transaction or series of related transactions involving property or assets with a Fair Market Value taken together with all other dispositions made in reliance on this clause (22) in the same fiscal year, not in excess of 5% of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries as of the end of the most recently completed full-year period for which the Issuer’s published financial statements are available.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of the date of determination, the present value (discounted at the interest rate implicit in the Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Business Day” means a day, other than a Saturday, a Sunday, or a legal holiday or a day on which commercial banks and foreign exchange markets are authorized or obligated to close in The City of New York or in Rio de Janeiro, Brazil.

“Capital Stock” of any Person means any and all quotas, shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and partnership interests, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means, with respect to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as a capitalized lease in accordance with GAAP and the amount of Indebtedness represented by such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalent” means any of the following:

(1)	any investment in direct obligations (or certificates representing an ownership interest in such obligations) of Brazil, the United States or any agency or instrumentality thereof or obligations Guaranteed by Brazil, the United States or any agency or instrumentality thereof that are not convertible or exchangeable into any other security, provided that Restricted Subsidiaries will be allowed to invest in direct obligations of the country in which such Restricted Subsidiaries are located irrespective of the ratings of any such obligations, and provided further that the Issuer will use its continuing best efforts to transfer any such investments in direct obligations of a country pursuant to the immediately preceding proviso to another Cash Equivalent;

(2)	investments in (i) time deposit accounts, (ii) certificates of deposit and money market deposits, (iii) bankers’ acceptances with maturities not exceeding one year from the date of such investment, and (iv) overnight bank deposits, in each case with any bank or trust company that is organized or licensed under the laws of the United States, any state thereof, Brazil, or any other foreign country recognized by the United States having capital, surplus and undivided profits aggregating in excess of US$500.0 million (or the foreign currency equivalent thereof) and whose short term debt is rated “A-2” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) (a “Permitted Financial Institution”), provided that Restricted Subsidiaries will be permitted to invest in time deposit accounts, certificates of deposit and money market deposits of banks and trust companies organized under the country in which such Restricted Subsidiary are located irrespective of whether the short term debt rating is rated “A-2” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) and provided further, that the Issuer will use its continuing best efforts to transfer any such investments pursuant to the immediately preceding proviso to another Cash Equivalent;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in demand deposits or commercial paper maturing not more than 270 days after the date of acquisition issued by or guaranteed by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States, Brazil or any other foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating, including similar equivalent ratings in foreign countries);

(5)	investments in securities with maturities of 12 months or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or such similar equivalent rating);

(6)	investments in securities with maturities of 12 months or less from the date of acquisition issued or fully Guaranteed by Brazil;

(7)	certificates of deposit, bankers’ acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Brazilian or United States office of any Permitted Financial Institution; and

(8)	investments in money market funds substantially all the assets of which consist of investments of the types described in clauses (1) through (7) above.

“Change of Control” means any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes after the Issue Date the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Securities of the Issuer. For the avoidance of doubt, direct or indirect transactions specifically authorized by and consummated in accordance with the Reorganization Plan as in effect on the Issue Date, including but not limited to any capital increases provided therein and any related transactions thereto, will not be deemed to constitute, or result in, a Change of Control.

“Consolidated EBITDA” means, with respect to any Person for any period, for the Four-Quarter Period, the sum of the pre-tax profit or loss for such Person for such period, plus the following (without duplication) to the extent deducted or added in calculating such consolidated pre-tax profit or loss:

(1)	Consolidated Financial Income or Consolidated Financial Expenses for such Person for such period; and

(2)	Consolidated depreciation and amortization for such Person for such period.

“Consolidated Financial Expenses” means, in any period, without duplication, the sum of the consolidated interest expenses, including financial expenses arising from other activities related to the normal course of business for the Issuer and its Restricted Subsidiaries for the Four-Quarter Period, to the extent that such expense was deducted (but not added gain) in the calculation of the consolidated operating results.

“Consolidated Financial Income” means, in any period, without duplication, the sum of interest income, discounts, redemption premium over debentures and other securities, nominal income related to financial investments, as well as financial income from other activities related to the normal course of business, earned by the Issuer and its Restricted Subsidiaries for the Four-Quarter Period in the calculation of the consolidated operating results.

“Consolidated Interest Coverage Ratio” means, with respect to the Issuer as of any date of determination, for the Four-Quarter Period, the ratio of (x) the aggregate amount of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries immediately prior to the date of determination (the “reference period”) to (y) Consolidated Interest Expense for the Issuer and its Restricted Subsidiaries during such period of determination.

“Consolidated Interest Expense” means, in any period, without duplication, the sum of (i) the consolidated interest expense, accrued or capitalized (whether paid or not), of the Issuer and its Restricted Subsidiaries for the Four-Quarter Period, on any of its indebtedness for borrowed money, plus (ii) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary, except for dividends payable in the Issuer’s Capital Stock (other than Disqualified Stock) or paid to the Issuer or to a Restricted Subsidiary.

“Consolidated Total Assets” means the total amount of the consolidated assets of the Issuer and its Restricted Subsidiaries appearing on the most recently available annual or quarterly consolidated financial statements of the Issuer prepared in accordance with GAAP, calculated to give pro forma effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Issuer and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.

“Default” means any event which is an Event of Default or which, after notice or passage of time or both, would be an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Issuer or any Subsidiary of the Issuer, will not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations; provided further that Capital Stock will not constitute Disqualified Stock solely because of provisions making such stock mandatorily redeemable or giving holders thereof the right to require repurchase or redemption, in each case, following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” “asset sale” or other “disposition” occurring prior to the Stated Maturity of the Notes if those provisions (x) are no more favorable to the holders of such Capital Stock than the covenant “—Certain Covenants—Redemption and Repurchase— Repurchase of the Notes upon a Change of Control” is to the Noteholders and (y) specifically state that repurchase or redemption pursuant thereto will not be required prior to the Issuer’s repurchase of the Notes as required by the covenant described under “—Certain Covenants—Redemption and Repurchase— Repurchase of the Notes upon a Change of Control”.

“Fair Market Value” means, with respect to any asset, the value (which, for the avoidance of doubt, will take into account any liabilities associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or compulsion of either party, determined in good faith by the Issuer, unless another entity is specified in the Indenture to make the determination.

“Four-Quarter Period” means, as of any date of determination, the four most recent full fiscal quarters ending prior to the date of such determination for which financial statements are available.

“GAAP” means, as elected from time to time by the Issuer, (i) the accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued by applicable regulators, including the CVM, as well as the technical releases issued by the Brazilian Institute of Accountants (Instituto Brasileiro de Contadores), or (ii) International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case, as in effect from time to time.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” and “Guaranteed” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee,” used as a verb has a correlative meaning. The term “Guarantor” will mean any Person Guaranteeing any obligation.

“Hedging Agreements” mean, of any Person, the obligations of such Person under any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against inflation, interest rates, currency or commodities price fluctuations.

“Incur” or “Incurred” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person; provided, however, that any Indebtedness of a Person existing at the time such Person is merged or consolidated with the Issuer or becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time of such merger or consolidation or at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun will have a correlative meaning. Neither the accretion of principal of a non-interest bearing or other discount security nor the capitalization of interest on Indebtedness will be deemed an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	whether being principal and/or interest of any present or future indebtedness of such Person:

(A)	in respect of borrowed money;

(B)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(C)	representing the balanced deferred and unpaid of the purchase price of property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business which purchase price is due more than twelve (12) months after the date of placing the property in service or taking delivery and title thereto; or

(D)	representing net obligations under any Hedging Agreements;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Agreements) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

if and to the extent any of the preceding items (other than letters of credit and Hedging Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

For the avoidance of doubt, “Indebtedness” will not include any obligations to any Person with respect to “Programa de Recuperação Fiscal—REFIS,” “Programa Especial de Parcelamento de Impostos—REFIS Estadual” and “Programa de Parcelamento Especial—PAES”, any other tax payment agreement entered into with any Brazilian governmental authority, any payment obligations to the Brazilian National Telecommunications Agency (Agência Nacional de Telecomunicações)—ANATEL, including claims, fines, fees or other liabilities that are not with respect to borrowed money, and/or any other payment agreement that is due to any creditor who, prior to the Reorganization Plan Confirmation, was not considered as Indebtedness in the calculation of Indebtedness of the Issuer.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P or Fitch or Baa3 (or the equivalent) by Moody’s.

“Issue Date” means the date that the Notes are issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or property of the Issuer and its Restricted Subsidiaries, taken as a whole; (b) the ability of the Issuer or any other Obligor to perform its respective payment obligations under any of the Transaction Documents or under the Reorganization Plan; or (c) the validity or enforceability of the Transaction Documents; or (d) the rights or remedies of the Noteholders or the Trustee under any of the Transaction Documents.

“Material Subsidiary” means any Restricted Subsidiary, or any group of Restricted Subsidiaries, if taken together as a single entity, that would be a “significant subsidiary” of such Person within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Minimum Guarantor Coverage Condition” means the condition that the Issuer and all Subsidiary Guarantors, on a combined basis, (A) at the end of the applicable fiscal period, own in the aggregate assets having a book value of at least the lesser of (x) BRL$50 billion and (y) 85% of the Consolidated Total Assets of the Issuer and its Restricted Subsidiaries at the last day of such period, and (B) for the most recent Four-Quarter Period ended at the end of the applicable fiscal period, own in the aggregate assets to which at least 70% of the combined revenues of the Issuer and its Restricted Subsidiaries for such Four-Quarter Period are attributable.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Debt” means, as of the date of determination, the aggregate amount of consolidated Indebtedness of the Issuer and its Restricted Subsidiaries, less cash and Cash Equivalents and consolidated marketable securities recorded as current assets (except for any Capital Stock in any Person) in all cases determined in accordance with GAAP and as set forth in the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Net Debt to Consolidated EBITDA Ratio” means, with respect to the Issuer and its Restricted Subsidiaries as of any date of determination, the ratio of (x) the aggregate amount of Net Debt of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter in the Four-Quarter Period immediately precedent to the transaction date (the “reference period”) to (y) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the Four-Quarter Period. For purposes of this definition, Net Debt and Consolidated EBITDA will be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:

(1)	any Indebtedness Incurred (and the application of proceeds thereof) during or after the reference period to the extent the Indebtedness is outstanding or is to be Incurred on the transaction date as if the Indebtedness had been Incurred on the first day of the reference period and will therefore be excluded from such calculation;

(2)	any Indebtedness, Disqualified Stock or Preferred Stock to be repaid or redeemed on the transaction date as if the Indebtedness, Disqualified Stock or Preferred Stock had been repaid on the first day of the reference period; and

(3)	(A) the acquisition or disposition of companies, divisions or lines of businesses by the Issuer and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the reference period, and

(B)  the discontinuation of any discontinued operations

in each case, that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be (i) based upon the most recent Four-Quarter Period for which the relevant financial information is available and (ii) determined in good faith by the Issuer.

“Permitted Business” means the business or businesses conducted (or proposed to be conducted) by the Issuer or any Restricted Subsidiary as of the Issue Date and any other business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing, including any business relating to telecommunications, information technology or transmission, or media content services or products.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person that has preferential rights over any other Capital Stock of such Person with respect to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Purchase Money Indebtedness” means Indebtedness:

(1)	consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations; or

(2)	Incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price (including in the case of Capitalized Lease Obligations the lease) within 365 days of such purchase or lease, or other cost of design, construction, installation or improvement of any assets;

provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price of such assets and cost Incurred in such design, construction, installation or improvement, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of the Refinancing.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any Restricted Subsidiary), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may transfer an undivided interest in or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Issuer or any Restricted Subsidiary and any asset related thereto, including all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables on the terms that the Issuer has concluded are customary and market terms fair to the Issuer and its Restricted Subsidiaries.

“Rating Agency” means S&P, Fitch and Moody’s, provided that if S&P, Fitch and Moody’s ceases to rate the Notes or fails to make a rating on the Notes publicly available, the Issuer may select another internationally recognized statistical rating organization to serve as a Rating Agency, provided further that if any of S&P, Fitch or Moody’s ceases to rate the Notes or fails to make a rating on the Notes publicly available, such Rating Agency will be deemed to not be a Rating Agency for purposes of the Indenture until such time as such Rating Agency commences to rate the Notes or makes a rating for the Notes publicly available.

“Rating Date” means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control or of the intention of the Issuer to effect a Change of Control.

“Ratings Decline” means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by the Issuer to effect a Change of Control (which period will be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by one of the Rating Agencies): (i) in the event the Notes are assigned an Investment Grade Rating by each of the Rating Agencies on the Rating Date, the rating of the Notes by any of the Rating Agencies will be below an Investment Grade Rating; or (ii) in the event the Notes are rated below an Investment Grade Rating by any of the Rating Agencies on the Rating Date, the rating of the Notes by any of the Rating Agencies will be decreased by one or more gradations (including gradations within rating categories as well as between rating categories); provided that, in each case, any such Ratings Decline is in whole or in part the result of the Change of Control.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, including any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code and any supporting obligations.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Issuer (or another Person in which the Issuer or any Restricted Subsidiary makes an investment and to which the Issuer or one or more of its Restricted Subsidiaries transfer Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables, which is designated by the Issuer as a Receivables Subsidiary, and which meets the following conditions:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is Guaranteed by the Issuer or any of its Restricted Subsidiaries that is not a Receivables Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (b) is recourse to or obligates the Issuer or any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (c) subjects any property or asset of the Issuer or any of its Restricted Subsidiaries (that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Issuer nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and

(3)	to which neither the Issuer nor any of its Restricted Subsidiaries (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange or replacement for, or to Refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Issuer or a Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; so long as:

(1)	the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Issuer in connection with such Refinancing);

(2)	such new Indebtedness has:

(A)	a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; and

(B)	a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced; and

(3)	if the Indebtedness being Refinanced is Subordinated Indebtedness, then such Refinancing Indebtedness will be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Relevant Date” means, with respect to any payment due from the Issuer under the Indenture, whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the Trustee or a paying agent on or prior to such due date, the date on which, the full amount having been so received, notice to that effect will have been given to the Noteholders in accordance with the Indenture.

“Reorganization Plan” means that certain judicial reorganization plan that was approved by the requisite majorities of creditors in the general Creditors’ Meeting held in Brazil on December 19 and 20 2017 and confirmed by the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro effective on February 5, 2018 upon publication in the official gazette, as may be amended or modified from time to time pursuant to its terms, establishing the terms and conditions for the restructuring of the debt of the Obligors, and providing for actions to be adopted by the Obligors to overcome the financial distress of the Obligors and ensure their continuity as going concerns.

“Reorganization Plan Confirmation” means the order rendered on January 8, 2018 by the Brazilian Judicial Reorganization Court ratifying the Judicial Reorganization Plan approved by creditors on a creditors’ general meeting held in Brazil on December 19 and 20, 2017 that became effective upon publication in the Official Gazette of the State of Rio de Janeiro on February 5, 2018.

“Restricted Subsidiary” means any direct or indirect Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Issuer or any of its Subsidiaries sells or transfers any property to any Person with the intention of taking back a lease of such property or enters into a lease of property previously transferred by the Issuer or any of its Subsidiaries to the lessor.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which are reasonably customary in securitization of receivables transactions.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for obligations to repay, redeem or repurchase any such Indebtedness upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means, with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of the Issuer or such Restricted Subsidiary, as the case may be, which is expressly subordinated in right of payment to the Notes or the relevant Subsidiary Guarantee, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means in relation to any Person, any entity which is controlled directly or indirectly by that Person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that Person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct its affairs and/or to control the composition of a majority of the board of directors (or equivalent body) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

“Subsidiary Guarantee” means the unconditional Guarantee, on a joint and several basis, of the full and prompt payment of all obligations of the Issuer (or any Successor Company or Substituted Debtor) under the Indenture and the Notes, in accordance with the terms of the Indenture.

“Transaction Documents” means the Notes, the Subsidiary Guarantees, the Indenture and the Issuer Substitution Documents, if any and any documents or instruments executed and delivered pursuant hereto or thereto.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that at the time of determination is designated and continues to be an Unrestricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate a Subsidiary of the Issuer to be an Unrestricted Subsidiary solely in accordance with the requirements of the covenant under the caption “—Certain Covenants— Designation of Restricted and Unrestricted Subsidiaries.”

“Voting Securities” of any specified Person at any time means the Capital Stock or other securities of such Person that is at the time entitled to vote generally in the election of the Board of Directors, managers, similar managerial controlling body or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(1)	the sum of the products obtained by multiplying:

(A)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of such Indebtedness, by

(B)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment, by

(2)	the then outstanding aggregate principal amount, of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the outstanding Capital Stock or other ownership interests (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) of such Subsidiary will at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Subsidiaries of such Person (or a combination thereof).

DESCRIPTION OF THE DEFAULT RECOVERY

General

Under the RJ Plan, Bondholders (as defined in the Election Statement) that were not eligible to make or otherwise did not make a valid Recovery Election (as defined in the Election Statement) are only entitled to receive the Default Recovery with respect to the Bondholder Credits represented by their Notes (as defined in the Election Statement). In addition, Bondholders that have made valid Recovery Elections with respect to their Bondholder Credits, but do not participate in the Non-Qualified Recovery Settlement (as defined in the Election Statement), the PTIF 2016 Notes Non-Qualified Recovery Settlement or the Qualified Recovery Settlement will only be entitled to receive the Default Recovery with respect to the Bondholder Credits represented by their Notes.

As a result of the confirmation of the RJ Plan by the RJ Court and the order of the U.S. Bankruptcy Court granting full force and effect to the RJ Plan and the Brazilian Confirmation Order in the United States, the Indentures governing:

•	Oi’s 9.75% Senior Notes due 2016;

•	Oi’s 5.125% Senior Notes due 2017;

•	Oi’s 9.50% Senior Notes due 2019;

•	Oi’s 5.50% Senior Notes due 2020;

•	Oi Coop’s 5.625% Senior Notes due 2021; and

•	Oi Coop’s 5.75% Senior Notes due 2022,

have been novated and Bondholder Credits represented by Notes issued under those Indentures entitle the holders of those Notes (other than Notes with respect to which a valid Recovery Election has been made and which are validly accepted in the Qualified Recovery Settlement) to the Default Recovery, without any further action by the Bondholders, the Trustee under those Indentures, Oi, Oi Coop or any other person.

Similarly, following (1) the homologation of the Dutch Composition Plan for PTIF by the Dutch Court (the “Homologation Order”) and the resulting automatic recognition of the Dutch Composition Plan for PTIF under English law pursuant to the European Insolvency Regulation (2015/848), and (2) the contractual release of the Oi guarantee of the Notes issued by PTIF pursuant to the terms of the extraordinary resolutions adopted by the holders of each series of Notes issued by PTIF on May 17, 2018, the Trust Deed governing:

•	the PTIF 2016 Notes;

•	PTIF’s 4.375% Notes due March 2017;

•	PTIF’s 5.242% Notes due November 2017;

•	PTIF’s 5.875% Notes due 2018;

•	PTIF’s 5.00% Notes due 2019;

•	PTIF’s 4.625% Notes due 2020; and

•	PTIF’s 4.50% Notes due 2025,

will be novated and Bondholder Credits represented by Notes issued under the Trust Deed will entitle the holders of those Notes (other than Notes with respect to which a valid Recovery Election has been made and which are validly accepted under the Non-Qualified Recovery Settlement (as defined in the Election Statement), the PTIF 2016 Notes Non-Qualified Recovery Settlement or the Qualified Recovery Settlement) to the Default Recovery, without any further action by the Bondholders, the Trustee under the Trust Deed governing these Notes, Oi, PTIF or any other person.

Default Recovery of Principal

Subject to reduction as provided below, under the RJ Plan, Bondholders entitled to the Default Recovery will receive their Bondholder Credits represented by:

•	Oi’s 9.75% Senior Notes due 2016;

•	Oi’s 9.50% Senior Notes due 2019;

•	Oi’s 5.50% Senior Notes due 2020; and

•	Oi Coop’s 5.75% Senior Notes due 2022,

in five annual, equal installments, commencing on June 14, 2038.

Subject to reduction as provided below, under the RJ Plan, Bondholders entitled to the Default Recovery will receive the full amount of the Bondholder Credits represented by:

•	Oi’s 5.125% Senior Notes due 2017;

•	Oi Coop’s 5.625% Senior Notes due 2021;

•	the PTIF 2016 Notes;

•	PTIF’s 4.375% Notes due March 2017;

•	PTIF’s 5.242% Notes due November 2017;

•	PTIF’s 5.875% Notes due 2018;

•	PTIF’s 5.00% Notes due 2019;

•	PTIF’s 4.625% Notes due 2020; and

•	PTIF’s 4.50% Notes due 2025,

in five annual, equal installments, commencing on the 20th anniversary of the date of the Homologation Order.

In each case, the entitlement to receive such payments (subject as provided below) is referred to as the “Default Recovery”.

Pro Ration of Default Recovery Principal

Under the RJ Plan, the total amount that will be recognized with respect to all pre-petition credits of the RJ Debtors, including Bondholder Credits held by Bondholders entitled to the Default Recovery, is limited to R$70 billion less the amount of Pre-Petition Credits of the RJ Debtors that were entitled to another form of recovery pursuant to the RJ Plan (the “Maximum Default Recovery”).

In the event that the aggregate amount recognized with respect to all pre-petition credits of the RJ Debtors would otherwise exceed the Maximum Default Recovery, the amount of the recovery that holders of pre-petition credits of the RJ Debtors, including Bondholders entitled to the Default Recovery, will receive will be proportionally reduced such that the aggregate amount of the default recovery available to all creditors entitled to the default recovery will be equal to the Maximum Default Recovery, and the difference will considered redeemed, pursuant to Article 385 of the Brazilian Civil Code.

Redemption of Default Recovery Principal

Oi shall have the option, at its sole discretion, at any time to redeem the Default Recovery with respect to all, but not less than all, pre-petition credits of the RJ Debtors under the RJ Plan that entitle the holders thereof to the Default Recovery under the RJ Plan at a redemption price of 15% of the amount of such pre-petition credits.

Proof of Holdings for Bondholders Seeking to Claim the Default Recovery

Following the settlement of the Bondholder Credits represented by Notes with respect to which a valid Recovery Election has been made and which are validly accepted under the Non-Qualified Recovery Settlement, the PTIF 2016 Notes Non-Qualified Recovery Settlement or the Qualified Recovery Settlement, Oi expects that the clearing systems through which beneficial ownership of the Notes has been held will deliver to Oi position listings indicating how the remaining interests in Notes are held and that such clearing systems shall, prior to ceasing to provide clearing services in relation to such Notes or interests therein cooperate with Oi to enable any holders of interests therein to demonstrate to Oi their entitlement to the Default Recovery.

Oi expects to publish notices through these clearing systems informing Bondholders that these Notes have been novated and that the Bondholders only remaining entitlement is to claim the Default Recovery, and providing instructions as to how Bondholders can provide proofs of holdings and any other relevant information to enable Oi to register such persons as being entitled to the Default Recovery, as evidenced on a register to be maintained by Oi for the purposes of making payments of amounts when due under the Default Recovery to those persons duly entitled.

ENFORCEMENT OF CIVIL LIABILITIES

Oi is a corporation organized under the laws of Brazil. All of the directors and officers of Oi and some of the advisors named herein reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons, or to enforce against such persons judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

In the documentation pursuant to which the Qualified Recovery will be issued, the Issuers will (1) agree that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, The City of New York, will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the guarantee and, for such purposes, irrevocably submit to the nonexclusive jurisdiction of such courts, and (2) name an agent for service of process in the Borough of Manhattan, The City of New York.

Brazil

Oi has been advised by Barbosa, Müssnich & Aragão Advogados, its Brazilian counsel, that a judgment of non-Brazilian courts for civil liabilities predicated upon the securities laws of countries other than Brazil, including the U.S. securities laws, may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against Oi, its directors and officers or certain advisors named herein obtained outside Brazil would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Court of Justice). That confirmation will only be available if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the non-Brazilian court where the foreign judgment is granted;

•	is issued by a court of competent jurisdiction after proper service of process on the parties, which must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of its absence has been given, as established pursuant to applicable law;

•	is final and, therefore, not subject to appeal;

•	duly authenticated by the Brazilian consulate in the location where the non-Brazilian court rendered the judgment and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

Oi has been further advised by its Brazilian counsel that original actions may be brought in connection with this Information Statement predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against Oi or the directors and officers and certain advisors named herein provided that provisions of the federal securities laws of the United States do not contravene Brazilian laws and regulation, public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure its payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of debt instrument or counterclaim. Notwithstanding the foregoing, Oi cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

If proceedings are brought in the courts of Brazil seeking to enforce its obligations under the Qualified Recovery, Oi would not be required to discharge its obligations in a currency other than reais. Any judgment obtained against Oi in Brazilian courts in respect of any payment obligations under the New Notes would be expressed in reais.

Netherlands

Oi has been advised that the ability of Qualified Holders of Qualified Recovery in certain countries other than the Netherlands to bring an action against Oi may be limited under applicable law. Certain of Oi’s directors named in this Information Statement are residents of, in which case most of their assets are located in, jurisdictions outside the United States. Substantially all of Oi’s assets are also located outside the United States. As a result, it may be difficult for you to serve process on Oi or these persons within the United States or to enforce against Oi or these persons in courts in the United States, judgments of these courts predicated upon the civil liability provisions of U.S. securities laws. Oi has been advised that it is not clear whether a Dutch court would impose civil liability on Oi or its directors in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

The United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final and enforceable judgment for payment given by any court in the United States would not be enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the claim must be re-litigated before a competent Netherlands court. Oi has been advised that a Netherlands court will, under current practice, generally grant the same judgment without re-litigation on the merits, provided that:

•	the foreign court rendering the judgment had jurisdiction over the subject matter of the litigation on internationally acceptable grounds (for example, if the parties have agreed, in a written contract, to submit their disputes to the foreign court);

•	the foreign court has conducted the proceedings in accordance with generally accepted principles of fair trial (e.g. after proper service of process, giving the defendant sufficient time to prepare for the litigation);

•	the foreign judgment is not in conflict with Dutch public policy (Oi is not aware of any reasons why in general enforcement of payment obligations under a foreign law agreement would be in conflict with current Dutch public policy);

•	the foreign judgment is not in conflict with a decision rendered by a Dutch court between the same parties, or with an earlier judgment rendered by a foreign court in proceedings involving the same cause of action and between the same parties, provided that the earlier decision can be recognized in the Netherlands; and

•	the foreign decision is—according to the law of its country of origin—formally capable of being enforced (e.g., is readily enforceable, has not been annulled in appeal or its enforceability has not been subject to a certain time frame).

Oi has been advised that awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the Netherlands. Furthermore, it may be difficult for Qualified Holders of the Qualified Recovery to enforce judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws outside the United States. Finally, it is doubtful whether a Netherlands court would accept jurisdiction and impose civil liability in an action commenced in the Netherlands and predicated solely upon U.S. federal securities laws.

TAXATION

The following discussion contains a description of the material Brazilian, United States and Dutch tax considerations that may be relevant to the ownership and disposition of notes by a Qualified Holder. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your own tax advisors about the tax consequences of investing in and holding the Qualified Recovery, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

This summary is based upon tax laws of Brazil, the United States and the Netherlands as in effect on the date of this Information Statement, which are subject to change, possibly with retroactive effect, and to differing interpretations. You should consult your own tax advisors as to the Brazilian, United States, Dutch or other tax consequences of the exchange, ownership and disposition of the Qualified Recovery.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership and disposition of the Qualified Recovery pursuant to this Qualified Recovery Settlement. Qualified Holders should consult their tax advisors concerning the tax consequences of their particular situations.

Brazil Tax Considerations

The following discussion is a general description of certain Brazilian tax aspects of the Qualified Recovery applicable to a Qualified Holder that is an individual, entity, trust or organization resident or domiciled outside Brazil for tax purposes (“Non-Resident Qualified Holder”). The discussion is based on the tax laws of Brazil as in effect on the date hereof and is subject to any change in the Brazilian law that may come into effect after such date as well as to the possibility that the effect of such change in the Brazilian law may be retroactive and apply to rights created on or prior to the date thereof. The information set forth below is intended to be a general description only and does not purport to be a comprehensive description of all the tax aspects of the Qualified Recovery. Therefore, each Non-Resident Qualified Holder should consult his/her/its own tax advisor concerning the Brazilian tax consequences in respect of the Qualified Recovery.

Non-Resident Qualified Holders should note that, as to the discussion below, other income tax rates or treatment may be provided for in any applicable tax treaty between Brazil and the country where the Non-Resident Qualified Holder is domiciled. This summary does not address any tax issues that affect solely our company, such as deductibility of expenses.

Treatment of the Exchange of Oi Notes for New Notes, New Shares/ADSs, and Warrants/ADWs Pursuant to the Exchange Offers

According to article 26 of Law N. 10,833, enacted on December 29, 2003, capital gains realized by an investor domiciled outside Brazil on the sale or on any other form of disposition of assets located in Brazil are subject to withholding income tax in Brazil, regardless of whether the sale is made to a Brazilian resident or not.

Although there is no specific provision in the Brazilian legislation as to the tax consequences of the exchange of Oi Notes, nor is there case-law dealing with the tax consequences of this exchange, there are grounds to argue that the Oi Notes would not fall within the definition of “assets located in Brazil” for the purposes of Law N. 10,833. Nevertheless, Brazilian tax authorities may take the position that the exchange of Oi Notes would characterize a sale or disposition of assets located in Brazil capable of attracting withholding income tax upon any potential gain derived by the Non-Resident Qualified Holder. In practice, however, Non-Resident Qualified Holders will hardly realize any gain in connection with the exchange.

Non-Resident Qualified Holders should consult their own tax advisors in order to confirm the treatment described above.

Treatment of the Exchange of PTIF Notes and Oi Coop Notes for New Notes, New Shares/ADSs, and Warrants/ADWs Pursuant to the Exchange Offers

With respect to the delivery of New Notes, New Shares/ADSs, and Warrants/ADWs by Oi for the surrender of PTIF Notes and Oi Coop Notes, the exchange made by Oi as guarantor of PTIF and Oi Coop’s obligations should not give rise to any material tax consequences in Brazil.

Likewise, the exchange of PTIF Notes or Oi Coop Notes for PTIF-Held Shares delivered by PTIF should also not give rise to any material tax consequences in Brazil, since the exchange will be entirely carried out outside Brazil and should not involve any Brazilian party or assets located in Brazil.

Other Brazilian Taxes

The exchange of Oi Notes, PTIF Notes and Oi Coop Notes for New Notes, New Shares/ADSs and Warrants/ADWs will require the execution of simultaneous foreign exchange (“FX”) agreements without actual inflow/outflow of funds (“symbolic FX transactions”). Certain symbolic FX transactions will give rise to the so-called Tax on FX Transactions (“IOF/FX”) in Brazil. In this case, Oi will bear the burden of the IOF/FX.

Tax Consequences of Non-Resident Qualified Holders Owning the New Notes

Payment of principal amount

The payment of the principal amount (amortization) of the New Notes should not give rise to Brazilian tax consequences.

Interest

Interest accrued by Oi in connection with the New Notes will be subject to withholding tax at the rate of 15% (or 25% if the Non-Resident Qualified Holder is located in a Favorable Tax Jurisdiction—as defined below), regardless of whether the interest is paid or capitalized.

Sale or Other Form of Disposition of the New Notes

As discussed above, the New Notes issued by Oi would also not exactly fall within the definition of “assets located in Brazil” for the purposes of Law N. 10,833. Hence, potential gains arising from the sale or disposition of the New Notes by a Non-Resident Qualified Holder should not suffice to attract capital gain taxation in Brazil. However, considering the general and unclear scope of Law N. 10,833 and the absence of judicial guidance in respect thereof, we cannot assure that such interpretation of this law will prevail in the courts of Brazil.

If the New Notes are deemed to be located in Brazil, gains recognized by a Non-Resident Qualified Holder from the sale or other disposition of the New Notes to either a non-resident or a resident in Brazil may be subject to income tax in Brazil at progressive rates that may vary from 15.0% to 22.5% depending on the amount of the gain: (i) 15% for the part of the gain up to R$5.0 million, (ii) 17.5% for the part of the gain that exceeds R$5.0 million but does not exceed R$10.0 million, (iii) 20% for the part of the gain that exceeds R$10.0 million but does not exceed R$30.0 million, and (iv) 22.5% for the part of the gain that exceeds R$30.0 million. If the Non-Resident Qualified Holder making the sale or disposition is located in a Favorable Tax Jurisdiction (as defined below) the applicable rate would be 25%. Lower rates may be applicable to such gains as provided for in an applicable tax treaty entered into between Brazil and the country where the Non-Brazilian Holder is resident.

Discussion on Favorable Tax Jurisdictions

On June 4, 2010, Brazilian tax authorities enacted Normative Instruction N. 1,037 listing (1) Favorable Tax Jurisdictions and (2) the Privileged Tax Regimes, which definition is provided by Law N. 11,727, of June 23, 2008. On November 28, 2014, the Ministry of Finance issued Ordinance N. 488 narrowing the concept of Favorable Tax Jurisdictions and Privileged Tax Regimes to those that impose taxation on income at a maximum rate lower than 17%. Jurisdictions and tax regimes that impose taxation on income at rates ranging from 17% and 20% will not be considered Favorable Tax Jurisdictions and Privileged Tax Regimes, as long as they are committed to adopt international standards on tax transparency. Under Brazilian law, the aforementioned commitment is present if the relevant jurisdiction (i) has entered into (or concluded the negotiation of) an agreement or convention authorizing the exchange of information for tax purposes with Brazil and (ii) is committed to the actions discussed in international forums on tax evasion in which Brazil has been participating, such as the Global Forum on Transparency and Exchange of Information.

Although we believe that the best interpretation of the current tax legislation should lead to the conclusion that the above mentioned Privileged Tax Regime concept should apply solely for purposes of Brazilian tax rules related to transfer pricing, thin capitalization and deductibility of expenses, we cannot assure whether subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of a Privileged Tax Regime will also apply this concept for purposes of the imposition of Brazilian withholding tax on payments of interest. Currently, the understanding of the Brazilian tax authorities is that the rate of 15% of withholding tax applies to interest paid to beneficiaries resident in Privileged Tax Regimes (Answer to Tax Ruling Request COSIT N. 575, of December 20, 2017). In any case, if Brazilian tax authorities determine that payments made to a Non-Resident Qualified Holder under a Privileged Tax Regime are subject to the same rules applicable to payments made to Non-Resident Qualified Holders that are resident in a Favorable Tax Jurisdiction, the withholding tax applicable to such payments could be assessed at the rate of 25%.

Other Tax Considerations

Please see – “Other Brazilian Taxes” for IOF/FX levy on the delivery of the New Notes by Oi.

The payment of interest and principal amount upon amortization of the New Notes should be subject to IOF/FX at the rate of 0%.

Substitution of the Issuer

Oi may, subject to certain conditions, be replaced and substituted by any Wholly-Owned Subsidiary as principal debtor in respect of the New Notes (see—“Substitution of the Issuer”). There may be Brazilian tax consequences arising from this event, depending on how the substitution would take place. Nevertheless, the Substituted Debtor and Oi will be required to indemnify and hold harmless each Non-Resident Qualified Holder against all taxes or duties which may be incurred or levied against such Non-Resident Qualified Holder as a result of any substitution described under “Description of New Notes—Substitution of the Issuer” and which would not have been so incurred or levied had such substitution not been made.

Non-Resident Qualified Holders are urged to consult their own tax advisors regarding any potential adverse tax consequences to them that may result from this substitution.

Tax Consequences of Non-Resident Qualified Holders Owning the New Shares, Warrants, ADSs and ADWs

Taxation on Warrants, Exercise of Warrants and Expiration of Warrants without Exercise

The delivery of the Warrants/ADWs, the exercise of the Warrants and/or the expiration without exercise should not give rise to material Brazilian tax impacts. With respect to aspects of the exchange of Notes for the Warrants please See – “Treatment of the Exchange of Oi Notes for New Notes, New Shares/ADSs, and Warrants/ADWs Pursuant to the Exchange Offers”.

Dividends paid in Connection with the New Shares and/or ADSs

Dividends, including stock dividends and other dividends paid by Oi to the depositary in respect of the ADSs or to a Non-Resident Qualified Holder in respect of the New Shares are currently not subject to withholding tax, provided that they are paid out of profits generated as of January 1, 1996. Please note that, in principle, all New Shares will be issued as ADSs.

The remittance of dividends from Brazil is currently subject to IOF/FX at the rate of 0%.

Interest on Shareholders’ Equity (“JCP”) paid in connection with the New Shares and/or ADSs

Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as Oi, to make distributions calculated by multiplying the Long Term Interest Rate (TJLP, which is usually about 6% per year) published by Central Bank of Brazil by the sum of certain Brazilian company’s net equity accounts. JCP are deductible for purposes of calculating Brazilian corporate income tax, and, since 1998, for purposes of calculating social contribution on net profits, as long as the following limits are observed:

•	50% of net profits (after the deduction of the social contribution on net profits and before taking into account the provision for the corporate income tax and the amounts attributable to shareholders as JCP) for the period in respect of which the payment is made; or

•	50% of retained profits or profits reserve.

Payment of JCP to a Non-Resident Qualified Holder, regardless if with respect to New Shares or ADSs, is subject to withholding tax at the rate of 15%, or 25% if the Non-Resident Qualified Holder is located in a Favorable Tax Jurisdiction The distribution of interest on shareholders’ equity may be determined by our board of directors.

The amounts paid as distribution of interest on shareholders’ equity to a Non-Resident Qualified Holder located in a jurisdiction that has a tax treaty with Brazil may be classified as (1) interest, (2) dividends, or (3) other revenues. The classification will depend on the actual wording of the treaty.

JCP amounts may be treated as payments in respect of the dividends Oi is obligated to distribute to its shareholders in accordance with its bylaws and the Brazilian corporate law. To the extent that such treatment is applied, Oi may be required to distribute to shareholders an additional amount to ensure that the net amount received by them, after the payment of the applicable withholding tax, is at least equal to the mandatory dividend.

Payments of JCP are decided by Oi’s shareholders, at its annual shareholders’ meeting, on the basis of recommendations of its board of directors. No assurance can be given that our board of directors will not recommend that future distributions of profits should be made by means of JCP instead of dividends.

Sale or Other Form of Disposition of the New Shares, Warrants, ADSs and ADWs

Given that the New Shares and Warrants issued by Oi are characterized as assets located in Brazil, gains recognized by a Non-Resident Qualified Holder from the sale or other disposition of these assets are subject to income tax in Brazil according to the rules describe below.

Please note that, in principle, the New Shares will be issued as ADSs and the Warrants will be issued as ADWs. With respect to ADSs or ADWs, although the matter is not entirely clear, arguably the gains realized by a Non-Resident Qualified Holder upon disposition of these assets should not be taxed in Brazil, on the basis that ADSs or ADWs are not “assets located in Brazil” for the purposes of Law No. 10,833. We cannot assure you, however, that the Brazilian tax authorities or the Brazilian courts will agree with this interpretation. As a result, gains on the disposition of ADSs or ADWs by a Non-Resident Qualified Holder in the event that courts determine that ADSs or ADWs would constitute assets located in Brazil may be subject to income tax in Brazil according to the rules applicable to the sale of shares and warrants described below, as the case may be.

Under Brazilian law the income tax rate on capital gains can vary depending on the domicile of the Non-Brazilian Qualified Holder, the type of registration of the investment by the Non-Resident Qualified Holder with the Central Bank of Brazil and how the disposition is carried out.

Gains assessed on the disposition of shares and warranties carried out on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market):

•	are exempt from income tax when realized by a Non-Resident Qualified Holder that (1) has registered its investment in Brazil with the Central Bank of Brazil under the rules of Resolution 4,373 (“4,373 Holder”), and (2) is not a resident in a Favorable Tax Jurisdiction; or

•	are subject to income tax at a rate of up to 25% in any other case, including the gains assessed by a Non-Resident Qualified Holder that (i) is not a 4,373 Holder and/or or (ii) is a 4,373 Holder resident in a Favorable Tax Jurisdiction. In these cases, a withholding income tax of 0.005% of the sale value shall be applicable and can be later offset with the potential income tax due on the capital gain. Day trade transactions are subject to the rate of 1%.

Any other gain assessed on a disposition of shares and/or warranties that is not carried out on Brazilian stock exchanges is subject to income tax at rates of up to 25%. If the gains are related to transactions carried out on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% on the sale value shall also be applicable and can be offset with the potential income tax due on the capital gain.

In the case of a redemption of shares or capital reductions, the positive difference between the amount effectively received by the Non-Resident Qualified Holder and the proportional acquisition cost of the redeemed shares is treated as capital gain derived from sale or exchange not carried out in a Brazilian stock exchange market and is therefore subject to income tax at rates of up to 25%, as the case may be.

The withdrawal of ADSs in exchange for the underlying shares is not subject to Brazilian income tax, as far as the regulatory rules in respect to the registration of the investment with the Central Bank of Brazil are duly observed.

Any exercise of preemptive rights relating to the New Shares or ADSs will not be subject to Brazilian taxation. Any gain on the sale or assignment of preemptive rights relating to New Shares, including the sale or assignment carried out by the depositary, on behalf of Non-Resident Qualified Holders of ADSs, will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of shares.

As a general rule, the gains realized as a result of a disposition transaction of assets are determined by the difference between the amount realized on the sale or exchange and their acquisition cost.

There can be no assurance that the current preferential tax treatment for Non-Resident Qualified Holders of ADSs and 4,373 Holder will continue.

Other Tax Considerations

Please see – “Other Brazilian Taxes” for IOF/FX levy on the delivery of the ADSs and ADWs by Oi.

The IOF/FX is currently levied at the rate of 0% on the withdrawal of ADSs into shares.

Certain U.S. Federal Income Tax Considerations

For purposes of this discussion,

(i)	“PTIF Notes” shall mean, collectively, the PTIF 6.25% Notes due 2016, PTIF 4.375% Notes due March 2017, PTIF 5.242% Notes due November 2017, PTIF 5.875% Notes due 2018, PTIF 5.00% Notes due 2019, PTIF 4.625% Notes due 2020, and the PTIF 4.50% Notes 2025.

(ii)	“Shares” shall mean the New Shares and the PTIF-Held Shares.

(iii)	“Oi Notes” shall mean, collectively, the Oi 9.75% Senior Notes due 2016 (“Oi 2016 Notes”), Oi 5.125% Senior Notes due 2017(“Oi 2017 Notes”), Oi 9.50% Senior Notes due 2019 (“Oi 2019 Notes”), Oi 5.50% Senior Notes due 2020 (“Oi 2020 Notes”), Oi Coop’s 5.625% Senior Notes due 2021 (“Oi Coop 2021 Notes”), the Oi Coop’s 5.75% Senior Notes due 2022 (“Oi Coop 2022 Notes”).

(iv)	“Oi US$ Notes” shall mean, collectively, the Oi 2019 Notes, Oi 2020 Notes and the Oi Coop 2020 Notes.

(v)	“Oi R$ Notes” shall mean the Oi 2016 Notes.

(vi)	“Oi Euro Notes” shall mean the Oi 2017 Notes and the Oi Coop 2021 Notes.

(vii)	“Foreign Currency Notes” shall mean, collectively, the PTIF Notes, Oi R$ Notes and Oi Euro Notes.

General

The following summary describes certain U.S. federal income tax consequences to U.S. Holders (as defined below) that participate in the Qualified Recovery Settlement. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing Regulations thereunder, and published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. Oi will not seek a ruling from the Internal Revenue Service (the “IRS”) with regard to the U.S. federal income tax treatment of the Qualified Recovery Settlement and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. In addition, except as set forth below, the summary only applies to U.S. Holders (as defined below) who hold their Notes, Shares, ADSs, Warrants and ADWs as capital assets and does not address all of the tax consequences that may be relevant to U.S. Holders or tax consequences to investors in special tax situations (such as financial institutions, dealers in securities or currencies, tax-exempt organizations, insurance companies, partnerships or other pass-through entities or persons holding notes through a partnership or other pass-through entity, persons that hold notes as part of a straddle, hedging or conversion transaction, and certain U.S. expatriates). Accordingly, each holder should consult its own tax advisor with regard to participating in the Qualified Recovery Settlement and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes, New Notes, Shares, ADSs, Warrants or ADWs that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or an entity taxable as a corporation) organized in or created under the laws of the United States, any state thereof or the District of Columbia;

•	persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (2) that has validly elected to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, New Notes, New Shares, ADSs representing New Shares, Warrants or ADWs representing Warrants, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Each partner of a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding Notes, New Notes, New Shares, ADSs representing New Shares, Warrants or ADWs representing Warrants should consult its own tax advisor.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE SURRENDER OF NOTES FOR NEW NOTES, SHARES, ADSS, WARRANTS AND ADWSAND THE OWNERSHIP AND DISPOSITION OF SUCH NEW NOTES, SHARES, ADSS, WARRANTS AND ADWS ACQUIRED PURSUANT TO THE QUALIFIED RECOVERY SETTLEMENT, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

Characterization of the Oi Coop Notes and PTIF Notes

Oi Coop elected, solely for U.S. federal income tax purposes to be treated as an entity that is not treated as separate from Oi. Accordingly, the Oi Coop Notes are treated as issued by Oi for U.S. federal income tax purposes. Oi intends to treat the PTIF Notes as indebtedness of PTIF for U.S. federal income tax purposes. However, because the PTIF Notes are guaranteed by Oi, it is possible that the IRS may take a contrary position.

Treatment of the Exchange of Oi Notes or PTIF Notes for New Notes and Shares/ADSs, and Warrants/ADWs Pursuant to the Qualified Recovery Settlement

Under general principles of federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument (a “significant modification”). A modification of a debt instrument that is not a significant modification does not create a deemed exchange. Under applicable regulations, the modification of a debt instrument is a significant modification if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The applicable regulations provide that a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

However, a change in yield of a debt instrument is a significant modification under the applicable regulations if the yield of the modified instrument (determined taking into account any accrued interest and any payments made to the holder as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 0.25% of the “adjusted issue price,” or 5% of the annual yield of the unmodified instrument. The yield of the unmodified instrument is calculated based on the adjusted issue price, and may differ from the yield at which the instrument is trading in the market.

Additionally, a change in the timing of payments on a debt instrument is a significant modification if the change in timing of payments (including any resulting change in the amount of payments) results in the material deferral of scheduled payments either through an extension of the final maturity or through deferral of payments due prior to maturity. There is a safe harbor period of the lesser of fifty percent of the original term of the instrument and five years from the original due date of the first payment that is deferred. The deferral of one or more scheduled payments within the safe harbor is not a material deferral if the deferred payments are unconditionally payable no later than at the end of the safe-harbor period.

The applicable regulations also provide that a modification of recourse debt instrument that results in a substitution of obligors is a significant modification unless, among other things, the substitute obligor acquires substantially all of the assets of the obligor and there is no change in payment expectations.

The Issuer expects, and the rest of this disclosure assumes, that the exchange of Oi Notes for New Notes, Shares/ADSs and Warrants/ADWs and the exchange of PTIF Notes for New Notes, Shares/ADS and Warrants/ADWs, in each case, pursuant to this Qualified Recovery Settlement (the “Exchange”) will result in a significant modification of the Oi Notes and the PTIF Notes for U.S. federal income tax purposes. Accordingly, the exchange of the Oi Notes and PTIF Notes will be treated as an exchange for U.S. federal income tax purposes. Under this treatment, U.S. Holders that exchange Oi Notes and PTIF Notes hereunder will recognize gain or loss unless such exchange is treated as a recapitalization for U.S. federal income tax purposes.

Consequences to U.S. Holders of Exchanging Oi Notes for New Notes, Shares/ADSs, and Warrants/ADWs pursuant to the Qualified Recovery Settlement

The tax treatment of U.S. Holders that Exchange Oi Notes for New Notes, Shares/ADSs, and Warrants/ADWs will depend on whether such Exchange qualifies as a recapitalization, which, in turn, is dependent on whether both the property exchanged and the property received are considered “stock” or “securities” for U.S. federal income tax purposes. The Shares are stock and thus are “securities” for this purpose. The Warrants, because they have an exercise price of the reais equivalent of US$0.01, are deemed exercised and, thus, U.S. Holders are treated as having received the underlying Shares which are “securities” for this purpose. However, rules for determining whether an obligation (such as a New Note) constitutes a security for U.S. federal income tax purposes are unclear. The term “security” is not defined in the Code or the Treasury Regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor’s proprietary interest in the issuer and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. Generally, a debt instrument with an original term to maturity of five (5) years or less does not qualify as a security, and a debt instrument with an original term to maturity of ten (10) years or more does qualify as a security. Whether a debt instrument with an original term to maturity of between five (5) and ten (10) years qualifies as a security is unclear. Given their terms to maturity, the Oi 2017 Notes, Oi 2019 Notes, Oi 2020 Notes, Oi Coop 2021 Notes, the Oi Coop 2022 Notes and the New Notes should qualify as securities. However, the application of the law to the Oi 2016 Notes, which has a term to maturity of five (5) years, is unclear.

U.S. Holders are urged to consult their tax advisors regarding whether the New Notes constitute securities for these purposes and whether the receipt of the New Notes will qualify as a non-taxable exchange pursuant to a recapitalization or whether it will constitute taxable gain (i.e., “boot”) received in the recapitalization.

Tax Treatment of Exchange of Oi US$ Notes and Oi Euro Notes for New Notes, Shares/ADSs and Warrants/ADWs

Subject to the discussions below regarding payment of accrued but unpaid interest (under “—Taxation of New Notes, Shares/ADSs and Warrants/ADWs Received that are Allocable to Accrued but Unpaid Interest”) and the Oi 2016 Notes (under “—Tax Treatment of Exchange of Oi 2016 Notes for New Notes, Shares/ADSs and Warrants/ADWs”), a U.S. Holder that exchanges Oi US$ Notes or Oi Euro Notes for New Notes, Shares/ADSs and Warrants/ADWs, should not recognize any loss on the Exchange and generally should not recognize any gain on the Exchange. A U.S. Holder’s tax basis in the Oi US$ Notes or Oi Euro Notes surrendered in the Exchange will be allocated among the New Notes, Shares/ADSs and Warrants/ADWs received in the Exchange in proportion to the fair market value of the New Notes, Shares/ADSs and Warrants/ADWs. Such New Notes, Shares/ADSs and Warrants/ADWs will have a holding period that includes the holding period during which such Holder held the Oi US$ Notes or Oi Euro Notes surrendered in the Exchange.

Tax Treatment of Exchange of Oi 2016 Notes for New Notes, Shares/ADSs and Warrants/ADWs

If the Oi 2016 Notes are considered securities for U.S. federal income tax purposes, the U.S. federal income tax treatment of a U.S. Holder of Oi 2016 Notes that receives New Notes, Shares/ADSs and Warrants/ADWs in the Exchange would be the same as described above under “—Tax Treatment of Exchange of Oi US$ Notes and Oi Euro Notes for New Notes, Shares/ADSs and Warrants/ADWs”.

If the Oi 2016 Notes are not considered securities for U.S. federal income tax purposes, the exchange by a U.S. Holder of the Oi 2016 Notes for New Notes, Shares/ADSs and Warrants/ADWs will be a taxable transaction. Accordingly, subject to the discussion below regarding payment of accrued but unpaid interest (under “—Taxation of New Notes, Shares/ADSs and Warrants/ADWs Received that are Allocable to Accrued but Unpaid Interest”), such U.S. Holder will recognize gain or loss, if any, in an amount equal to the difference between (i) the sum of the (A) issue price of the New Notes received (as determined below under “—Issue Price of New Notes”), (B) the fair market value of the Shares/ADSs received, and (C) the fair market value of the Warrants/ADWs received and (ii) the U.S. Holder’s adjusted tax basis in the Oi 2016 Notes. A U.S. Holder’s adjusted tax basis in an Oi 2016 Note generally will equal the U.S. Holder’s initial cost of the Oi 2016 Note, increased by any market discount previously included in income by the U.S. Holder, and decreased by the amount of any bond premium previously amortized by the U.S. Holder. Except as provided below with respect to exchange gain or loss and accrued market discount, gain or loss from the exchange of an Oi 2016 Note generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Oi 2016 Note for more than one year. Long-term capital gains of non-corporate U.S. Holders are generally eligible for preferential rates of taxation. The ability of a U.S. Holder to deduct a capital loss is subject to limitations under the Code.

Gain or loss on the exchange of Oi 2016 Notes for New Notes, Shares/ADSs and Warrants/ADWs hereunder generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which such U.S. Holder held the Oi 2016 Notes. If the amount of ordinary loss that a U.S. Holder recognizes in these circumstances exceeds certain specified thresholds, such Holder may be required to comply with special rules that require that such amounts be reported to the IRS. U.S. Holders should consult with your tax advisor regarding the possible application of these reporting requirements.

A U.S. Holder’s holding period for the New Notes would not include such Holder’s holding period for the Oi 2016 Notes exchanged and will begin on the day after the Exchange. A U.S. Holder’s initial tax basis in the New Notes would be the U.S. dollar value of the issue price of such New Notes on the date of the Exchange (excluding any interest accrued from the issue date of the outstanding New Notes). Your initial tax basis will be calculated at the spot rate in effect on the date of the Exchange.

Consequences to U.S. Holders of Exchanging PTIF Notes for New Notes, Shares/ADSs, and Warrants/ADWs pursuant to the Qualified Recovery Settlement

Because the PTIF Notes were issued by Portugal Telecom International Finance B.V. and not by Oi, Oi intends to take the position that exchanges of the PTIF Notes for New Notes, Shares/ADSs and Warrants/ADWs hereunder do not qualify as tax-free recapitalizations. Consequently, U.S. Holders that exchange PTIF Notes for New Notes, Shares/ADSs and Warrants/ADWs hereunder will recognize gain or loss on such exchange. However, because the PTIF Notes are guaranteed by Oi, it is possible that the IRS may take a contrary position.

Tax Treatment of Exchange of PTIF Notes for New Notes, Shares/ADSs and Warrants/ADWs

A U.S. Holder who exchanges PTIF Notes for New Notes, Shares/ADSs and Warrants/ADWs hereunder would generally recognize gain or loss equal to the difference, if any, between (i) the sum of (A) the issue price of the New Notes received (as determined below under “—Issue Price of New Notes”), (B) the fair market value of the Shares/ADSs received, and (C) the fair market value of the Warrants/ADWs received and (ii) the U.S. Holder’s adjusted tax basis in the PTIF Notes. A U.S. Holder’s adjusted tax basis in a PTIF Note generally would equal the purchase price of the PTIF Note, increased by market discount, if any, previously taken into account by the holder and reduced by any amortizable bond premium previously amortized by the holder. Except as provided below with respect to exchange gain or loss and accrued market discount, gain or loss from the exchange of PTIF Notes will be long-term capital gain if a holder held a PTIF Note for more than one year at the time of the Exchange. Certain non-corporate U.S. Holders are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss is subject to limitations under the Code. Additionally, a U.S. Holder will be treated as receiving payments in respect of accrued but unpaid interest on a PTIF Note equal to the full amount of such accrued and unpaid interest, without reduction for the offset of such income against interest accrued on the New Notes from the issue date of the outstanding New Notes. The U.S. Holder’s income in respect of accrued and unpaid interest on a PTIF Note will be treated as ordinary interest income.

Gain or loss on the exchange of PTIF Notes for New Notes, Shares/ADSs and Warrants/ADWs hereunder generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which such U.S. Holder held the PTIF Notes. If the amount of ordinary loss that a U.S. Holder recognizes in these circumstances exceeds certain specified thresholds, such Holder may be required to comply with special rules that require that such amounts be reported to the IRS. U.S. Holders should consult with your tax advisor regarding the possible application of these reporting requirements.

A U.S. Holder’s holding period for the New Notes would not include such Holder’s holding period for the PTIF Notes exchanged and will begin on the day after the Exchange. A U.S. Holder’s initial tax basis in the New Notes would be the U.S. dollar value of the issue price of such New Notes on the date of the Exchange (excluding any interest accrued from the issue date of the outstanding New Notes). Your initial tax basis will be calculated at the spot rate in effect on the date of the Exchange.

In the event that, contrary to our position, the exchange of the PTIF Notes for New Notes hereunder is treated as a recapitalization, the U.S. federal income tax consequences to a U.S. Holder of the exchange would be as described under “Tax Treatment of Exchange of Oi US$ Notes and Oi Euro Notes for New Notes, Shares/ADSs and Warrants/ADWs.”

Market Discount

Subject to a de minimis exception, generally, if the Oi Notes or PTIF Notes were acquired by the U.S. Holder (other than at original issue) at a discount from the principal amount of such Oi Notes or PTIF Notes, as the case may be (i.e., a “market discount”), then, (i) with respect to such Notes that are considered exchanged in a taxable event, any gain recognized on the Exchange would be characterized as ordinary income to the extent of the accrued market discount on such Notes as of the date of the Exchange, and (ii) with respect to such Notes that are considered exchanged in a tax-free recapitalization, it is not clear whether the accrued market discount on such Notes will carry over only to the New Notes, or should be apportioned among New Notes, Shares/ADSs, Warrants/ADWs based on their respective fair market value, and then taxed as interest income to the U.S. Holder when the New Notes, Shares/ADSs, Warrants/ADWs, as applicable, are disposed of by sale, retirement or other disposition.

With respect to any such Notes that are Foreign Currency Notes, (i) if the U.S. Holder did not elect to include such market discount in income on a current basis, (A) the accrued market discount shall be translated into U.S. dollars at the spot rate on the date of the Exchange, and (B) no part of such accrued market discount would be treated as exchange gain or loss, and (ii) if the U.S. Holder made an election to include such market discount in income on a current basis, (A) any such accrued market discount currently includible in income shall be translated into U.S. dollars at the average exchange rate for the accrual period, and (B) exchange gain or loss with respect to such accrued market discount shall be determined in the same manner as for accrued interest.

U.S. Holders are urged to consult their own tax advisors regarding potential alternative characterizations of the Exchange for U.S. federal income tax purposes.

Taxation of New Notes, Shares/ADSs and Warrants/ADWs Received that are Allocable to Accrued Interest

The treatment of a payment on a debt instrument that is in default is unclear. Under the Treasury Regulations, such payment is treated as first a payment of interest to the extent of accrued and unpaid interest and then return of principal. However, there is judicial authority that holds such payment is allocated proportionately between principal and unpaid interest. Although not free from doubt, if Oi is required to take a position, Oi plans to treat amounts received on behalf of Accrued Interest as first a payment of accrued but unpaid interest and then a return of principal. Accordingly, although not free from doubt, a U.S. Holder that is an accrual method taxpayer and that receives New Notes, Shares/ADSs and Warrants/ADWs generally should not recognize any taxable income on the portion of such New Notes, Shares/ADSs and Warrants/ADWs received that are allocable to Accrued Interest. Such a U.S. Holder’s adjusted tax basis in such portion of the New Notes, Shares/ADSs and Warrants/ADWs allocable to accrued but unpaid interest generally should equal the amount of such Accrued Interest.

A U.S. Holder that is a cash method taxpayer and that receives New Notes, Shares/ADSs and Warrants/ADWs generally will recognize as ordinary income an amount equal to the Accrued Interest. The portion of the New Notes, Shares/ADSs and Warrants/ADWs that are allocable to the Accrued Interest would have an adjusted tax basis equal to the amount of Accrued Interest.

A U.S. holder’s holding period for the portion of the New Notes, Shares/ADSs and Warrants/ADWs that represent the Accrued Interest would commence on the date immediately following the Settlement Date.

Tax Consequences of U.S. Holders Owning the New Notes

Contingencies

Holders of the New Notes may require Oi to redeem their New Notes in the event of a Change of Control that results in a Rating Decline (see – “Repurchase of the Notes upon a Change of Control”). Under the Regulations regarding New Notes issued with original issue discount (“OID”), if, based on all the facts and circumstances as of the date on which the New Notes are issued, there is a remote likelihood that a contingent redemption option will be exercised, it is assumed that such redemption will not occur and such option will not cause the New Notes to be treated as contingent payment debt instruments, or CPDIs. Oi believes that, as of the expected issue date of the New Notes, the likelihood of such events occurring is for this purpose remote. Oi’s determination is not binding on the IRS, and if the IRS were to challenge this determination, U.S. Holders may be required to accrue income on the New Notes that in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such New Notes before the resolution of the contingency. In the event that such contingency were to occur, it would affect the amount and timing of the income that U.S. Holders recognize. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the New Notes of the CPDI rules and the consequences thereof. The remainder of this discussion assumes that the New Notes will not be treated as CPDIs.

Issue Price of the New Notes

U.S. Holders that participate in the Exchange will be treated for U.S. federal income tax purposes as exchanging their Oi Notes or PTIF Notes, as the case may be, for a unit that consists of the New Notes, Shares/ADSs and Warrants/ADWs (“Units”). U.S. Holders of Units will be required to allocate the issue price of the Units (determined below) between the New Notes, the Shares/ADSs and the Warrants/ADWs based on their relative fair market values (as determined by Oi and made available to holders as described below). The issue price of the Units will depend on whether the Oi Notes and PTIF Notes, and/or the New Notes are “publicly traded” for U.S. federal income tax purposes as of the issue date of the New Notes. The New Notes and/or the Oi Notes and PTIF Notes will be treated as publicly traded for U.S. federal income tax purposes if such New Notes or Oi Notes and PTIF Notes, as the case may be, are traded on an “established market”, within the meaning of applicable Regulations, at any time during a 31-day period ending 15 days after the issue date of the New Notes. The issue date of the Units is the date of the Exchange.

If the constituent components of the Units are publicly traded, the issue price of the Units will be the aggregate fair market value of the constituent components of the Units on the Settlement Date.

Oi expects the constituent components of the Units to be publicly traded within the meaning of the applicable Regulations, and therefore that the issue price of the Units will be equal to the aggregate fair market value of the constituent components of the Units on the Settlement Date. Within ninety (90) days of the issuance of the New Notes, Oi will make reasonably available its determination as to whether the New Notes, Shares/ADSs and Warrants/ADWs were considered publicly traded as of the Settlement Date, the issue price of the Unit, and the allocation of the issue price of the Units among the New Notes, Shares/ADSs and Warrants/ADWs. The Company’s allocation of the issue price of the Units among the New Notes, Shares/ADSs and Warrants/ADWs is binding on each U.S. Holder, unless such Holder explicitly discloses in a statement attached to the Holder’s U.S. federal income tax return that it is taking a different position. U.S. Holders should consult their tax advisors concerning the determination of the issue price of the Units received and the tax consequences thereof.

Interest Payment on the New Notes / Original Issue Discount

The New Notes will be treated as issued with OID if the excess of the New Note’s stated redemption price at maturity over its issue price (as described under the heading “—Issue Price of the New Notes”) equals or exceeds a de minimis amount (0.25 per cent of the New Note’s stated redemption price at maturity multiplied by the number of complete years from its issue date to the maturity). The stated redemption price at maturity is the sum of all payments provided by the debt instrument other than “qualified stated interest”. Qualified stated interest is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. U.S. holders, whether on the cash or accrual method of accounting for U.S. federal income tax purposes, generally must include the OID in gross income (as ordinary income) as it accrues (on a constant yield to maturity basis), regardless of whether cash attributable to such OID is received at such time.

As described under section “Description of New Notes—General—Principal, Maturity and Interest”, for the first three years Oi has the option to pay a combination of PIK Interest and Cash Interest (“PIK/Cash Interest”) in lieu of only paying Cash Interest. Under applicable U.S. Treasury regulations, the New Notes are treated as having alternative payment schedules, a Cash Interest schedule and a PIK/Cash interest schedule and is treated as having qualified stated interest to the extent of the lowest fixed rate at which qualified stated interest would be payable under any schedule. The lowest amount of stated interest under either schedule is 8% per annum. Accordingly, Cash Interest on the New Notes in excess of 8% percent will not be treated as qualified stated interest and will be added to the stated redemption at maturity of the New Notes.

Under applicable U.S. Treasury regulations, for purposes of determining the yield to maturity of the New Notes, Oi will be deemed to have exercised an option if the exercise of that option would lower the yield of the New Notes for U.S. federal income tax purposes. Conversely, if the exercise of such option would increase the yield of the New Notes for U.S. federal income tax purposes, Oi will be deemed to not exercise such option.

In general, the amount of OID included in income by a U.S. Holder of a New Note will be the sum of the “daily portions” of OID on such New Note for all days during the taxable year that the U.S. Holder held such New Note. The daily portions of OID are determined by allocating to each day in an accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of the New Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a New Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined herein) of the New Note at the beginning of the accrual period by the “yield to maturity” (as defined herein) of such New Note (appropriately adjusted to reflect the length of the accrual period). The yield to maturity of a New Note is the discount rate that causes the present value of all payments on the New Note as of its issue date to equal the issue price of the New Note. The adjusted issue price of a New Note at the beginning of an accrual period will generally be the sum of its issue price (determined as set forth above) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all cash payments made with respect to such New Note in all prior accrual periods. The issue date of the New Notes will be the Settlement Date.

For purposes of computing the yield to maturity of the New Notes and the amount of OID attributable to each accrual period, Oi intends to take the position that Oi and each holder are entitled to use a payment schedule in which all of the stated interest on the New Notes is initially assumed to be paid in cash (rather than PIK Interest). This assumption is made solely for U.S. federal income tax purposes and does not constitute a representation by Oi regarding the likelihood that interest on the New Notes will be paid in cash. If, contrary to this assumption, any PIK Interest is actually paid on the New Notes, then solely for the purposes of recomputing the OID accruals on the New Notes going forward, the New Notes will be treated as retired and reissued on the date of such change in circumstances for an amount equal to their then adjusted issue price and the yield to maturity on the New Notes will be redetermined taking into account such change in circumstances.

Any PIK Interest will generally not be treated as a payment of interest on an original Note for U.S. federal income tax purposes. Instead, any PIK Interest together with the original New Note will be treated as a single debt instrument for U.S. federal income tax purposes.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, prospective beneficial owners should consult their own tax advisors regarding their application.

Interest and OID accruals on the New Notes will be treated as foreign source income for U.S. federal income tax purposes. Subject to certain conditions and limitations, foreign taxes, if any, withheld on interest payments may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. Interest on the New Notes generally will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” As an alternative to the tax credit, a U.S. Holder may elect to deduct such taxes (the election would then apply to all foreign income taxes such U.S. Holder paid in that taxable year). The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Treatment of Bond Premium and Acquisition Premium

If a U.S. Holder’s tax basis upon acquisition of a New Note under the Exchange is greater than the New Note’s stated redemption price at maturity (i.e., the sum of all amounts payable on the New Notes other than payments of qualified stated interest), the U.S. Holder will be considered to have acquired the New Note with “bond premium” for U.S. federal income tax purposes. Accordingly, such U.S. holder would not be required to include OID in income with respect to the New Notes. Additionally, a U.S. Holder may elect to amortize bond premium over the remaining term of the New Notes on a constant-yield basis as an offset to interest income (and not as a separate item of deduction), but only as stated interest is taken into account under the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes. A U.S. Holder’s tax basis in the New Note will be reduced by the amount of bond premium so amortized. If a U.S. Holder does not elect to amortize bond premium, the U.S. Holder will be required to report the full amount of stated interest on the New Note as ordinary income, even though the U.S. Holder may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the New Note. An election to amortize bond premium, once made, would apply to all debt instruments held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If U.S. Holders hold New Notes with bond premium, the U.S. Holders should consult their own tax advisors regarding the application of these rules.

A U.S. Holder that has an adjusted basis in a New Note immediately after the exchange which is less than or equal to the stated redemption price at maturity and greater than the issue price of the New Note (any such excess being “acquisition premium”) and that does not have in effect an election to accrue all interest on the New Note on a constant yield basis, may reduce the daily portions of OID on the New Note by a fraction, the numerator of which is the excess of the U.S. Holder’s basis in its New Note immediately after the exchange over the New Note’s issue price, and the denominator of which is the excess of the sum of all amounts payable on the New Note after the date of the acquisition over the New Note’s issue price.

Sale, Exchange, Retirement or Other Taxable Disposition of New Notes

Upon the sale, exchange, retirement or other taxable disposition of a New Note by a U.S. Holder, such Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition (other than accrued but unpaid stated interest which will be taxable as interest), and such Holder’s adjusted tax basis in the New Note determined as described above, decreased by the amount of any amortizable bond premium and increased by any accrued OID. Any such gain or loss will generally be capital gain or loss. Under current law, the maximum marginal U.S. federal income tax rate applicable to the gain recognized by a non-corporate U.S. Holder, generally will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if such Holder’s holding period for the New Notes exceeds one year (i.e., such gain is long-term capital gain). Any gain or loss realized on the sale, exchange, retirement or other taxable disposition of a New Note generally will be treated as U.S. source gain or loss, as the case may be. Consequently, such U.S. Holder may not be able to claim a credit for any Brazilian or other foreign tax imposed upon a disposition of a New Note unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. The deductibility of capital losses is subject to limitations.

Substitution of Oi

The Company may, subject to certain conditions, be replaced and substituted by any Wholly-Owned Subsidiary as principal debtor in respect of the New Notes (see – “Description of New Notes—Substitution of the Issuer”). Depending on the circumstances of such substitution, there may be certain adverse tax consequences to holders, including the recognition of gain or loss and the creation of OID. In addition, the Substituted Debtor and Oi will be required to indemnify and hold harmless each noteholder against all taxes or duties which may be incurred or levied against such holder as a result of any substitution described under “Description of New Notes—Substitution of the Issuer” and which would not have been so incurred or levied had such substitution not been made. Holders are urged to consult their own tax advisors regarding any potential adverse tax consequences to them that may result from our substitution.

Certain U.S. Federal Income Tax Considerations to U.S. Holders of the Warrants, Shares, ADSs and ADWs

Taxation of Warrants, Exercise of Warrants

As discussed above, because the Warrants have an exercise price of the reais equivalent of US$0.01 per common share of Oi, the Warrants are deemed exercised for U.S. federal income tax purposes and, thus, U.S. Holders are treated as having received the underlying Shares (“Warrant Shares”). Accordingly, U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant or ADW and related receipt of a Warrant Share. A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant or ADW should be equal to the sum of (i) the U.S. holder’s initial tax basis in the Warrant or ADW (determined as described above under “—Issue Price of the New Notes”) plus (ii) the U.S. dollar value of the exercise price paid by the U.S. Holder on the exercise of the Warrant or ADW determined at the spot rate of the date of exercise. A U.S. Holder’s holding period for the Warrant Share received will include such U.S Holder’s holding period of the ADW with respect to which it received the Warrant Share.

Sale or Disposition of Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” if a U.S. Holder sells or otherwise disposes of its Warrants or ADWs, the U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that the U.S. Holder realizes (as described more fully below) and its tax basis in its Warrant or ADW, if any, determined in U.S. dollars.

Such gain or loss will be long-term capital gain or loss if the Warrants or ADWs are deemed held for more than one year (potentially subject to the discussion below under “—Passive Foreign Investment Company”). Certain non-corporate U.S. Holder (including individuals) may be eligible for preferential tax rates in respect of long term capital gain. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

The amount realized on a sale or other disposition of Warrants or ADWs for an amount in reais will be the U.S. dollar value of the reais on the date of sale or disposition, or in the case of Warrants or ADWs traded on an established securities market that are sold by a cash basis U.S. Holder or an accrual basis U.S. Holder that so elects, will be based on the exchange rate in effect on the settlement date for the sale. The U.S. Holder also may have exchange gain or loss in connection with the sale or exchange of reais received in respect of the Warrants or ADWs. If an accrual basis U.S. holder makes the election described above, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a Warrant or ADW, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Warrant or ADW. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Deductions for capital losses are subject to limitations.

Treatment of ADSs and ADWs

In general, for U.S. federal income tax purposes, a holder of an ADS evidencing a Share (or an ADW evidencing a Warrant Share) will be treated as the beneficial owner of Shares represented by the applicable ADS or ADW, as the case may be. The U.S. Treasury Department has expressed concern that depositaries for ADSs, or other intermediaries between the holders of ADSs or shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. investors in such ADSs or shares. Such actions include, for example, a pre-release of an ADS by a depositary. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Brazilian taxes, the sourcing rules described below and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each could be affected by future actions that may be taken by the U.S. Treasury Department.

Distributions on the Shares or ADSs

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” in general, the gross amount of a distribution made with respect to a Share or ADS (which for this purpose shall include distributions of interest attributable to shareholders’ equity before any reduction for any Brazilian taxes withheld therefrom) will, to the extent made from the current or accumulated earnings and profits of Oi, as determined under U.S. federal income tax principles, constitute a dividend to a U.S. Holder for U.S. federal income tax purposes. Non-corporate U.S. Holders may be taxed on dividends from a qualified foreign corporation at the lower rates applicable to long-term capital gains (i.e., gains with respect to capital assets held for more than one year). A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares or ADSs that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the ADSs (which are listed on the NYSE), but not the Shares, will be readily tradable on an established securities market in the United States. Thus, subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends that Oi pays on the ADS, but not on the Shares, are expected to meet the conditions required for these reduced tax rates. However, there can be no assurance that the ADSs will be considered readily tradable on an established securities market in this or later years.

Furthermore, a U.S. Holder’s eligibility for such preferential rate is subject to certain holding period requirements and the non-existence of certain risk reduction transactions with respect to the ADSs. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” if a distribution exceeds the amount of the current and accumulated earnings and profits of Oi, it will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the Shares or ADS on which it is paid and thereafter as capital gain. The Company does not maintain calculations of the earnings and profits of Oi under U.S. federal income tax principles. Therefore, U.S. Holders should expect that distributions by Oi generally will be treated as dividends for U.S. federal income tax purposes.

A dividend paid in reais will be includible in the income of a U.S. Holder at its value in U.S. dollars calculated by reference to the prevailing spot market exchange rate in effect on the day it is received by the U.S. Holder in the case of the Shares or, in the case of a dividend received in respect of ADSs, on the date the dividend is received by the depositary, whether or not the dividend is converted into U.S. dollars. Assuming the payment is not converted at that time, the U.S. Holder will have a tax basis in reais equal to that U.S. dollar amount, which will be used to measure gain or loss from subsequent changes in exchange rates. Any gain or loss realized by a U.S. Holder that subsequently sells or otherwise disposes of reais, which gain or loss is attributable to currency fluctuations after the date of receipt of the dividend, will be ordinary gain or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

The gross amount of any dividend paid (which will include any amounts withheld in respect of Brazilian taxes) with respect to any Shares or ADS will be subject to U.S. federal income taxation as foreign source dividend income, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes and certain exceptions for short-term and hedged positions, any Brazilian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability (or at a U.S. Holder’s election, may be deducted in computing taxable income if the U.S. Holder has elected to deduct all foreign income taxes for the taxable year). The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. For this purpose, the dividends should generally constitute “passive category income,” or in the case of certain U.S. Holders, “general category income.” The rules with respect to foreign tax credits are complex, and U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange or Other Disposition of Shares or ADSs

A deposit or withdrawal of Shares by a U.S. Holder in exchange for the ADS that represent such shares will not result in the realization of gain or loss for U.S. federal income tax purposes. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of a Shares or ADS held by the U.S. Holder or the depositary, as the case may be, in an amount equal to the difference between the U.S. Holder’s adjusted basis in its Shares or ADSs (determined in U.S. dollars) and the U.S. dollar amount realized on the sale, exchange or other disposition. If a Brazilian tax is withheld on the sale, exchange or other disposition, the amount realized by a U.S. Holder will include the gross amount of the proceeds of that sale, exchange or other disposition before deduction of the Brazilian tax. In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to capital gain generally will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than, as discussed above, certain dividends) if such holder’s holding period for such Shares or ADS exceeds one year (i.e., such gain is a long-term capital gain). Capital gain, if any, realized by a U.S. Holder on the sale, exchange or other disposition of a Shares or ADS generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, in the case of a disposition or deposit of Shares or ADSs that are subject to Brazilian tax, the U.S. Holder may not be able to use the foreign tax credit for that Brazilian tax unless it can apply the credit against U.S. tax payable on other income from foreign sources in the appropriate income category, or, alternatively, it may take a deduction for the Brazilian tax if it elects to deduct all of its foreign income taxes. The deductibility of capital losses is subject to limitations under the Code.

With respect to the sale or exchange of Shares or ADSs, the amount realized generally will be the U.S. dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. Holder, and (2) the date of disposition in the case of an accrual basis U.S. Holder. If the Shares or ADSs are treated as traded on an “established securities market,” a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale or exchange.

Other Brazilian Taxes

Any Brazilian IOF/Exchange Tax or IOF/Bonds and Securities Tax (as discussed under “—Brazilian Tax Considerations” above) may not be treated as a creditable foreign tax for U.S. federal income tax purposes, although a U.S. Holder may be entitled to deduct such taxes if it elects to deduct all of its foreign income taxes. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of these taxes.

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be a passive foreign investment company (“PFIC”) for U.S. federal tax purposes in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable look-through rules, either:

(i)	at least 75 per cent of its gross income is “passive income”; or

(ii)	at least 50 per cent of the average quarterly value of its gross assets (which may be determined in part by the market value of such corporation’s shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of “passive income”.

Passive income for this purpose generally includes dividends, interest, royalties, rents, and certain gains from commodities (other than commodities sold in an active trade or business) and securities transactions.

For purposes of the PFIC asset test, the aggregate fair market value of the assets of a publicly traded foreign corporation generally is treated as being equal to the sum of the aggregate value of the outstanding stock and the total amount of the liabilities of such corporation (the “Market Capitalization”). In addition, a non-U.S. corporation that directly or indirectly owns at least 25 percent by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. If a non-U.S. corporation is a PFIC for any year during which a U.S. Holder holds its shares or ADSs, it will generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which the U.S. Holder holds its shares or ADSs even if the non-U.S. corporation’s assets and income cease to meet the threshold requirements for PFIC status.

The Company believes that it was not a PFIC for the year ended December 31, 2017. Nevertheless, because PFIC status is determined annually based on Oi’s income, assets and activities for the entire taxable year, it is not possible to determine whether Oi will be characterized as a PFIC for the taxable year ending December 31, 2018, or for any subsequent year, until after the close of the year. Furthermore, because Oi determines the value of its gross assets based on the Market Capitalization test, a decline in the value of its Shares and ADSs may result in Oi becoming a PFIC. Accordingly, there can be no assurance that Oi will not be considered a PFIC for any taxable year. The Company has not obtained an opinion from counsel regarding its PFIC status for any taxable period.

If Oi is or becomes a PFIC (except as discussed below), any excess distribution (generally a distribution in excess of 125% of the average distribution over a three-year period or shorter holding period for the Shares or ADSs) and realized gain will be treated as ordinary income and will be subject to tax as if (1) the excess distribution or gain had been realized ratably over the U.S. Holder’s holding period, (2) the amount deemed realized in each year had been subject to tax in each such year at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before Oi became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (3) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. U.S. Holders should consult their own tax advisors regarding the tax consequences that would arise if Oi were treated as a PFIC.

If Oi is a PFIC for any taxable year during which a U.S. Holder holds the Shares, ADSs, Warrants or ADWs and any of its non-United States subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their own tax advisors about the application of the PFIC rules to any of Oi’s subsidiaries.

If Oi were a PFIC, a U.S. Holder of the Shares, ADSs, Warrants or ADWs may be able to make certain elections that may alleviate certain of the tax consequences referred to above. Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund,” or QEF, election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, Oi does not intend to comply with the necessary accounting and record keeping requirements that would allow a U.S. Holder to make a QEF election with respect to Oi.

If the Shares, ADSs, Warrants or ADWs are “marketable stock,” a U.S. Holder may make a mark-to-market election with respect to Shares or ADSs, as the case may be. If a U.S. Holder makes the mark- to-market election, for each year in which Oi is a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of the Shares, ADSs, Warrants or ADWs as the case may be, at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of the Shares, ADSs, Warrants or ADWs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the Shares, ADSs, Warrants or ADWs as the case may be, will be adjusted to reflect the amount of any such income or loss. Any gain recognized on the sale or other disposition of Shares, ADSs, Warrants or ADWs in a year that Oi is a PFIC will be treated as ordinary income, and any loss recognized on the sale or other disposition of Shares, ADSs, Warrants or ADWs in such a year will be treated as ordinary loss (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Any such amounts of ordinary income will not be eligible for the favorable tax rates applicable to dividend income received from qualified foreign corporations or long-term capital gains. The Shares, ADSs, Warrants or ADWs will be considered “marketable stock” if they are traded on a qualified exchange, other than in de minimis quantities, on at least 15 days during each calendar quarter. The NYSE is a qualified exchange and the BM&FBOVESPA may constitute a qualified exchange for this purpose provided the BM&FBOVESPA meets certain trading volume, listing, financial disclosure, surveillance and other requirements set forth in applicable U.S. Treasury Regulations. However, Oi cannot be certain that Shares, ADSs, Warrants or ADWs will continue to trade on the BM&FBOVESPA or the NYSE, respectively, or that the Shares, ADSs, Warrants or ADWs will be traded on at least 15 days in each calendar quarter in other than de minimis quantities. U.S. Holders should be aware, however, that if Oi were determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of its subsidiaries that also may be determined to be a PFIC, and the mark-to-market election generally would not be effective for such subsidiaries. Each U.S. Holder should consult its own tax advisor to determine whether a mark-to-market election is available and the consequences of making an election if Oi were characterized as a PFIC.

If a U.S. Holder owns Shares, ADSs, Warrants or ADWs of Oi during any year in which Oi was a PFIC, such U.S. Holder generally must file IRS Form 8621 with respect to Oi, generally with the U.S. Holder’s federal income tax return for that year. In addition, dividends that Oi pays will not be eligible for the favorable tax rates applicable to dividend income received from qualified foreign corporations if Oi is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Information Reporting and Backup Withholding

In general, payments of interest (including additional amounts) and the proceeds from sales or other dispositions (including retirements or redemptions) of the Notes held by a U.S. Holder may be required to be reported to the IRS unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact. In addition, a U.S. Holder that is not an exempt recipient may be subject to backup withholding unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability and may entitle you to a refund, provided that the appropriate information is timely furnished to the IRS.

Foreign Financial Asset Reporting

U.S. Holders that own certain foreign financial assets, including debt of foreign entities, with an aggregate value in excess of US$50,000 at the end of the taxable year or US$75,000 at any time during the taxable year (or, for certain individuals living outside the United States and married individuals filing joint returns, certain higher thresholds) may be required to file an information report with respect to such assets with their tax returns. The New Notes and the Shares are expected to constitute foreign financial assets subject to these requirements unless the New Notes or the Shares are held in an account at a financial institution (in which case the account may be reportable if maintained by a foreign financial institution). U.S. Holders should consult their tax advisors regarding the application of the rules relating to foreign financial asset reporting.

Treatment of U.S. Holders of Oi Notes or PTIF Notes that do not surrender their Notes for the Qualified Recovery and Receive the Default Recovery

Characterization of the Default Recovery Principal

The characterization of the Default Recovery Principal is unclear for U.S. federal income tax purposes. The Company, to the extent that it is required to take a position, intends on taking the position that the obligation to pay the Default Recovery Principal constitutes a debt instrument (the “Default Recovery Note”) that is a security for U.S. federal income tax purposes and that such debt instrument does not provide for the payment of any stated interest. U.S. Holders are urged to consult their tax advisors regarding the characterization of the Default Recovery.

Tax Treatment of Exchange of Oi US$ Notes and Oi Euro Notes for the Default Recovery Notes pursuant to the Default Recovery Exchange

Subject to the discussion below regarding payment of accrued but unpaid interest (“—Taxation of Default Recovery Notes Received that are Allocable to Accrued Interest”), a U.S. Holder that exchanges Oi US$ Notes or Oi Euro Notes for the Default Recovery Note pursuant to the Default Recovery (the “Default Recovery Exchange”) should not recognize any loss on the exchange of such notes for the Default Recovery Note and generally should not recognize any gain on the Default Recovery Exchange.    A U.S. Holder’s tax basis in the Default Recovery Notes will be same as such Holder’s tax basis in the Notes exchanged for the Default Recovery Note. The Default Recovery Note will have a holding period that includes the holding period during which such Holder held the Oi US$ Notes or Oi Euro Notes surrendered in the Default Recovery Exchange.

Tax Treatment of Exchange of Oi 2016 Notes for Default Recovery Notes

If the Oi 2016 Notes are considered securities for U.S. federal income tax purposes, the U.S. federal income tax treatment of a U.S. Holder of Oi 2016 Notes that receives Default Recovery Notes in the Default Recovery Exchange would be the same as described above under “—Tax Treatment of Exchange of Oi US$ Notes and Oi Euro Notes for Default Recovery Notes”.

If the Oi 2016 Notes are not considered securities for U.S. federal income tax purposes, the exchange by a U.S. Holder of the Oi 2016 Notes for Default Recovery Notes will be a taxable transaction. Accordingly, subject to the discussion below regarding payment of accrued but unpaid interest (under “—Taxation of Default Recovery Notes Received that are Allocable to Accrued Interest”), such U.S. Holder will recognize gain or loss, if any, in an amount equal to the difference between (i) the issue price of the Default Recovery Notes received (as determined below under “—Issue Price of the Default Recovery Notes”) and (ii) the U.S. Holder’s adjusted tax basis in the Oi 2016 Notes. A U.S. Holder’s adjusted tax basis in an Oi 2016 Note generally will equal the U.S. Holder’s initial cost of the Oi 2016 Note, increased by any market discount previously included in income by the U.S. Holder, and decreased by the amount of any bond premium previously amortized by the U.S. Holder. Except as provided below with respect to exchange gain or loss and accrued market discount, gain or loss from the exchange of an Oi 2016 Note generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Oi 2016 Note for more than one year. Long-term capital gains of non-corporate U.S. Holders are generally eligible for preferential rates of taxation. The ability of a U.S. Holder to deduct a capital loss is subject to limitations under the Code.

Gain or loss on the exchange of Oi 2016 Notes for Default Recovery Notes generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which such U.S. Holder held the Oi 2016 Notes. If the amount of ordinary loss that a U.S. Holder recognizes in these circumstances exceeds certain specified thresholds, such Holder may be required to comply with special rules that require that such amounts be reported to the IRS. U.S. Holders should consult with your tax advisor regarding the possible application of these reporting requirements.

A U.S. Holder’s holding period for the Default Recovery Notes would not include such Holder’s holding period for the Oi 2016 Notes exchanged and will begin on the day after the Default Recovery Exchange. A U.S. Holder’s initial tax basis in the Default Recovery Notes would be the U.S. dollar value of the issue price of such Notes calculated at the spot rate in effect on the date of the Default Recovery Exchange.

Consequences to U.S. Holders of Exchanging PTIF Notes for Default Recovery Notes pursuant to the Default Recovery Exchange

As noted above, because the PTIF Notes were issued by Portugal Telecom International Finance B.V. and not by Oi, Oi intends to take the position that the exchanges of the PTIF Notes for Default Recovery Notes do not qualify as tax-free recapitalizations. Consequently, U.S. Holders that exchange PTIF Notes for Default Recovery Notes will recognize gain or loss on such exchange. However, because the PTIF Notes are guaranteed by Oi, it is possible that the IRS may take a contrary position.

A U.S. Holder who exchanges PTIF Notes for Default Recovery Notes pursuant to the Default Recovery Exchange generally will recognize gain or loss equal to the difference, if any, between (i) the issue price of the Default Recovery Notes received (as determined below under “—Issue Price of the Default Recovery Notes”) and (ii) the U.S. Holder’s adjusted tax basis in the PTIF Notes. A U.S. Holder’s adjusted tax basis in a PTIF Note generally would equal the purchase price of the PTIF Note, increased by market discount, if any, previously taken into account by the holder and reduced by any amortizable bond premium previously amortized by the holder. Except as provided below with respect to exchange gain or loss and accrued market discount, gain or loss from the exchange of PTIF Notes will be long-term capital gain if a Holder held a PTIF Note for more than one year at the time of the exchange. Certain non-corporate U.S. Holders are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The ability of a U.S. Holder to deduct a capital loss is subject to limitations under the Code.

Gain or loss on the exchange of PTIF Notes for Default Recovery Notes hereunder generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which such U.S. Holder held the PTIF Notes. If the amount of ordinary loss that a U.S. Holder recognizes in these circumstances exceeds certain specified thresholds, such Holder may be required to comply with special rules that require that such amounts be reported to the IRS. U.S. Holders should consult with your tax advisor regarding the possible application of these reporting requirements.

A U.S. Holder’s holding period for the Default Recovery Notes would not include such Holder’s holding period for the PTIF Notes exchanged and will begin on the day after the Exchange. A U.S. Holder’s initial tax basis in the New Notes would be the U.S. dollar value of the issue price of such New Notes on the date of the Exchange. Your initial tax basis will be calculated at the spot rate in effect on the date of the Default Recovery Exchange.

In the event that, contrary to our position, the exchange of the PTIF Notes for Default Recovery Notes hereunder is treated as a recapitalization, the U.S. federal income tax consequences to a U.S. Holder of the exchange would be as described under “Tax Treatment of Exchange of Oi US$ Notes and Oi Euro Notes for Default Recovery Notes pursuant to the Default Recovery Exchange.”

Market Discount

If the Oi Notes or PTIF Notes were acquired by the U.S. Holder with market discount, a portion of such gain will be recharacterized as ordinary income as described above under the heading “—Treatment of the Exchange of Oi Notes or PTIF Notes for New Notes and Shares/ADSs, and Warrants/ADWs Pursuant to the Qualified Recovery Settlement—Market Discount”.

Taxation of Default Recovery Notes Received that are Allocable to Accrued Interest

For a discussion of the treatment of accrued interest, see the discussion above under the heading “—Treatment of the Exchange of Oi Notes or PTIF Notes for New Notes and Shares/ADSs, and Warrants/ADWs Pursuant to the Qualified Recovery Settlement—Taxation of New Notes, Shares/ADSs and Warrants/ADWs Received that are Allocable to Accrued Interest”.

Issue Price of the Default Recovery Notes

The issue price of the Default Recovery Notes will depend on whether the relevant series of Oi Notes and PTIF Notes, and/or the Default Recovery Notes are “publicly traded” for U.S. federal income tax purposes as of the issue date of the Default Recovery. Assuming that each series of the Oi Notes, PTIF Notes or the Default Recovery Notes are publicly traded (as discussed above under the heading, Treatment of the Exchange of Oi Notes or PTIF Notes for New Notes and Shares/ADSs, and Warrants/ADWs Pursuant to the Qualified Recovery Settlement—Issue Price of the New Notes”), then the issue price of the Default Recovery Note issued in respect of such series will be its fair market value. Alternatively, if neither the Oi Notes, nor the PTIF Notes, nor the Default Recovery Notes are “publicly traded”, or if the outstanding principal amount of the relevant series of Notes is less than $100 million, then the issue price of the Default Recovery Notes issued in respect of such series will be their “imputed principal amount”. The imputed principal amount is the sum of the present values, as the issue date, of all payments, including payments of stated interest, due under the debt instrument determined by using a discount rate equal to the “test rate”. The test rate for the Default Recovery Notes will be the “long-term applicable Federal rate”. The applicable Federal rates are based on the yield to maturity or outstanding marketable obligations of the United Sates of similar maturities during the one month period ending on the 14th day of the month preceding the month for which the rates are applicable. The IRS publishes the applicable Federal rates for each month in the Internal Revenue Bulletin.    For purposes of determining the “imputed principal amount” of a debt instrument that is subject to a call option, the issuer of such instrument is presumed to exercise an option in a manner that minimizes the instrument’s imputed principal amount. The Default Recovery Principal is due in five equal installments commencing on June 2038 (i.e., 20% of the Default Recovery Principal per year). Additionally, Oi has the option to redeem all of the Default Recovery Notes at a redemption price of 15% of the aggregate amount recognized with respect to all pre-petition credits of the RJ Debtors entitled to the Default Recovery. Accordingly, for purposes of determining the “imputed principal amount”, because the exercise of such redemption option will result in a smaller “imputed principal amount” with respect to the Default Recovery Notes, Oi will be treated as exercising such option.

Within ninety (90) days of the Default Recovery Exchange date, Oi will make reasonably available its determination as to whether the Default Recovery Notes were considered publicly traded as of the Default Recovery Exchange date and the issue prices of the Default Recovery Notes.

Tax Consequences of U.S. Holders owning Default Recovery Notes

Original Issue Discount on the Default Recovery Notes

A U.S. Holder generally must include OID in gross income as it accrues over the term of the notes without regard to such Holder’s regular method of accounting for U.S. federal income tax purposes. In general, the amount of OID included in income by a U.S. Holder of a Default Recovery Note will be the sum of the “daily portions” of OID on such Note for all days during the taxable year that the U.S. Holder held such Note. The daily portions of OID are determined by allocating to each day in an accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of the Default Recovery Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a Default Recovery Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined above) of the Default Recovery Note at the beginning of the accrual period by the “yield to maturity” (as defined herein) of such Note (appropriately adjusted to reflect the length of the accrual period). The yield to maturity of an Default Recovery Note is the discount rate that causes the present value of all payments on the Note as of its issue date to equal the issue price of the Note (which shall be equal to the rate used to determine the “imputed principal amount” as described above, if none of the Oi Notes, PTIF Notes or the Default Recovery Notes are determined to be “publicly traded”). The adjusted issue price of a Default Recovery Note at the beginning of an accrual period will generally be the sum of its issue price (determined as set forth above) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all cash payments made with respect to such Note in all prior accrual periods.

OID on any Default Recovery Note that is a Foreign Currency Note will be determined for any accrual period in euros or reais, as the case may be, and then translated into US dollars in accordance with either of the two alternative methods. Under the first method, such US Holder will recognize income for each taxable year equal to the U.S. dollar value of the euros or reais, as the case may be, accrued for such year determined by translating such amount into US dollars at the average spot rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the US Holder’s taxable year). Alternatively, an accrual basis U.S. Holder may make an election (which must be applied consistently to all debt instruments held by the electing U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the US Holder, and cannot be changed without the consent of the IRS) to translate accrued OID at the spot rate on the last day of the accrual period (or the last day of the taxable year in the case of a partial accrual period), or at the spot rate on the date of receipt, if that date is within five business days of the last day of the accrual period. A U.S. Holder of Default Recovery Note that is a Foreign Currency Note that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, on the date such interest is received, equal to the difference between the U.S. dollar value of such payment, determined at the spot rate on the date the payment is received, and the U.S. dollar value of the interest income previously included in respect of such payment. This exchange gain or loss will be treated as ordinary income or loss, generally will be treated as from U.S. sources and generally will not be treated as an adjustment to interest income or expense.

Treatment of Bond Premium and Acquisition Discount

For a discussion of bond premium and acquisition discount with respect to the Default Recovery Notes see the discussion above under the heading “—Treatment of the Exchange of Oi Notes or PTIF Notes for New Notes and Shares/ADSs, and Warrants/ADWs Pursuant to the Qualified Recovery Settlement—Treatment of Bond Premium and Acquisition Premium”.

Sale, Exchange, Retirement or other Taxable Disposition of the Default Recovery Notes

For a discussion of the tax consequences of U.S. Holders on the sale, exchange, retirement or other taxable disposition of the Default Recovery Notes see the discussion above under the heading “—Treatment of the Exchange of Oi Notes or PTIF Notes for New Notes and Shares/ADSs, and Warrants/ADWs Pursuant to the Qualified Recovery Settlement—Sale, Exchange, Retirement or Other Taxable Disposition of the New Notes”.

Information Reporting and Backup Withholding.

For a discussion of Information Reporting and Backup Withholding with respect to the Default Recovery Notes, see the discussion above under the heading “—Treatment of the Exchange of Oi Notes or PTIF Notes for New Notes and Shares/ADSs, and Warrants/ADWs Pursuant to the Qualified Recovery Settlement—Information Reporting and Backup Withholding”.

Foreign Financial Asset Reporting.

For a discussion of Information Reporting and Backup Withholding with respect to the Default Recovery Notes, see the discussion above under the heading “—Treatment of the Exchange of Oi Notes or PTIF Notes for New Notes and Shares/ADSs, and Warrants/ADWs Pursuant to the Qualified Recovery Settlement—Foreign Financial Asset Reporting”.

Certain Dutch Tax Considerations

This summary solely addresses the principal Dutch tax consequences of the Qualified Recovery and the Default Recovery of Notes and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the Qualified Recovery or the Default Recovery, as the case may be, to a particular holder of Notes will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences relating to the Qualified Recovery and the Default Recovery, as the case may be, to him, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that the Issuer is organized, and that its business will be conducted, in the manner outlined in this Information Statement. A change to such organizational structure or to the manner in which the Issuer conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this Information Statement. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

This summary assumes that each transaction with respect to the Notes is at arm’s length.

The summary in this Certain Dutch tax considerations paragraph does not address the Dutch tax consequences for a Holder of Notes who:

(i)	is a person who may be deemed an owner of Notes for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

(ii)	is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from Notes;

(iii)	is an investment institution as defined in the Dutch Corporation Tax Act 1969;

(iv)	owns Notes in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

(v)	has a substantial interest in the Issuer or a deemed substantial interest in the Issuer for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person – either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes – owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of the issuer, or rights to acquire, directly or indirectly, such an interest in the shares of the issuer or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of the issuer, or, in the case of a cooperative (coöperatie), is entitled to cast at least 5% of the votes in the general meeting of such cooperative, or (b) such person’s shares, rights to acquire shares or profit participating certificates in the issuer are held by him following the application of a non-recognition provision; or

(vi)	is a corporate entity or taxable as a corporate entity and who is resident or deemed to be resident of Aruba, Curaçao or Sint Maarten for tax purposes.

Withholding tax

All payments under the Notes, including the Default Recovery, may be made free from withholding or deduction of or for any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority of or in the Netherlands.

Taxes on income and capital gains

Individuals

If a holder of Notes is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with the Notes, including in relation to the Qualified Recovery or the Default Recovery, as the case may be, except if:

(i)	he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his Notes are attributable to such permanent establishment or permanent representative; or

(ii)	he derives benefits or is deemed to derive benefits from or in connection with Notes that are taxable as benefits from miscellaneous activities performed in the Netherlands.

Corporate entities

If a holder of Notes is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with Notes, including in relation to the Qualified Recovery or the Default Recovery, as the case may be, except if:

(i)	it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its Notes are attributable; or

(ii)	it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its Notes are attributable.

General

A holder of Notes will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the Qualified Recovery Settlement or the performance by the Issuers of their obligations under such documents or under the Notes.

If a holder of Notes is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the documents relating to the Qualified Recovery Settlement or the performance by the Issuers of their obligations under such documents or under the Notes.

Registration taxes and duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the Qualified Recovery Settlement, the performance by the Issuers of their obligations under such documents or under the Notes.

INFORMATION AGENT AND SETTLEMENT AGENT

The Issuers have retained D.F. King as the Information Agent for the Qualified Recovery Settlement. The Issuers will pay the Information Agent customary fees for its services and reimburse it for its properly incurred expenses.

The Issuers have retained The Bank of New York Mellon as the Settlement Agent for the Qualified Recovery Settlement. The Issuers will pay the Settlement Agent customary fees for its services and reimburse it for its reasonable expenses.

PRINCIPAL EXECUTIVE OFFICE OF OI S.A. – IN JUDICIAL REORGANIZATION
Oi S.A. – In Judicial Reorganization Rua Humberto de Campos No. 425, 8th floor Leblon, Rio de Janeiro, RJ 22430-190 Brazil
SETTLEMENT AGENT AND TRUSTEE AND REGISTRAR OF THE NEW NOTES AND ADS DEPOSITARY AND ADW DEPOSITARY
The Bank of New York Mellon 101 Barclay Street, 7th Floor East New York, NY 10286 United States
INFORMATION AGENT Any question regarding the Qualified Recovery Settlement and the settlement procedures set forth in this Information Statement should be directed to the Information Agent.
D.F. King
New York	London
48 Wall Street, 22nd Floor New York, New York 10005 United States	125 Wood Street London EC2V 7AN United Kingdom
Email: oisettlement@dfkingltd.com Settlement Website: https://sites.dfkingltd.com/oisettlement

EXHIBIT A

Form of Acceptance Notice

July [    ], 2018

[Name and Address of Qualified Holder]

Reference is made to the Information Statement, dated June 15, 2018 (as amended from time to time, the “Information Statement”), that set forth the procedures for Qualified Holders to surrender outstanding Notes for a right to receive New Notes, ADSs representing New Shares, PTIF-Held Shares and ADWs representing Warrants. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Information Statement.

Oi hereby gives you notice that:

(i)	you are entitled to receive the Qualified Recovery;

(ii)	US$[ ] in Bondholder Credits have been accepted by the undersigned for settlement; and

(iii)	US$[ ] principal amount of New Notes (CUSIP/ISIN No. ); ADSs (CUSIP No. 670851500) representing [ ] New Shares; ADSs (CUSIP No. 670851500) representing [ ] PTIF-Held Shares; and ADWs (CUSIP/ISIN No. ) exercisable for [ ] ADSs (CUSIP No. 670851500) representing [ ] common shares of Oi will be credited to the account with your custodian from which the Notes were surrendered.

Sincerely,

Oi S.A. – In Judicial Reorganization